   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 29, 1999


                                                      REGISTRATION NO. 333-93611

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                           -------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               RAILAMERICA, INC.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                     3845                                    65-0328006
      (State or other jurisdiction               (Primary Standard Industrial                     (I.R.S. Employer
    of incorporation or organization)             Classification Code Number)                    Identification No.)

                         5300 BROKEN SOUND BLVD., N.W.
                           BOCA RATON, FLORIDA 33487
                                 (561) 994-6015
   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 GARY O. MARINO
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                               RAILAMERICA, INC.
                         5300 BROKEN SOUND BLVD., N.W.
                           BOCA RATON, FLORIDA 33487
                                 (561) 994-6015
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           -------------------------

                  Please send copies of all communications to:

                    FERN S. WATTS, ESQ.                                          SERGE BENCHETRIT, ESQ.
                  GREENBERG TRAURIG, P.A.                                       WILLKIE FARR & GALLAGHER
              1221 BRICKELL AVENUE, SUITE 2200                                     787 SEVENTH AVENUE
                    MIAMI, FLORIDA 33131                                        NEW YORK, NEW YORK 10019
                       (305) 579-0500                                                (212) 728-8000
                    (305) 579-0717 (FAX)                                          (212) 728-8111 (FAX)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of the Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(RAILAMERICA LOGO)                                                (RAILTEX LOGO)


                               December 29, 1999


DEAR FELLOW STOCKHOLDERS:

     The boards of directors of RailAmerica, Inc. and RailTex, Inc. have agreed to a merger in which RailAmerica will acquire RailTex. As a result of the merger, RailTex will become a wholly-owned subsidiary of RailAmerica. The merger will bring together two leading owners and operators of short line and regional freight railroads, and we believe that it will benefit both companies and our stockholders. The accompanying joint proxy statement/prospectus provides you with detailed information about the transaction, and we urge you to read it carefully.

     In the merger, if you are a RailTex stockholder, for each share of RailTex common stock you own on the date of the merger, you will receive $13.50 in cash and 0.66666667 shares of RailAmerica common stock, subject to reallocation to provide less cash and more stock if RailTex fails to sell specified assets for net proceeds of at least $9.0 million. RailAmerica common stock is traded on the Nasdaq National Market under the symbol "RAIL."

     At the RailAmerica special meeting, stockholders will be asked to approve the issuance of shares of RailAmerica common stock in the merger. At the RailTex special meeting, RailTex stockholders will be asked to approve and adopt the merger agreement and approve the merger of a subsidiary of RailAmerica with and into RailTex.

     YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless the stockholders of RailAmerica and the stockholders of RailTex approve the matters related to the merger that are described in this joint proxy statement/prospectus.

     The boards of directors of both companies have approved the merger and unanimously recommend that the stockholders of RailAmerica and RailTex approve the matters related to the merger that are described in this joint proxy statement/prospectus.

     You are entitled to vote at your special meeting if you own shares of RailAmerica common stock or RailTex common stock as of the close of business on December 17, 1999. The dates, times and places of the special meetings are as follows:

            FOR RAILAMERICA STOCKHOLDERS                             FOR RAILTEX STOCKHOLDERS
      Tuesday, February 1, 2000; 10:00 a.m. EST              Tuesday, February 1, 2000; 9:00 a.m. CST
              The Embassy Suites Hotel                                   McNay Art Museum
              661 Northwest 53rd Street                              6000 North New Braunfels
              Boca Raton, Florida 33487                              San Antonio, Texas 78209

     Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us.

     If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposal to be voted on.

     We strongly urge you to read and consider carefully this joint proxy statement/prospectus in its entirety, including the matters referred to under "Risk Factors" beginning at page 11.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE RAILAMERICA COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANYONE WHO TELLS YOU OTHERWISE IS COMMITTING A CRIME.


     This joint proxy statement/prospectus is dated December 29, 1999 and is first being mailed to stockholders on or about December 30, 1999.

                               RAILAMERICA, INC.
                       5300 BROKEN SOUND BOULEVARD, N.W.
                           BOCA RATON, FLORIDA 33487

                      ------------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 1, 2000
                      ------------------------------------

TO THE STOCKHOLDERS OF RAILAMERICA, INC.:


     RailAmerica will hold a special meeting of stockholders on Tuesday, February 1, 2000, at 10:00 a.m., local time, at The Embassy Suites Hotel, 661 Northwest 53rd Street, Boca Raton, Florida 33487 to consider and vote upon the following:


     Proposal to approve the issuance of up to 7,781,811 shares of RailAmerica common stock in the merger of Cotton Acquisition Corp., a wholly-owned subsidiary of RailAmerica, with and into RailTex, Inc. Following the merger, RailTex will be the surviving corporation and a wholly-owned subsidiary of RailAmerica.

     Information regarding the merger agreement and the merger and related matters is contained in the attached joint proxy statement/prospectus and its annexes.

     RailAmerica stockholders of record at the close of business on December 17, 1999 are entitled to notice of, and to vote at, the RailAmerica special meeting and any adjournments or postponements of the special meeting. A list of RailAmerica stockholders entitled to vote at the special meeting will be available for examination during normal business hours, at RailAmerica's principal office, for 10 days prior to the special meeting.

     All RailAmerica stockholders are cordially invited to attend the RailAmerica special meeting in person. Whether or not you expect to attend, we urge you to sign and date the enclosed proxy and return it promptly in the envelope provided. Failure to return a properly executed proxy or to vote at the RailAmerica special meeting will generally have no effect upon the vote.

     THE BOARD OF DIRECTORS OF RAILAMERICA UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER AND THE ISSUANCE OF RAILAMERICA COMMON STOCK IN THE MERGER AND UNANIMOUSLY RECOMMENDS THAT RAILAMERICA STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF RAILAMERICA COMMON STOCK IN THE MERGER.

                                            By order of the RailAmerica board of
                                            directors,

                                            /s/ Gary O. Marino
                                            Gary O. Marino
                                            Chairman of the Board,
                                            President and Chief Executive
                                            Officer
Boca Raton, Florida

December 29, 1999


     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, WE REQUEST THAT YOU COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED PRE-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF RAILAMERICA.

                                 RAILTEX, INC.
                            4040 BROADWAY, SUITE 200
                            SAN ANTONIO, TEXAS 78209

                      ------------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 1, 2000
                      ------------------------------------

TO THE STOCKHOLDERS OF RAILTEX, INC.:

     RailTex will hold a special meeting of stockholders on Tuesday, February 1, 2000, at 9:00 a.m., local time, at the McNay Art Museum, 6000 North New Braunfels, San Antonio, Texas 78209 to consider and vote upon the following:

     Proposal to approve and adopt the agreement and plan of merger by and among RailAmerica, Inc., a Delaware corporation, Cotton Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of RailAmerica, and RailTex and to approve the merger of Cotton Acquisition Corp. with and into RailTex. As a result of the merger, each outstanding share of RailTex common stock will be converted into the right to receive $13.50 in cash and
     0.66666667 shares of RailAmerica common stock, subject to reallocation to provide less cash and more stock if RailTex fails to sell specified assets for net proceeds of at least $9.0 million, and RailTex will become a wholly-owned subsidiary of RailAmerica. A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice.

     Information regarding the merger agreement and the merger and related matters is contained in the attached joint proxy statement/prospectus and its annexes.

     RailTex stockholders of record at the close of business on December 17, 1999 are entitled to notice of, and to vote at, the RailTex special meeting and any adjournments or postponements of the special meeting. A list of RailTex stockholders entitled to vote at the special meeting will be available for examination during normal business hours, at RailTex's principal office, for 10 days prior to the special meeting.

     All RailTex stockholders are cordially invited to attend the RailTex special meeting in person. Whether or not you expect to attend, we urge you to sign and date the enclosed proxy and return it promptly in the envelope provided. Failure to return a properly executed proxy or to vote at the RailTex special meeting will generally have the same effect as a vote against the merger.

     THE BOARD OF DIRECTORS OF RAILTEX UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT RAILTEX STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

                                            By order of the RailTex board of
                                            directors,

                                            /s/ RON A. RITTENMEYER SIGNATURE
                                            Ronald A. Rittenmeyer
                                            Chairman of the Board of Directors,
                                            President and Chief Executive
                                            Officer
San Antonio, Texas

December 29, 1999


     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, WE REQUEST THAT YOU COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED PRE-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF RAILTEX.

     The accompanying joint proxy statement/prospectus provides you with detailed information about the transaction, and we urge you to read it carefully. The joint proxy statement/prospectus also incorporates important business and financial information about RailAmerica and RailTex that is not included in the accompanying documents or delivered with them. You may obtain information about RailAmerica and RailTex from documents filed with the Securities and Exchange Commission or you may obtain them without charge upon written or oral request to RailAmerica or RailTex. See "Where You Can Find More Information" on page 85 for details.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     We have each made forward-looking statements in this document and in documents that are incorporated by reference that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of RailAmerica or RailTex. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of RailAmerica or RailTex and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the risk factors that appear in the section entitled "Risk Factors" beginning on page 11.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS.......................................     1
SUMMARY.....................................................     4
SELECTED UNAUDITED PRO FORMA COMBINED AND HISTORICAL
  FINANCIAL DATA............................................     7
  Selected Unaudited Pro Forma Combined Financial Data......     7
  RailAmerica Selected Historical Consolidated Financial
     Data...................................................     8
  RailTex Selected Historical Consolidated Financial Data...     9
UNAUDITED COMPARATIVE PER SHARE DATA........................    10
COMPARATIVE MARKET PRICE INFORMATION........................    10
RISK FACTORS................................................    11
THE COMPANIES...............................................    21
THE SPECIAL MEETINGS........................................    23
  Purpose, Time and Place...................................    23
  Record Date; Voting Power; Quorum.........................    23
  Votes Required............................................    24
  Voting of Proxies.........................................    24
  Revocability of Proxies...................................    25
  Solicitation of Proxies...................................    26
THE MERGER..................................................    27
  Background of the Merger..................................    27
  Recommendation of the RailAmerica Board and Reasons for
     the Merger.............................................    29
  Recommendation of the RailTex Board and Reasons for the
     Merger.................................................    30
  Opinion of Financial Advisor to RailAmerica...............    32
  Opinion of Financial Advisor to RailTex...................    38
  Financing Commitment......................................    45
  Completion of the Merger; Effective Time..................    46
  Reallocation of Merger Consideration......................    46
  Conversion of Shares; Procedures for Exchange of
     Certificates...........................................    47
  Interests of Certain Persons in the Merger................    47
  Material Federal Income Tax Consequences of the Merger....    49
  Accounting Treatment......................................    50
  Resale of RailAmerica Common Stock........................    50
  Dissenters' Rights........................................    51
THE MERGER AGREEMENT........................................    54
  Terms of the Merger.......................................    54
  Exchange of New Stock Certificates........................    55
  Representations and Warranties............................    56
  Covenants.................................................    57
  No Solicitation of Transactions...........................    58
  Employment Matters........................................    59
  Indemnification and Insurance.............................    59
  Conditions to the Merger..................................    59
  Termination...............................................    61
  Termination Fee and Expenses..............................    62
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................    63
DESCRIPTION OF RAILAMERICA CAPITAL STOCK....................    71
COMPARISON OF RIGHTS OF STOCKHOLDERS OF RAILAMERICA AND
  RAILTEX...................................................    75
REGULATORY MATTERS..........................................    84
LEGAL MATTERS...............................................    84
EXPERTS.....................................................    84
OTHER BUSINESS; REPRESENTATIVES OF AUDITORS.................    85
STOCKHOLDER PROPOSALS.......................................    85

                                                              PAGE
                                                              ----
WHERE YOU CAN FIND MORE INFORMATION.........................    85

ANNEXES

Annex A  Agreement and Plan of Merger dated as of October 14, 1999
Annex B  Opinion of Credit Suisse First Boston Corporation
Annex C  Opinion of Chase Securities, Inc.
Annex D  Excerpt from Texas Business Corporation Act Regarding Dissenters'
Rights

                             QUESTIONS AND ANSWERS

Q. WHAT WILL I RECEIVE AS A RESULT OF THE MERGER?

A. RailAmerica stockholders will continue to hold the same number of shares of RailAmerica stock after the merger. Shares of RailAmerica common stock will be issued in the merger only to RailTex stockholders.

   As a RailTex stockholder, you will receive $13.50 in cash and 0.66666667 shares of RailAmerica common stock in exchange for each share of RailTex common stock you own on the date of the merger. The amount of cash and stock will be reallocated to provide less cash and more stock if RailTex fails to sell specified assets for net proceeds of at least $9.0 million. See "The Merger -- Reallocation of Merger Consideration." RailAmerica will not issue fractional shares but will instead pay you cash for those shares.

Q. WHAT AM I BEING ASKED TO VOTE UPON?

A. RailAmerica stockholders: You are being asked to approve the issuance of up to 7,781,811 shares of RailAmerica common stock in the merger, which represents approximately 40.1% of the outstanding RailAmerica common stock on the date of this joint proxy statement/prospectus. If the merger consideration is not reallocated as discussed above, RailAmerica will issue up to 6,863,198 shares of RailAmerica common stock in the merger, which represents approximately 37.1% of the outstanding RailAmerica common stock on the date of this joint proxy statement/prospectus. This approval is required under the rules of the Nasdaq National Market. The RailAmerica board of directors unanimously approved and adopted the merger agreement and approved the merger and the issuance of RailAmerica common stock in the merger and unanimously recommends voting for approval of the issuance of RailAmerica common stock in the merger.
   RailTex stockholders: You are being asked to approve and adopt the merger agreement and approve the merger of a wholly-owned subsidiary of RailAmerica with and into RailTex. The RailTex board of directors unanimously approved and adopted the merger agreement and approved the merger and unanimously recommends voting for approval and adoption of the merger agreement and approval of the merger.

Q. WHO IS ENTITLED TO VOTE?

A. You are entitled to vote at your stockholders' meeting if you owned shares as of the close of business (5:00 p.m., EST) on December 17, 1999, the record date.

Q. WHAT VOTES ARE REQUIRED TO COMPLETE THE TRANSACTION?

A. RailAmerica stockholders: The proposal requires the approval of a majority of the outstanding shares of RailAmerica common stock that vote on the proposal, provided that the holders of a majority of the outstanding shares of RailAmerica common stock vote or are represented at the meeting.

   RailTex stockholders: The proposal requires the affirmative vote of a majority of the shares of RailTex common stock outstanding on the record date.

Q. AM I ENTITLED TO APPRAISAL RIGHTS?

A. RailAmerica stockholders: Under Delaware law, the stockholders of RailAmerica are not entitled to appraisal rights in connection with the merger.

   RailTex stockholders: Texas law permits RailTex stockholders to dissent from the merger and have the fair market value of their shares appraised and paid to them. The value determined for the shares could be more, less than, or the same as the merger consideration. To dissent, RailTex stockholders must follow specified procedures, including delivering a written objection to the merger prior to the RailTex special meeting and not voting in favor of the merger. For the text of the applicable provisions of the Texas Business Corporation Act, see Annex D. See "The Merger -- Dissenters' Rights."

   RailAmerica may terminate the merger agreement if holders of more than 10% of RailTex common stock deliver written objections or otherwise exercise their dissenters' rights.

Q. WHAT DO I NEED TO DO NOW?

A. Indicate on your proxy card how you want to vote, sign and mail it in the enclosed return envelope as soon as possible, so that your shares will be represented at your stockholders' meeting.

Q. CAN I CHANGE OR REVOKE MY PROXY?

A. You may withdraw your proxy up to and including the day of your stockholders' meeting by following the directions on page 25 and either change your vote or attend your stockholders' meeting and vote in person.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will not vote your RailAmerica or RailTex shares on the proposals related to the merger unless you provide instructions on how to vote. If a RailAmerica stockholder does not instruct the broker how to vote on the proposal to issue RailAmerica common stock in the merger, it will have no effect on the outcome. If a RailTex stockholder does not instruct the broker how to vote on the merger, it will have the effect of a vote against the merger.

Q. SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. If you are a RailTex stockholder, after the merger is completed, we will send you written instructions for exchanging your stock certificates. If you are a RailAmerica stockholder, you should retain your stock certificates, because the merger will not require you to surrender your RailAmerica stock certificates at any time.

        IF YOU HAVE MORE QUESTIONS ABOUT THE MERGER, YOU SHOULD CONTACT:

                           RailAmerica Stockholders:
                               RailAmerica, Inc.
                       5300 Broken Sound Boulevard, N.W.
                           Boca Raton, Florida 33487
                           Attention: Donald Redfearn
                                 (561) 994-6015

                             RailTex Stockholders:
                                 RailTex, Inc.
                            4040 Broadway, Suite 200
                            San Antonio, Texas 78209
                           Attention: Thomas W. Arnst
                                 (210) 841-7600

 IF YOU WOULD LIKE ADDITIONAL COPIES OF THIS JOINT PROXY STATEMENT/PROSPECTUS,
                              YOU SHOULD CONTACT:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                               New York, NY 10010
                                 1-800-322-2885

                                    SUMMARY

     This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annexes, and the documents to which we have referred you. See "Where You Can Find More Information" on page 85. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

THE COMPANIES (PAGE 21)

RAILAMERICA, INC.
5300 Broken Sound Boulevard, N.W.
Boca Raton, Florida 33487
(561) 994-6015

     RailAmerica is a leading owner and operator of short line and regional freight railroads. RailAmerica owns and operates, or has a significant equity interest in, 25 freight railroads with approximately 8,400 miles of track in the United States, Australia, Canada and Chile. RailAmerica also manufactures specialized truck trailers for U.S. governmental and commercial customers.

RAILTEX, INC.
4040 Broadway, Suite 200
San Antonio, Texas 78209
(210) 841-7600

     RailTex is a leading owner and operator of short line freight railroads, concentrated in the southeastern, midwestern, Great Lakes and New England regions of the United States and Eastern Canada. RailTex owns and operates approximately 4,100 miles of track in the United States and Canada and owns investments in two railroads in Brazil.

COTTON ACQUISITION CORP.
5300 Broken Sound Boulevard, N.W.
Boca Raton, Florida 33487
(561) 994-6015

     Cotton Acquisition Corp. is a wholly-owned subsidiary of RailAmerica, which was organized solely to be merged with and into RailTex. Upon completion of the merger, RailTex, as the surviving corporation, will be a wholly-owned subsidiary of RailAmerica.

THE MERGER (PAGE 27)

     In the merger, Cotton will merge with and into RailTex and RailTex will be the surviving corporation and become a wholly-owned subsidiary of RailAmerica. RailTex stockholders will receive $13.50 in cash and 0.66666667 shares of RailAmerica common stock for each share of RailTex they hold at the effective time of the merger. The amount of cash consideration and stock consideration will be reallocated to provide less cash and more stock if RailTex fails to sell specified assets for net proceeds of at least $9.0 million. RailAmerica stockholders will hold the same number of shares of RailAmerica stock after the merger. Shares of RailAmerica common stock will be issued in the merger only to the RailTex stockholders.

REASONS FOR THE MERGER (PAGES 29 AND 30)

     We believe the merger will create the world's largest short line and regional freight rail operator with a more diversified, balanced portfolio of domestic and international rail properties. We expect the combined company to be better positioned to pursue acquisitions of short line and regional freight railroads in the U.S. and in other countries. These and other factors led our boards of directors to determine the merger is fair to, advisable and in the best interests of RailAmerica and the stockholders of RailTex. We are working to complete the merger as soon as possible after the special meetings.

OPINIONS OF FINANCIAL ADVISORS (PAGES 32
AND 38)

     In deciding to approve the merger, our boards considered opinions from our respective financial advisors that the consideration to be paid in the merger is fair, from a financial point of view, to RailAmerica and to the RailTex stockholders. RailAmerica received an opinion from Credit Suisse First Boston Corporation and RailTex received an opinion from Chase Securities, Inc. These opinions are attached as Annexes B and C to this joint proxy statement/ prospectus. We encourage you to read these opinions.

TAX CONSEQUENCES OF THE MERGER (PAGE 49)

     The merger will be fully taxable to RailTex stockholders. That means each RailTex stockholder will recognize a taxable gain or loss equal to the difference between the value of all property received (cash and RailAmerica common stock) and the stockholder's adjusted tax basis in the RailTex common stock exchanged. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

RECORD DATE; VOTING POWER; QUORUM (PAGE 23)

     You are entitled to vote at your special meeting if you own shares of RailAmerica common stock or RailTex common stock as of the close of business on December 17, 1999.

     At the close of business on the record date, 11,645,652 shares of RailAmerica common stock were outstanding and entitled to vote at the RailAmerica special meeting. You will have one vote at the RailAmerica special meeting for each share of RailAmerica common stock you own as of the record date.

     At the close of business on the record date, 9,228,314 shares of RailTex common stock were outstanding and entitled to vote at the RailTex special meeting. You will have one vote at the RailTex special meeting for each share of RailTex common stock you own as of the record date.

OWNERSHIP OF RAILAMERICA FOLLOWING THE MERGER


     RailTex stockholders collectively will receive up to 6,863,198 shares of RailAmerica common stock in the merger based on the fully diluted number of shares of RailTex common stock, subject to reallocation if RailTex fails to sell specified assets for net proceeds of at least $9.0 million. Based on that number and the number of shares of RailAmerica common stock outstanding on December 28, 1999, existing RailTex stockholders will own approximately 37.1% of the RailAmerica common stock outstanding immediately after the merger. If RailTex does not sell any of the specified assets, RailTex stockholders collectively will receive up to 7,781,811 shares of RailAmerica common stock in the merger based on the fully diluted number of shares of RailTex common stock. Based on that number and the number of shares of RailAmerica common stock outstanding on December 28, 1999, existing RailTex stockholders will own approximately 40.1% of the outstanding RailAmerica common stock immediately after the merger.


QUOTATION OF RAILAMERICA STOCK

     It is a condition to the merger that the RailAmerica common stock to be issued in connection with the merger be approved for quotation on the Nasdaq National Market, subject to official notice of issuance. If we complete the merger, stockholders will then be able to trade the shares of RailAmerica common stock they receive in the merger on the Nasdaq National Market. In addition, RailTex stock will no longer be quoted on the Nasdaq National Market or any other exchange.

ACCOUNTING TREATMENT OF THE MERGER (PAGE 50)

     RailAmerica will account for the merger as a purchase of a business, which means that the assets and liabilities of RailTex, including intangible assets, will be recorded in RailAmerica's financial statements at their fair value.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 10)

     RailAmerica and RailTex common stock are both traded on the Nasdaq National Market. On October 13, 1999, the last full trading day prior to the public announcement of the proposed merger, RailAmerica common stock closed at $9.6875 and RailTex common stock closed at $15.50. On December 28, 1999, the last practicable trading day for which information was available before the date of this joint proxy statement/prospectus, RailAmerica common stock closed at $8.9375 and RailTex common stock closed at $17.96875.


INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 47)

     In considering the RailTex board's recommendation to approve the merger, you should be aware that a number of RailTex directors and executive officers have interests in the merger as employees and/or directors that are different from, or in addition to, yours as a RailTex stockholder. These interests include:


          - RailAmerica has entered into a two-year noncompete agreement with Ronald A. Rittenmeyer, Chairman of the Board of Directors, President and Chief Executive Officer of RailTex, for a fee, which will be effective only if we complete the merger;


          - Ronald A. Rittenmeyer, Bruce M. Flohr, Thomas W. Arnst, John M. Hovis and Joseph P. Jahnke, current officers of RailTex, may receive payments under their severance agreements with RailTex that may be triggered by the change of control;

          - Ferd. C. Meyer, Jr. and William G. Pagonis, two current directors of RailTex, will become directors of RailAmerica following the merger;

          - some executive officers of RailTex will remain executive officers of RailTex or become officers of RailAmerica following the merger;

          - RailAmerica will continue the indemnification and insurance for RailTex's directors and officers currently provided by RailTex;

          - RailAmerica will register the shares of RailAmerica stock that any affiliates of RailTex receive in connection with the merger; and
          - the vesting of stock options, stock units, shares of restricted stock and benefits under the non-qualified deferred compensation program held by RailTex directors, officers and employees will accelerate because of the merger.

TERMINATION FEE AND EXPENSES (PAGE 62)

     RailTex must pay RailAmerica a termination fee of $8.0 million in cash, plus incurred and paid expenses of not more than $2.0 million, if the merger agreement is terminated in any of the following circumstances:

          - the RailTex board of directors modifies or withdraws, in a manner adverse to RailAmerica, its approval of the merger or recommendation of the merger to the RailTex stockholders, except if there has been a material adverse change at RailAmerica, or approves or recommends an acquisition proposal by a third party;

          - RailTex enters into any binding agreement with respect to a superior acquisition proposal made by a third party, other than a confidentiality agreement; and

          - the RailTex board resolves to take the actions in either of the items above.

REGULATORY MATTERS (PAGE 84)

     Completion of the merger is subject to exemption or approval by the Surface Transportation Board.

                          SELECTED UNAUDITED PRO FORMA

                     COMBINED AND HISTORICAL FINANCIAL DATA

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     We are providing the following selected unaudited pro forma combined financial data to help stockholders analyze the financial aspects of the merger. This information is only a summary and you should review the more detailed pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus. You should also read it in conjunction with the historical consolidated financial statements (and related notes) included in the annual reports on Form 10-K, the quarterly reports on Form 10-Q and the current reports on Form 8-K that each of RailAmerica and RailTex has filed with the SEC. You should not rely on the pro forma combined information as being indicative of the results that would have been achieved had the companies been combined during the periods presented or the future results that the combined company will experience after the merger. See "Unaudited Pro Forma Condensed Combined Financial Statements" on page 63 and "Where You Can Find More Information" on page 85.

                                                                 YEAR ENDED       NINE MONTHS ENDED
                                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                              -----------------   ------------------
                                                                      (IN THOUSANDS, EXCEPT
                                                                         PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Total revenues..............................................      $368,693             $307,765
Income from continuing operations...........................      $  5,214             $ 12,284
Income per share from continuing operations -- basic........      $   0.23             $   0.63
                                               diluted......      $   0.23             $   0.56
Weighted average number of common shares:
  basic.....................................................        17,794               18,210
  diluted...................................................        18,019               22,089

                                                              SEPTEMBER 30, 1999
                                                              ------------------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA
Working capital.............................................       $  (7,372)
Total assets................................................         840,733
Long-term debt..............................................         407,256
Subordinated debt...........................................         124,285
Stockholders' equity........................................         106,125

RAILAMERICA SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 1998, are derived from RailAmerica's audited consolidated financial statements. The selected consolidated financial data presented below for, and as of the end of, the nine months ended September 30, 1999 and for the nine months ended September 30, 1998 are derived from RailAmerica's unaudited consolidated financial statements. This selected consolidated financial data should be read in conjunction with RailAmerica's audited and unaudited consolidated financial statements and notes and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are incorporated by reference in this joint proxy statement/prospectus.

                                                                                                         NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                  --------------------------------------------------   ---------------------
                                                   1994      1995       1996       1997       1998      1998        1999
                                                  -------   -------   --------   --------   --------   -------   -----------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Operating revenue:
  Transportation -- railroad....................  $ 5,090   $ 6,768   $  9,783   $ 22,024   $ 30,304   $21,352    $ 72,504
  Transportation -- motor carrier...............       --        --         --         --      4,253     3,278          --
  Manufacturing.................................    9,516    17,873     13,638     22,941     39,887    29,785      33,859
  Other.........................................      117       437      2,237      2,472      2,700     1,188       4,710
                                                  -------   -------   --------   --------   --------   -------    --------
        Total operating revenue.................   14,724    25,078     25,658     47,437     77,144    55,603     111,073
Operating expenses..............................   12,495    21,890     21,785     40,118     64,502    46,670      93,262
                                                  -------   -------   --------   --------   --------   -------    --------
Operating income................................    2,229     3,188      3,873      7,319     12,642     8,933      17,811
Other expenses..................................      772     1,111      2,087      3,722      6,606     4,276      12,027
                                                  -------   -------   --------   --------   --------   -------    --------
Income from continuing operations before income
  taxes.........................................    1,457     2,077      1,786      3,597      6,036     4,657       5,784
Provision (benefit) for taxes...................      537       951        706        963      1,570     1,165      (1,454)
                                                  -------   -------   --------   --------   --------   -------    --------
Income from continuing operations...............      920     1,126      1,080      2,634      4,466     3,492       7,238
Discontinued operations.........................       --       258        575        695         65        65          --
                                                  -------   -------   --------   --------   --------   -------    --------
  Net income....................................  $   920   $   868   $    505   $  1,939   $  4,401   $ 3,426    $  7,238
                                                  =======   =======   ========   ========   ========   =======    ========
Basic earnings per common share:
  Continuing operations.........................    $0.30     $0.10      $0.22      $0.32      $0.47     $0.37       $0.59
  Net income per share..........................    $0.30     $0.04      $0.10      $0.23      $0.46     $0.36       $0.59
Diluted earnings per common share:
  Continuing operations.........................    $0.27     $0.10      $0.21      $0.30      $0.44     $0.35       $0.55
  Net income per share..........................    $0.27     $0.04      $0.10      $0.22      $0.44     $0.34       $0.55
Weighted average common shares outstanding:
  Basic.........................................    4,608     4,554      4,966      8,304      9,553     9,509      11,018
  Diluted.......................................    4,746     4,554      5,114      9,396     10,307    10,338      12,789

                                                              AT DECEMBER 31,                               AT SEPTEMBER 30,
                                             --------------------------------------------------             ----------------
                                              1994      1995       1996       1997       1998                     1999
                                             -------   -------   --------   --------   --------             ----------------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital............................  $ 2,364   $ 3,041   $  5,083   $  5,201   $ 14,606                 $ 24,008
Total assets...............................   24,876    40,064     71,565    100,835    145,230                  435,315
Long-term debt.............................   10,407    18,151     40,154     47,798     71,815                  157,554
Subordinated debt..........................    2,062     5,569      3,690      3,478        908                  124,285
Stockholders' equity.......................    6,408     9,149     15,992     26,814     34,760                   62,996

RAILTEX SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 1998, are derived from RailTex's audited consolidated financial statements. The selected consolidated financial data presented below for, and as of the end of, the nine months ended September 30, 1999 and for the nine months ended September 30, 1998 are derived from RailTex's unaudited consolidated financial statements. This selected consolidated financial data should be read in conjunction with RailTex's audited and unaudited consolidated financial statements and notes and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are incorporated by reference in this joint proxy statement/prospectus.

                                                                                                        NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                            -------------------------------------------------------   ----------------------
                                              1994        1995        1996        1997       1998     1998(1)       1999
                                            ---------   ---------   ---------   --------   --------   --------   -----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Operating revenues........................  $  74,528   $ 107,841   $ 121,106   $148,791   $161,020   $117,574    $134,449
        Total operating revenue...........  $  74,528   $ 107,841   $ 121,106   $148,791   $161,020   $117,574    $134,449
Operating expenses........................     61,351      92,186      99,065    125,790    133,368     97,362     110,987
Operating income..........................     13,177      15,655      22,041     23,001     27,652     20,212      23,462
Other expenses............................      1,678       3,981       5,372      6,329      7,021      8,316       7,903
Income from continuing operations before
  income taxes............................     11,499      11,674      16,669     16,672     20,631     13,476      17,727
Provision for taxes.......................      4,618       4,776       6,708      6,048      7,853      5,178       7,173
                                            ---------   ---------   ---------   --------   --------   --------    --------
Income from continuing operations.........      6,881       6,898       9,961     10,624     12,778      8,298      10,554
Cumulative effect of a change in
  accounting principle....................         --          --          --         --      1,703      1,703          --
                                            ---------   ---------   ---------   --------   --------   --------    --------
        Net income........................  $   6,881   $   6,898   $   9,961   $ 10,624   $ 11,075   $  6,595    $ 10,554
                                            =========   =========   =========   ========   ========   ========    ========
Basic earnings per common share:
  Continuing operations...................  $    0.96   $    0.79   $    1.09   $   1.16   $   1.39   $   0.91    $   1.15
  Net income per share....................  $    0.96   $    0.79   $    1.09   $   1.16   $   1.20   $   0.72    $   1.15
Diluted earnings per common share:
  Continuing operations...................  $    0.88   $    0.78   $    1.08   $   1.15   $   1.38   $   0.89    $   1.13
  Net income per share....................  $    0.88   $    0.78   $    1.08   $   1.15   $   1.20   $   0.71    $   1.13
Weighted average common shares
  outstanding:
  Basic...................................      7,157       8,699       9,112      9,153      9,205      9,188       9,206
  Diluted.................................      7,820       8,897       9,231      9,222      9,251      9,239       9,359

                                                            AT DECEMBER 31,                                 AT SEPTEMBER 30,
                                        -------------------------------------------------------             ----------------
                                          1994        1995        1996        1997       1998                     1999
                                        ---------   ---------   ---------   --------   --------             ----------------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.......................  $      86   $   5,042   $    (231)  $ (7,365)  $ (5,223)                $  5,102
Total assets..........................    139,656     204,982     269,470    319,908    362,345                  368,208
Long-term debt........................     33,389      53,911      93,704    120,656    126,550                  120,528
Subordinated debt.....................     10,000       5,000       5,000      5,000      5,000                    5,000
Stockholders' equity..................     72,382     112,602     122,703    133,258    144,148                  155,432

---------------

(1) Restated to reflect adoption of SOP 98-5 as of January 1, 1998.

                      UNAUDITED COMPARATIVE PER SHARE DATA

     The following table sets forth earnings and book value per common share for RailAmerica and RailTex on a historical and pro forma combined basis. You should read this table along with RailAmerica's and RailTex's historical consolidated financial statements incorporated by reference in this joint proxy statement/prospectus (see "Where You Can Find More Information" on page 85) and the unaudited pro forma condensed combined financial statements on page 63. You should not rely on the pro forma combined information as being indicative of the results that would have been achieved had the companies been combined during the periods presented or the future results that the combined company will experience after the merger. Neither RailAmerica nor RailTex has ever paid cash dividends on its common stock.

                                                               RAILTEX     RAILAMERICA   RAILAMERICA
                                                              HISTORICAL   HISTORICAL     PRO FORMA
                                                              ----------   -----------   -----------
Book value per common share:
  September 30, 1999........................................    $16.73        $5.40        $ 5.96
  December 31, 1998.........................................    $15.66        $3.61
Income per share from continuing operations -- basic:
  For the nine months ended September 30, 1999..............    $ 1.15        $0.59        $ 0.63
  For the year ended December 31, 1998......................    $ 1.39        $0.47        $ 0.23
Income per share from continuing operations -- diluted:
  For the nine months ended September 30, 1999..............    $ 1.13        $0.55        $ 0.56
  For the year ended December 31, 1998......................    $ 1.38        $0.44        $ 0.23

                      COMPARATIVE MARKET PRICE INFORMATION


     The following table presents trading information for RailAmerica and RailTex common stock on Nasdaq on October 13, 1999 and December 28, 1999. October 13, 1999 was the last full trading day before our announcement of the signing of the merger agreement. December 28, 1999 was the last practicable trading day for which information was available before the date of this joint proxy statement/prospectus.



                                  RAILAMERICA COMMON STOCK            RAILTEX COMMON STOCK
                                     (DOLLARS PER SHARE)              (DOLLARS PER SHARE)
                                -----------------------------    ------------------------------
                                 HIGH        LOW       CLOSE      HIGH        LOW       CLOSE
                                -------    -------    -------    -------    -------    --------
10/13/99......................  $9.6875    $  9.50    $9.6875    $ 16.00    $ 15.25    $  15.50
12/28/99......................  $8.9375    $8.5938    $8.9375    $ 18.00    $ 17.75    $17.9685


     RailAmerica common stock trades on Nasdaq under the symbol "RAIL." RailTex common stock trades on Nasdaq under the symbol "RTEX."

                                  RISK FACTORS

     You should read and consider carefully each of the following factors, as well as the other information contained in, attached to or incorporated by reference in this document, before you vote on the transaction. Some of the following factors relate specifically to the transaction that we are proposing for your consideration. Others are factors more generally associated with the businesses of the companies.

RISK FACTORS RELATING TO THE MERGER

THE VALUE OF THE MERGER CONSIDERATION WILL FLUCTUATE


     RailTex stockholders will not receive consideration in the merger having a fixed market value. If the merger is completed, each share of RailTex common stock will be converted into $13.50 in cash and 0.66666667 shares of RailAmerica common stock, subject to reallocation if RailTex fails to sell specified assets for net proceeds of at least $9.0 million. See "The Merger -- Reallocation of Merger Consideration." No adjustment will be made to the number of shares of RailAmerica common stock to be received by RailTex stockholders in the event of any increase or decrease in the market price of RailAmerica common stock or RailTex common stock. The market prices of RailAmerica common stock and RailTex common stock when the merger is completed may vary from their prices on the date of the merger agreement, the date of this joint proxy statement/prospectus and the time our respective stockholders vote on the proposals relating to the merger. On October 13, 1999, the last full trading day prior to the execution of the merger agreement, the closing market price of RailAmerica common stock was $9.6875 and the closing market price of RailTex common stock was $15.50. On December 28, 1999, the last practicable trading day for which information was available before the date of this joint proxy statement/prospectus, the closing market price of RailAmerica common stock was $8.9375 and the closing market price of RailTex common stock was $17.96875. During the twelve month period ended December 28, 1999, the closing market price of RailAmerica common stock varied from a low of $7.0625 to a high of $10.875 and the closing market price of RailTex common stock varied from a low of $10.875 to a high of $18.00. Changes in these market prices may result from, among other things:


     - changes in market perceptions of the cost savings and other benefits expected to result from the merger;

     - changes in the business, operations or prospects of RailAmerica or RailTex;

     - variations in RailAmerica's and RailTex's results of operations relative to analysts' expectations;

     - changes in, or the implementation of, laws and regulations affecting the railroad industry; and

     - changes in general market and economic conditions.

     In addition, broad market fluctuations may adversely affect the market price of RailAmerica's common stock. As a result, at the time of the RailAmerica special meeting and the RailTex special meeting, you will not know the exact market value of the RailAmerica common stock that RailTex stockholders will receive when the merger is completed.

COMPLETION OF THE MERGER IS SUBJECT TO RAILAMERICA'S ABILITY TO OBTAIN FINANCING

     RailAmerica will finance the cash portion of the merger consideration and will refinance substantially all of the indebtedness of RailAmerica and RailTex through borrowings under its proposed new credit facilities. RailAmerica has received a financing commitment from Donaldson, Lufkin & Jenrette in connection with the merger and the merger agreement may not be terminated by RailAmerica in the event that RailAmerica fails to consummate that financing or other financing. However, RailAmerica cannot assure you that it will enter into definitive agreements with respect to the new credit facilities. RailAmerica's ability to consummate the financing will depend on the financial condition and results of operations of each of RailAmerica and RailTex, general economic factors, the condition of the financial markets and factors affecting the railroad industry, which may adversely affect the availability of credit overall and the terms on which credit may be available. If RailAmerica does not enter into the new credit facilities, and is otherwise unable to procure alternative financing on terms and conditions that RailAmerica believes are reasonable, RailAmerica would not be able to complete the merger. Because RailAmerica's obligation to complete the merger is not contingent upon the availability of financing, RailAmerica would be in breach of the merger agreement. See "The Merger -- Financing Commitment."

COMPLETION OF THE MERGER IS SUBJECT TO EXEMPTION OR APPROVAL BY THE SURFACE TRANSPORTATION BOARD

     It is a condition to the completion of the merger that RailAmerica and RailTex receive exemption or approval by the Surface Transportation Board. If the parties are unable to obtain this approval without the imposition of any adverse condition, the merger may not be completed.

RAILAMERICA MAY EXPERIENCE DIFFICULTY IN INTEGRATING THE OPERATIONS OF THE TWO COMPANIES AND IN REALIZING THE BENEFITS OF THE MERGER

     The merger involves the integration of separate companies that have previously operated independently and have different corporate cultures, locations, employees, policies and systems. The process of combining the companies may be disruptive to their businesses and may cause an interruption of, or a loss of momentum in, these businesses as a result of the following difficulties, among others:

     - loss of key employees or customers;

     - possible inconsistencies in standards, controls, procedures and policies among the two companies and the need to implement company-wide financial, accounting, information and other systems;

     - failure to maintain the quality of services that the companies have historically provided;

     - the need to coordinate geographically diverse organizations; and

     - the diversion of management's attention from the day-to-day business of RailAmerica as a result of the need to deal with the above disruptions and difficulties and the need to add management resources to do so.

     These disruptions and difficulties, if they occur, may cause RailAmerica to fail to realize the cost savings, revenue enhancements and other benefits that it currently expects to result from that integration and may cause material adverse short- and long-term effects on the operating results and financial condition of RailAmerica.

RAILAMERICA MAY NOT REALIZE THE ANTICIPATED COST SAVINGS AND OTHER BENEFITS

     Even if RailAmerica is able to integrate the operations of the two companies successfully, there can be no assurance that the integration will result in the realization of the full benefits of the cost savings, revenue enhancements or other benefits that it currently expects to result or that the benefits will be achieved within the anticipated time frame. The cost savings and other synergies from the merger may be offset by:

     - costs incurred in integrating the companies; and

     - increases in other expenses, operating losses or problems in the business unrelated to the merger.

RAILAMERICA WILL HAVE SUBSTANTIAL DEBT AND DEBT SERVICE REQUIREMENTS WHICH COULD HAVE ADVERSE CONSEQUENCES ON ITS BUSINESS


     Substantially all of the outstanding indebtedness of RailAmerica and RailTex is expected to be refinanced. In the financing, RailAmerica currently expects to borrow amounts under the new senior secured term loan facilities and bridge financing not to exceed $480.0 million in the aggregate. RailAmerica may also borrow up to an additional $50.0 million under the new revolving credit facility. See "The Merger -- Financing Commitment." A portion of the proposed credit facilities is expected to consist of bridge financing. The interest rates on the bridge financing will increase at specified intervals until repaid. As a result of the financing, RailAmerica will incur significant debt and debt service obligations. The degree to which RailAmerica is leveraged could have important consequences, including the following:


     - RailAmerica's ability to obtain additional financing in the future for working capital, capital expenditures, potential acquisition opportunities, general corporate purposes or other purposes may be impaired;

     - a substantial portion of RailAmerica's cash flow from operations must be dedicated to the payment of principal of and interest on its indebtedness;

     - RailAmerica may be more vulnerable to economic downturns, may be limited in its ability to withstand competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions; and

     - fluctuations in market interest rates will affect the cost of RailAmerica's borrowings to the extent not covered by interest rate hedge agreements because interest under a portion of the new credit facilities will be payable at variable rates.

     RailAmerica's ability to service its indebtedness will depend on its future performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors. A number of these factors are beyond RailAmerica's control. If RailAmerica were unable to service its indebtedness, it would be forced to pursue one or more alternative strategies, such as selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital, which may substantially dilute the ownership interest of holders of its common stock. RailAmerica cannot assure you that any of these strategies could be effected on satisfactory terms, if at all.

RAILAMERICA'S NEW CREDIT FACILITIES WILL CONTAIN COVENANTS THAT SIGNIFICANTLY RESTRICT ITS OPERATIONS

     RailAmerica's new credit facilities will contain numerous covenants imposing significant financial and operating restrictions on its business. These covenants will place restrictions on RailAmerica's ability to, among other things:

     - incur more debt;

     - pay dividends, redeem or repurchase its stock or make other distributions;

     - make acquisitions or investments;

     - use assets as security in other transactions;

     - enter into transactions with affiliates;

     - merge or consolidate with others;

     - dispose of assets or use asset sale proceeds;

     - create liens on its assets; and

     - extend credit.

     The new credit facilities will also contain financial covenants that will require RailAmerica to meet a number of financial ratios and tests. RailAmerica's ability to meet these ratios and tests and to comply with other provisions of the new credit facilities can be affected by events beyond its control. RailAmerica's failure to comply with the obligations in the new credit facilities could result in an event of default under the new credit facilities, which, if not cured or waived, could permit acceleration of the indebtedness or other indebtedness which could have a material adverse effect on RailAmerica.

AN INCREASED NUMBER OF SHARES OF RAILAMERICA COMMON STOCK IN THE MARKET MAY ADVERSELY IMPACT THE MARKET PRICE OF ITS COMMON STOCK


     Sales of large amounts of RailAmerica common stock in the public market after completion of the merger could adversely affect the prevailing market price of the common stock, even if RailAmerica's business is doing well. These potential sales could also impair RailAmerica's ability to raise additional capital through the sale of equity securities. If the merger is completed without reallocation of the merger consideration, approximately 6,863,198 shares of RailAmerica common stock will be issued to holders of RailTex common stock in the merger and approximately 18,508,850 shares of RailAmerica common stock will be outstanding, based upon the number of outstanding shares of common stock of RailAmerica as of December 28, 1999. If the merger is completed and $9.0 million of the merger consideration is reallocated, approximately 7,781,811 shares of RailAmerica common stock will be issued to holders of RailTex common stock in the merger and approximately 19,427,463 shares of RailAmerica common stock will be outstanding, based upon the number of outstanding shares of RailAmerica common stock as of December 28, 1999. See "The Merger -- Reallocation of Merger Consideration." All of these shares of RailAmerica common stock issued in connection with the merger will be either freely tradeable without restriction or registered for resale by the holders.


FAILURE TO COMPLETE THE MERGER COULD ADVERSELY AFFECT RAILTEX AND RAILAMERICA

     No assurance can be given that the merger will be consummated. If the merger is not consummated, RailTex and RailAmerica will have incurred substantial expenses in connection with the merger. If the merger agreement is terminated under certain circumstances, RailTex is required to pay RailAmerica a termination fee of $8.0 million and incurred and paid expenses of up to $2.0 million. See "The Merger Agreement--Termination Fees and Expenses."

RISKS RELATING TO RAILAMERICA'S ONGOING OPERATIONS FOLLOWING COMPLETION OF THE MERGER

RAILAMERICA'S INABILITY TO CONTINUE TO ACQUIRE BUSINESSES OR SUCCESSFULLY INTEGRATE THE BUSINESSES ACQUIRED COULD HAVE ADVERSE CONSEQUENCES ON ITS BUSINESS

     RailAmerica has experienced significant growth through acquisitions and intends to continue to maintain an acquisition program. Acquisitions result in greater administrative burdens and operating costs and, to the extent financed with debt, additional interest costs. RailAmerica cannot assure you that it will be able to successfully manage or integrate the acquired companies or businesses, including the four companies acquired by RailAmerica in 1999. See "The Companies -- RailAmerica -- Recent Developments". The risks involved in attempting to integrate any acquired companies or businesses would be the same types of risks described above with respect to the merger.

     The success of RailAmerica's acquisition program will depend on, among other things:

     - the availability of suitable candidates;

     - the ability of RailAmerica to value those candidates accurately and negotiate favorable terms for those acquisitions;

     - the availability of funds to finance acquisitions; and

     - the availability of management resources to oversee the integration and operation of the acquired businesses.

     Financing for acquisitions may come from several sources, including cash on hand and proceeds from the incurrence of indebtedness or the issuance of additional common stock, preferred stock, convertible debt or other securities. The issuance of any additional securities could, among other things:

     - result in substantial dilution of the percentage ownership of the stockholders of RailAmerica at the time of issuance;

     - result in substantial dilution of RailAmerica's earnings per share;

     - adversely affect the prevailing market price for the RailAmerica common stock; and

     - in the case of debt securities, result in increased indebtedness, which could negatively affect RailAmerica's liquidity and operating flexibility.

IF RAILAMERICA DOES NOT SUCCESSFULLY IMPLEMENT ITS BUSINESS STRATEGY, IT MAY NOT BE ABLE TO REPAY OR REFINANCE ITS DEBT

     RailAmerica may not be able to successfully implement its business strategy or realize its anticipated financial results. Accordingly, its cash flows and capital resources may not be sufficient to pay the interest charges on and principal payments of its indebtedness and dividends on its preferred stock. Failure to pay its interest expense or make its principal payments would result in a default. A default, if not waived, could result in acceleration of its indebtedness, in which case the debt would become immediately due and payable. If this occurs, RailAmerica may be forced to reduce or delay capital expenditures and implementation of its business strategy, sell assets, obtain additional equity capital or refinance or restructure all or a portion of its outstanding debt. In the event that it is unable to do so, RailAmerica may be left without sufficient liquidity and may not be able to repay its debt. In that case, the lenders would be able to foreclose on its assets. Even if new financing is available, it may not be on terms that are acceptable to RailAmerica.

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

RAILAMERICA FACES COMPETITION FROM OTHER MODES OF TRANSPORTATION AND FROM OTHER RAIL OPERATORS

     RailAmerica's primary source of competition in its rail operations comes from trucks. While RailAmerica must build or acquire and maintain its rail system, trucks are able to use public roadways. Any future expenditures materially increasing the roadway system in the locations in which it operates, or legislation granting materially greater latitude for trucks with respect to size or weight limitations, could have a material adverse effect on RailAmerica's results of operations and financial condition.

     In addition, RailAmerica competes for acquisitions with other rail operators. Some of these competitors are larger and have significantly greater resources than RailAmerica does and may possess greater local market knowledge.

     The truck trailer manufacturing industry is highly competitive and has relatively low barriers to entry. Kalyn, RailAmerica's truck trailer manufacturing subsidiary, competes with a number of other trailer manufacturers, some of which are larger and have greater financial resources than Kalyn. Furthermore, Kalyn's products compete with alternative forms of shipping, such as intermodal containers. RailAmerica cannot assure you that Kalyn will be able to continue to compete effectively for existing or potential customers or with alternative forms of shipping containers.

RAILAMERICA'S BUSINESS MAY BE ADVERSELY AFFECTED BY NEGATIVE CONDITIONS IN THE AGRICULTURAL INDUSTRY BECAUSE A SUBSTANTIAL PORTION OF ITS RAILROAD TRAFFIC CONSISTS OF AGRICULTURAL COMMODITIES

     Factors that negatively affect the agricultural industry in the regions in which RailAmerica operates could have a material adverse effect on its results of operations and financial condition. These factors include weather conditions, international and domestic supply and demand, and fluctuations in agricultural prices. RailAmerica believes that upon completion of the merger, agricultural commodities will continue to represent a principal component of its rail traffic base.

RAILAMERICA IS SUBJECT TO THE RISKS OF DOING BUSINESS IN FOREIGN COUNTRIES

     RailAmerica has railroad operations in Australia, Chile and Canada. Upon completion of the merger it will also have operations in Mexico and Brazil. It may also consider acquisitions in other foreign countries. The risks of doing business in foreign countries include:

     - adverse changes in the economy of those countries;

     - adverse effects of currency exchange controls;

     - restrictions on the withdrawal of foreign investment and earnings;

     - government policies against ownership of businesses by non-nationals; and

     - the potential instability of foreign governments.

     RailAmerica's operations in foreign countries are also subject to economic uncertainties, including among others, risk of renegotiation or modification of existing agreements or arrangements with governmental authorities, exportation and transportation tariffs, foreign exchange restrictions and changes in taxation structure.

BECAUSE SOME OF RAILAMERICA'S SIGNIFICANT SUBSIDIARIES TRANSACT BUSINESS IN FOREIGN CURRENCIES, FUTURE EXCHANGE RATE FLUCTUATIONS MAY ADVERSELY AFFECT RAILAMERICA'S RESULTS OF OPERATIONS

     While RailAmerica's operations are predominantly in U.S. dollars, some of its significant subsidiaries transact business in foreign currencies, including the Australian dollar, the Canadian dollar and the Chilean peso. Changes in the relation of these and other currencies to the U.S. dollar could affect its revenues, result in exchange losses and result in the writedown of its investments in those foreign countries. The impact of future exchange rate fluctuations on its results of operations cannot be accurately predicted. RailAmerica does not engage or intend to engage in hedging. However, if circumstances change, RailAmerica may seek to limit its exposure to the risk of currency fluctuations by engaging in hedging or other transactions. These transactions could expose it to substantial risk of loss. RailAmerica cannot assure you that it will successfully manage its exposure to currency fluctuations.

YEAR 2000 COMPLICATIONS MAY DISRUPT RAILAMERICA'S AND RAILTEX'S OPERATIONS AND HARM THEIR BUSINESSES

     Some of the software and hardware products RailAmerica uses in its international operations may not be Year 2000 compliant. In addition, RailTex has determined that some components of its information technology infrastructure are not Year 2000 compliant. These components include servers, components of its wide area network and personal computer software packages. Furthermore, some of RailTex's telephone systems, dispatching systems and other railroad equipment are not Year 2000 compliant. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions and interchange information with connecting railroads or engage in similar normal business activities. Operating failures of switching, crossing and other systems could result in accidents for which RailTex and ultimately RailAmerica could be liable. RailAmerica and RailTex have commenced projects to develop and implement new systems to replace those non-compliant products; however, some of these projects may not be completed prior to December 31, 1999.

     RailAmerica also relies on customers and other third parties who provide services or access to infrastructure in its railroad and manufacturing operations and RailTex relies on third parties in its railroad operations. RailAmerica and RailTex have initiated efforts to evaluate the status of these third parties' Year 2000 compliance efforts and to determine alternatives and contingency plan requirements. An inability of a connecting railroad to process information could cause delays in services to customers and could adversely affect RailAmerica's or RailTex's ability to invoice and collect on shipments. Failure of a third party supplier to deliver materials to RailAmerica's trailer manufacturing facilities could cause either a slowdown in production or a temporary shutdown of the facility.

     The failure to correct a material Year 2000 problem could result in an interruption in, or failure of, some of RailAmerica's normal business activities or operations. These failures could materially and adversely affect its results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of its customers and third party suppliers, RailAmerica is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on its results of operations, liquidity or financial condition.

RAILAMERICA IS SUBJECT TO SIGNIFICANT GOVERNMENTAL REGULATION OF ITS RAILROAD AND MANUFACTURING OPERATIONS AND THE FAILURE TO COMPLY WITH THESE REGULATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON IT

     RailAmerica is subject to governmental regulation by a number of foreign, federal, state and local regulatory authorities with respect to its railroad and manufacturing operations, the rates it charges and a variety of health, safety, labor, environmental and other matters. Governments may change the legislative framework within which RailAmerica operates without providing it with any recourse for any adverse effects that the change may have on its business. Also, some of the regulations require RailAmerica to obtain and maintain various licenses, permits and other authorizations and RailAmerica cannot be sure that it will continue to be able to do so.

     Additionally, in Australia, where a significant portion of RailAmerica's operations are located, the applicable legislative framework enables third party rail operators to gain access to the railway infrastructure on which it operates. As part of this regime, RailAmerica has executed, and may be required to execute, access agreements governing access to the railway infrastructure. RailAmerica may be required to make significant expenditures and incur significant expenses in order to comply with the applicable regulatory framework and these access agreements.

RAILAMERICA MAY BE REQUIRED TO PAY PENALTY FEES UNDER SOME CIRCUMSTANCES TO A THIRD PARTY RAIL OPERATOR THAT HAS ACCESS TO THE AUSTRALIAN RAILWAYS

     An access agreement with a third party rail operator in Australia contains penalty provisions if trains using the railway infrastructure are delayed, early or cancelled under a variety of circumstances. The formulas for calculation of the penalty are complex. The penalties apply unless the penalty event is primarily due to force majeure, which includes events such as natural disasters, war, changes in applicable laws, power shortages and Year 2000 events. RailAmerica cannot assure you that it will not incur significant penalties under the Australian access agreement.

RAILAMERICA AND RAILTEX COULD INCUR SIGNIFICANT COSTS UNDER APPLICABLE ENVIRONMENTAL LAWS AND REGULATIONS

     RailAmerica's and RailTex's railroad operations and real estate ownership and RailAmerica's manufacturing operations are subject to extensive foreign, federal, state and local environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters, handling, storage, transportation and disposal of waste and other materials and cleanup of hazardous material or petroleum releases. RailAmerica and RailTex may be subject to allegations or findings to the effect that either has violated, or is strictly liable under, these laws or regulations. RailAmerica and RailTex could incur significant costs as a result. RailAmerica and RailTex may be required to incur significant expenses to investigate and remediate environmental contamination. Some reports prepared in connection with RailAmerica's recent acquisitions of the business of V/Line Freight Corporation and The Toledo, Peoria and Western Railroad Corporation identified a number of contaminated sites on the properties leased or licensed to it, which RailAmerica may be required to remediate. In addition, some transactions, including the merger, may subject RailAmerica or RailTex to various requirements to investigate and remediate contamination at other properties.

BECAUSE RAILAMERICA AND RAILTEX DEPEND ON CLASS I CARRIERS FOR THEIR NORTH AMERICAN OPERATIONS, THEIR BUSINESSES AND FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED IF RAILAMERICA'S AND RAILTEX'S RELATIONSHIPS WITH CLASS I CARRIERS DETERIORATE

     The railroad industry in the United States and Canada is dominated by a small number of Class I carriers that have substantial market control and negotiating leverage. Almost all of the traffic on RailAmerica's and RailTex's North American railroads is interchanged with Class I carriers. A decision by any of these Class I carriers to discontinue transporting commodities or to use alternate modes of transportation, such as motor carriers, could have a material adverse effect on RailAmerica's business and results of operations. The ability to provide rail service to customers in North America depends in large part upon RailAmerica's and RailTex's ability to maintain cooperative relationships with Class I carriers with respect to, among other matters, freight rates, car supply, reciprocal switching, interchange and trackage rights. A deterioration in the operations of or service provided by those interchange partners, or in their relationship with these interchange partners, would adversely affect RailAmerica's business. In addition, much of the freight transported by RailAmerica's and RailTex's railroads in North America moves on railcars supplied by Class I carriers. If the number of railcars supplied by Class I carriers is insufficient, RailAmerica may not be able to obtain replacement railcars on favorable terms and shippers may seek alternative forms of transportation.

     Portions of RailAmerica's and RailTex's North American rail properties are operated under leases, operating agreements or trackage rights agreements with Class I carriers. Failure of their railroads to comply with these leases and agreements in any material respect could result in the loss of operating rights with respect to these rail properties, which would adversely affect RailAmerica's results of operations and financial condition. In addition, traditionally Class I carriers also have been significant sources of business for RailAmerica and RailTex, as well as sources of potential acquisition candidates as they continue to divest themselves of branch lines to smaller rail operators. Because RailAmerica and RailTex depend on Class I carriers for their North American operations, RailAmerica's business and financial results may be adversely affected if the relationships with those carriers deteriorate.

BECAUSE RAILAMERICA'S TRAILER MANUFACTURING OPERATIONS DEPEND ON GOVERNMENT PURCHASES, ITS BUSINESS MAY BE ADVERSELY AFFECTED IF ORDERS PLACED BY GOVERNMENT ENTITIES DECREASE

     For the years ended December 31, 1997 and 1998, approximately 37% and 35%, respectively, of Kalyn's revenue was derived from sales of truck trailers to U.S. governmental customers. For the nine months ended September 30, 1999, approximately 26% of Kalyn's revenue was derived from sales to these customers. The majority of these sales are to the General Services Administration, known as the GSA, the purchasing arm of non-military agencies, and to the United States Tank Automotive Command, known as TACOM, a Department of Defense unit established to consolidate purchases for various branches of the military. Budget reductions or other factors may cause the GSA or TACOM to substantially decrease their orders for new trailers.

BECAUSE THE INDUSTRY DEMAND FOR TRUCK TRAILERS IS CYCLICAL, FUTURE ECONOMIC DOWNTURNS OR CYCLICAL DECREASES IN DEMAND FOR TRUCK TRAILERS MAY HAVE A MATERIAL ADVERSE EFFECT ON RAILAMERICA'S BUSINESS

     Unit sales of new truck trailers have historically been subject to substantial variation. Sales of new truck trailers have historically been subject to a five- to seven-year replacement cycle. Additionally, periods of economic recession in the United States have previously resulted in declines in the profitability of the trucking industry. Future decreases in the demand for truck trailers due to economic downturns or cyclical decreases would likely have a material adverse effect on RailAmerica's business and results of operations.


     In November 1999, RailAmerica announced its intention to sell Kalyn, its specialty truck trailer manufacturing business. Kalyn has historically been a significant source of revenues and cash flows for RailAmerica. The sale of Kalyn would reduce RailAmerica's leverage and debt service obligations but also eliminate the cash flows from Kalyn's operations and reduce RailAmerica's diversification.

A LONG-TERM INTERRUPTION IN THE OPERATION OF RAILAMERICA'S PLANTS FROM A NATURAL DISASTER OR OTHER CAUSES, WHETHER OR NOT COVERED BY INSURANCE, COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS BUSINESS AND RESULTS OF OPERATIONS

     RailAmerica's trailer manufacturing operations consist of two facilities in Texas and Canada which currently operate at approximately 80% and 50% of their respective capacities. Although RailAmerica believes that its manufacturing capacity could be increased through the expansion of its manufacturing facilities or the addition of a partial second work shift, these capacity increases would increase the marginal cost of producing truck trailers. Sustained growth of production and, in turn, net sales of RailAmerica's manufacturing operations are dependent on its ability to increase production efficiency. In the years ended December 31, 1996 through 1998, sales from its trailer manufacturing operations accounted for between 48% and 53% of RailAmerica's total revenue. For the nine months ended September 30, 1999, on a pro forma basis giving effect to the acquisition of the business of V/Line Freight Corporation, however, sales from its trailer manufacturing operations accounted for only 11% of its total revenue. A long-term interruption in the operation of RailAmerica's plants from a natural disaster or other causes, whether or not covered by insurance, could have a material adverse effect on its business and results of operations.

SOME EMPLOYEES BELONG TO LABOR UNIONS AND STRIKES OR WORK STOPPAGES COULD ADVERSELY AFFECT OPERATIONS

     RailAmerica and RailTex are parties to collective bargaining agreements with various labor unions in the United States, Australia, Chile and Canada, some of which expire in the next two years. Under those agreements, RailAmerica and RailTex currently employ approximately 1,325 full-time employees. Contracts are subject to ratification or negotiations are pending regarding approximately 153 employees. The inability to negotiate acceptable contracts with these unions could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers. If the unionized workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized, RailAmerica could experience a significant disruption of its operations and higher ongoing labor costs.

RAILAMERICA MAY FACE LIABILITY FOR CASUALTY LOSSES THAT ARE NOT COVERED BY INSURANCE

     RailAmerica and RailTex have obtained insurance coverage for losses arising from personal injury and for property damage in the event of derailments or other accidents or occurrences. However, losses or other liabilities may arise that are not covered by insurance. In addition, under catastrophic circumstances RailAmerica's or RailTex's liability could exceed the insurance limits. Insurance is available from a limited number of insurers and may not continue to be available or, if available, may not be obtainable on terms acceptable to RailAmerica.

RAILAMERICA MAY BE REQUIRED TO ISSUE WARRANTS WHICH MAY BE DILUTIVE TO ITS OTHER SHAREHOLDERS

     Under RailAmerica's bridge loan with Barclays Bank PLC, RailAmerica has the option to convert the bridge loan into a term loan that would mature April 30, 2009. RailAmerica intends to refinance the bridge loan in connection with the merger. However, if the bridge loan is not refinanced and RailAmerica exercises its option to convert the bridge loan on or before April 30, 2000, RailAmerica will be required to pay an additional fee of 1% of the commitment and issue warrants to purchase a number of shares equal to 10% of RailAmerica's outstanding common stock at an exercise price per share equal to the closing price on the trading day immediately preceding April 30, 2000. These warrants expire five years from the date of issuance. If this occurs, RailAmerica's stockholders may suffer dilution and the market price of RailAmerica's common stock may be adversely affected.

     A portion of RailAmerica's proposed financing from DLJ will consist of bridge financing. If the bridge financing remains outstanding for more than one year, RailAmerica will be required to issue warrants to purchase a total of up to 3.5% of the fully diluted common stock of RailAmerica to the lenders. One-eighth of the total number of warrants would be issued every 90 days following the first anniversary of the closing of the bridge financing for so long as the bridge financing remains unpaid. The warrants will be exercisable at the fair market value of RailAmerica's common stock and will expire seven years after the date of issuance. If the warrants are issued, RailAmerica's stockholders may suffer dilution and the market price of RailAmerica's common stock may be adversely affected.


                                 THE COMPANIES

RAILAMERICA

     RailAmerica is a leading owner and operator of short line and regional freight railroads. RailAmerica owns and operates, or has a significant equity interest in, 25 freight railroads with approximately 8,400 miles of track in the United States, Australia, Canada and Chile. RailAmerica also manufactures specialized truck trailers for U.S. governmental and commercial customers.

     RailAmerica is a Delaware corporation with executive offices located at 5300 Broken Sound Boulevard, N.W., Boca Raton, Florida 33487. Its telephone number is (561) 994-6015.

  Recent Developments

     On November 12, 1999, RailAmerica announced a plan to sell its specialty truck trailer manufacturing subsidiary business, Kalyn, and retained the investment banking firm of ING Barings LLC to facilitate the sale. As of the date of this joint proxy statement/prospectus, RailAmerica has not entered into any agreement to sell Kalyn. If RailAmerica completes a sale of Kalyn prior to the closing of the merger, the proceeds of the sale will be used to repay RailAmerica debt and finance the merger.

     In October 1999, RailAmerica sold its minority interest in Great Southern Railway, which operates a passenger line in Australia, to Serco Group Plc.

     RailAmerica completed the following four acquisitions in 1999:

     - in April 1999, it acquired the business of V/Line Freight Corporation, the freight railroad of Australia's Victorian Government, with approximately 3,150 miles of rail lines in Australia, for total consideration of $103 million; RailAmerica operates this business through its wholly-owned subsidiary, Freight Victoria Limited;

     - in July 1999, it acquired RaiLink Ltd., the third largest freight rail system in Canada, which owns or operates approximately 1,620 miles of rail lines and has an approximately 26% interest in a railroad company operating another 740 miles; the aggregate purchase price was $71 million, including the assumption of debt;

     - in September 1999, it acquired The Toledo, Peoria and Western Railroad Corporation, a regional freight railroad with 369 miles of rail lines in the central United States, for an aggregate purchase price of $18 million subject to closing adjustments, including the assumption of debt; and

     - in January 1999, it acquired the assets of Esquimalt and Nanaimo Railroad, a 181 mile rail line in British Columbia, Canada, which operates as E&N Railway Corporation, for an aggregate purchase price of $11 million.

RAILTEX

     RailTex is a leading owner and operator of short line freight railroads in North America. Its holdings include short line railroads concentrated in the Southeastern and Midwestern United States, in the Great Lakes and New England regions of the United States and in Eastern Canada. RailTex also owns investments in two Brazilian railroads.

     RailTex is a Texas corporation with executive offices located at 4040 Broadway, Suite 200, San Antonio, Texas 78209. Its telephone number is (210) 841-7600.

  Recent Developments

     In April 1999, RailTex completed the divestiture of the Northeast Kansas & Missouri Railroad to Union Pacific for approximately $3.2 million. RailTex also completed the divestiture of the assets of the New Orleans Lower Coast Railroad to the New Orleans & Gulf Coast Railway Company for approximately $5.2 million.

     In June 1999, RailTex sold the assets of the Greenville Northern Railroad for $1.3 million.

     In September 1999, RailTex sold 100% of the stock of the Salt Lake City Southern Railroad for $675,000.

     In November 1999, RailTex Global Investments, LLC, a limited liability company in which RailTex owns a 50.5% membership interest, entered into a memorandum of understanding to sell all of its shares in Ferrovia Centro-Atlantica, S.A. to existing Ferrovia Centro-Atlantica shareholders for approximately $5.9 million, based on the prevailing exchange rate on December 21, 1999. If the prevailing exchange rate at the time the sale is closed is less than the prevailing exchange rate on December 21, 1999, RailTex may receive less than $5.9 million from the sale. In addition, RailTex International Holdings, Inc., a wholly-owned subsidiary of RailTex, entered into a purchase agreement to sell all of its membership interest in RailTex Global Investments and, thus, indirectly, RailTex Global Investments' shares in America Latina Logistica, S.A. to Global Environment Fund for $3.375 million. Following consummation of these two transactions, RailTex will no longer hold any investments in Brazil.

                              THE SPECIAL MEETINGS

PURPOSE, TIME AND PLACE

     RailAmerica and RailTex are sending this joint proxy statement/prospectus to their stockholders in connection with the solicitation of proxies by their boards of directors for use at the special meetings of their stockholders. The merger will only occur if these proposals are approved.

     RailAmerica. The RailAmerica special meeting will be held on February 1, 2000 at 10:00 a.m., local time, at The Embassy Suites Hotel, 661 Northwest 53rd Street, Boca Raton, Florida 33487. The purpose of the RailAmerica special meeting is to consider and vote upon a proposal to approve the issuance of up to 7,781,811 shares of RailAmerica common stock in the merger. Holders of RailAmerica common stock may also consider and vote upon other matters that properly come before the RailAmerica special meeting.

     THE RAILAMERICA BOARD OF DIRECTORS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT, AND APPROVED THE MERGER AND THE ISSUANCE OF RAILAMERICA COMMON STOCK IN THE MERGER AND UNANIMOUSLY RECOMMENDS THAT RAILAMERICA STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF RAILAMERICA COMMON STOCK IN THE MERGER.

     RailTex. The RailTex special meeting will be held on February 1, 2000 at 9:00 a.m., local time, at the McNay Art Museum, 6000 North New Braunfels, San Antonio, Texas 78209. The purpose of the RailTex special meeting is to consider and vote upon the approval and adoption of the merger agreement and approval of the merger. Holders of RailTex common stock may also consider and vote upon other matters that properly come before the RailTex special meeting.

     THE RAILTEX BOARD OF DIRECTORS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF RAILTEX VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

RECORD DATE; VOTING POWER; QUORUM

     RailAmerica. The RailAmerica board has fixed the close of business (5:00 p.m., EST) on December 17, 1999 as the record date for determining the holders of RailAmerica common stock entitled to notice of, and to vote at, the RailAmerica special meeting. Only holders of record of RailAmerica common stock at the close of business on the record date will be entitled to notice of, and to vote at, the RailAmerica special meeting. At the close of business on the record date, 11,645,652 shares of RailAmerica common stock were issued and outstanding and entitled to vote at the RailAmerica special meeting.

     At the special meeting, RailAmerica stockholders are entitled to one vote per share of common stock. The presence at the RailAmerica special meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of RailAmerica common stock is necessary to constitute a quorum. If a quorum is not present at the RailAmerica special meeting, management will adjourn or postpone the meeting in order to solicit additional proxies.

     RailTex. The RailTex board has fixed the close of business (5:00 p.m., EST) on December 17, 1999 as the record date for determining the holders of RailTex common stock entitled to notice of, and to vote at, the RailTex special meeting. Only holders of record of RailTex common stock at the close of business on the record date will be entitled to notice of, and to vote at, the RailTex special meeting. At the close of business on the record date, 9,228,314 shares of RailTex common stock were issued and outstanding and entitled to vote at the RailTex special meeting.

     At the special meeting, RailTex stockholders are entitled to one vote per share of common stock. The presence at the RailTex special meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of RailTex common stock is necessary to constitute a quorum. If a quorum is not present at the RailTex special meeting, management will adjourn or postpone the meeting in order to solicit additional proxies.

VOTES REQUIRED

     RailAmerica. Approval of the proposal for the issuance of shares in the merger requires the affirmative vote of a majority of the outstanding shares of RailAmerica common stock that vote on the proposal, provided that the holders of a majority of the outstanding shares of RailAmerica common stock vote or are represented at the meeting. Brokers who hold shares of RailAmerica common stock as nominees will not have discretionary authority to vote the shares on the proposal for approval of the issuance of shares in the merger in the absence of instructions from the beneficial owners. Shares held by brokers that are not voted, known as broker non-votes, will not count in determining the outcome. In determining whether the proposal has received the requisite number of affirmative votes, an abstention by a record owner or a direction by the beneficial owner to the broker to abstain from voting will have no effect on the outcome. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

     RailTex. Approval of the proposal for approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the outstanding shares of RailTex common stock as of the record date. Brokers who hold shares of RailTex common stock as nominees will not have discretionary authority to vote the shares on the proposal for approval and adoption of the merger agreement and approval of the merger in the absence of instructions from the beneficial owners. Broker non-votes will have the same effect as a vote against the merger. In determining whether the proposal has received the requisite number of affirmative votes, an abstention by a record owner or a direction by the beneficial owner to the broker to abstain from voting will have the effect of a vote against the proposal. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

VOTING OF PROXIES

     RailAmerica. The form of proxy accompanying this joint proxy statement/prospectus is being solicited on behalf of the RailAmerica board of directors for use at the RailAmerica special meeting. RailAmerica asks you to please complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to RailAmerica. Each of the persons named in the RailAmerica proxy as a proxy holder is an officer of RailAmerica. Shares represented by properly executed proxies received in time for the RailAmerica special meeting will be voted at the RailAmerica special meeting in the manner specified by the proxies. If no instructions are indicated, proxies will be voted for approval of the issuance of shares in the merger. RailAmerica does not expect that any matter other than those described in this document will be brought before the special meeting. If a stockholder of RailAmerica properly presents other matters before the special meeting, unless otherwise indicated on a proxy, the persons named in the proxy will have authority to vote in accordance with their judgment on those other matters, including any proposal to adjourn or postpone the meeting. However, a proxy that has been designated to vote against the issuance of shares in the merger will not be voted to adjourn the meeting to solicit additional votes.

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

     RailTex. The form of proxy accompanying this joint proxy statement/prospectus is being solicited on behalf of the RailTex board of directors for use at the RailTex special meeting. RailTex asks you to please complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to RailTex. Each of the persons named in the RailTex proxy as a proxy holder is a director of RailTex. Shares represented by properly executed proxies received in time for the RailTex special meeting will be voted at the RailTex special meeting in the manner specified by the proxies. If no instructions are indicated, proxies will be voted for the approval and adoption of the merger agreement and approval of the merger. RailTex does not expect that any matter other than those described in this document will be brought before the special meeting. If a stockholder of RailTex properly presents other matters before the special meeting, unless otherwise indicated on a proxy, the persons named in the proxy will have the authority to vote in accordance with their judgment on those other matters, including any proposal to adjourn or postpone the meeting. However, a proxy that has been designated to vote against the approval and adoption of the merger agreement and approval of the merger will not be voted to adjourn the meeting to solicit additional votes.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed RailTex or RailAmerica proxy card does not preclude a stockholder from voting in person.

     RailAmerica. A RailAmerica stockholder may revoke a proxy at any time before its exercise by doing any of the following:

     - before the RailAmerica special meeting, delivering to Donald Redfearn, Executive Vice President and Secretary, RailAmerica, Inc., 5300 Broken Sound Blvd., N.W., Boca Raton, Florida 33487, a written revocation bearing a later date or time than the proxy; or

     - delivering to the Secretary of RailAmerica a duly executed proxy bearing a later date or time than the revoked proxy; or

     - attending the RailAmerica special meeting and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

     RailTex. A RailTex stockholder may revoke a proxy at any time before its exercise by doing any of the following:

     - before the RailTex special meeting, delivering to Thomas Arnst, Senior Vice President -- General Counsel and Secretary, RailTex, Inc., 4040 Broadway, Suite 200, San Antonio, Texas 78209, a written revocation bearing a later date or time than the proxy; or

     - delivering to the Secretary of RailTex a duly executed proxy bearing a later date or time than the revoked proxy; or

     - attending the RailTex special meeting and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

     Neither RailTex nor RailAmerica expects to adjourn its special meeting for a period of time long enough to require the setting of a new record date for that meeting. If an adjournment occurs, it will have no effect on the ability of either the RailTex or RailAmerica stockholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

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

SOLICITATION OF PROXIES


     RailAmerica and RailTex intend to mail this joint proxy statement/prospectus on or about December 30, 1999 to all stockholders entitled to vote at the special meetings. This joint proxy statement/prospectus constitutes notice of the RailAmerica special meeting in accordance with Delaware law and notice of the RailTex special meeting in accordance with Texas law.


     Each of RailAmerica and RailTex will bear the cost of soliciting proxies from its own stockholders, except that RailAmerica and RailTex intend to share equally the costs associated with this joint proxy statement/prospectus, including related filing fees. In addition to solicitation by mail, the directors, officers and employees of each of RailAmerica and RailTex and their respective subsidiaries may solicit proxies from stockholders of that company by telephone, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by those persons, and RailAmerica and RailTex will reimburse each of its custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses. In addition, RailAmerica and RailTex have retained MacKenzie Partners, Inc. to help them solicit proxies for a total fee of $8,000, plus reimbursement of its out-of-pocket expenses.

    STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

     This section of the joint proxy statement/prospectus, and the next section entitled "The Merger Agreement" describe various aspects of the proposed merger. These sections highlight key information about the merger and the merger agreement, but they may not include all the information that a stockholder would like to know. The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We urge stockholders to read the merger agreement in its entirety.

BACKGROUND OF THE MERGER

     In the fall of 1997 and again in July 1998, Gary Marino, Chairman of the Board, President and Chief Executive Officer of RailAmerica, sent a letter to Bruce Flohr, then Chairman of the Board of Directors and Chief Executive Officer of RailTex, proposing discussions regarding various types of business combinations involving RailAmerica and RailTex. No discussions resulted from either of these letters.

     In November 1998, RailTex asked Chase to identify possible acquisition targets for RailTex.

     In early July 1999, Hal Valeche, Vice President, Corporate Development of RailAmerica, contacted Greg Petersen, then Senior Vice President, Strategic Planning and Development of RailTex, and suggested that representatives of the two companies meet to discuss possible business opportunities involving the two companies.

     On July 21, 1999, Mr. Marino, Donald Redfearn, Executive Vice President of RailAmerica, Mr. Valeche, Ronald Rittenmeyer, Chairman of the Board of Directors, President and Chief Executive Officer of RailTex, and Mr. Petersen met in Boca Raton. They discussed consolidation in the short line and regional freight railroad industry. Mr. Rittenmeyer and Mr. Marino expressed interest in a merger of RailAmerica and RailTex, each indicating a preliminary opinion that his company be the acquiror in such a transaction. They decided to investigate further and continue to talk about the possibility of a combination.

     On July 27, 1999, RailAmerica and RailTex entered into a confidentiality agreement.

     On July 30, 1999, RailAmerica retained Credit Suisse First Boston to serve as its financial advisor in connection with the merger.

     On August 5, 1999, Mr. Marino and Mr. Rittenmeyer met to further discuss the potential structures and potential synergies of a business combination, each continuing to indicate his opinion that his company be the acquiror in the proposed transaction.

     On August 20, 1999, Mr. Rittenmeyer, Joseph Jahnke, Chief Financial Officer of RailTex, John Hovis, Chief Operating Officer of RailTex, and representatives from Chase had a telephone conference call with Mr. Redfearn, Mr. Valeche, Joseph Doherty, Treasurer of RailAmerica, Larry Bush, Vice President and Controller of RailAmerica, and representatives from Credit Suisse First Boston to discuss a possible transaction.

     On September 8, 1999, Mr. Rittenmeyer, Mr. Jahnke, Mr. Hovis and representatives from Chase met with Mr. Marino, Mr. Redfearn and Mr. Doherty, the Treasurer of RailAmerica, and representatives from Credit Suisse First Boston, to discuss a possible merger of RailTex and RailAmerica, including the possible structure and terms of a transaction in which RailAmerica would acquire RailTex.

     On September 9, 1999, Mr. Rittenmeyer informed the board of directors of RailTex of the meeting with RailAmerica and its financial advisors on the previous day and of the discussions concerning a potential business combination with RailAmerica.

     Over the next two weeks, RailTex and RailAmerica continued to exchange information about their businesses and discussions of the possibility of a merger continued.

     On September 23, 1999, Mr. Rittenmeyer and a representative from Chase met with Mr. Marino and representatives from Credit Suisse First Boston in New York to discuss the price and general terms of the proposed deal.

     On September 24, 1999, the RailTex board of directors met with representatives from Chase and the board of directors authorized management to further investigate the possibility of a business combination with RailAmerica and to proceed with discussions and negotiations with RailAmerica. Acting on the directions from the board, RailTex management engaged in preliminary discussions with Chase and Willkie Farr & Gallagher, its legal advisors, concerning the terms of a possible business combination with RailAmerica and due diligence matters.

     On October 1, 1999, RailTex formally retained Chase to serve as its financial advisor in connection with the merger.

     Commencing on September 29, 1999 and continuing through October 8, 1999, representatives of RailTex and RailAmerica, in consultation with their respective financial and legal advisors, engaged in negotiations regarding the merger agreement and the terms of the proposed merger. These discussions resulted in the resolution of most of the economic and legal issues. Following further discussions between RailTex and RailAmerica and their respective financial and legal advisors, the remaining issues were resolved on October 12, 1999.

     On October 13, 1999, the RailTex board of directors met. At the meeting, members of RailTex's senior management and RailTex's legal and financial advisors reviewed with the board of directors the terms of the merger agreement and finalized terms of the proposed merger and reported on the results of the due diligence of RailAmerica. In particular, the legal advisors advised the board of directors as to its fiduciary duties to its stockholders. Chase then made a presentation regarding the analysis described under "-- Opinion of Financial Advisor to RailTex." In addition, the terms of the merger agreement, including the conditions to closing and the termination fee, and related exhibits were presented in detail by the legal and financial advisors and were discussed at length with the RailTex board of directors. The potential benefits of the proposed merger and the financial and other effects the proposed merger would have on RailTex and its stockholders were also discussed in detail with the RailTex board of directors. After these discussions, Chase rendered its oral opinion, subject to the final terms of the DLJ financing commitment that, as of that date and subject to various assumptions, the consideration to be received by the RailTex stockholders in the merger was fair, from a financial point of view, to the stockholders. Following receipt of the final terms of the DLJ financing commitment, Chase confirmed its opinion in writing. After these presentations and discussions, the board of directors of RailTex unanimously agreed that the merger agreement and the merger were fair to, advisable and in the best interests of RailTex and its stockholders and unanimously voted: (1) to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger; and (2) to recommend that the RailTex stockholders vote to approve and adopt the merger agreement and approve the merger.

     On October 14, 1999, the RailAmerica board of directors met. At the meeting, RailAmerica's legal and financial advisors reviewed with the board the terms and conditions of the merger agreement and proposed merger. Credit Suisse First Boston then made a presentation regarding each of the analyses described under "-- Opinion of Financial Advisor to RailAmerica." In addition, the terms of the financing commitment for the proposed new credit facilities, as described under "-- Financing Commitment", were discussed. After these discussions, Credit Suisse First Boston rendered its oral opinion, subsequently confirmed in writing, that, as of that date and based on and subject to the matters described in the opinion, the consideration to be paid to the RailTex stockholders in the merger was fair, from a financial point of view, to RailAmerica. Following additional discussion, the board of directors of RailAmerica, unanimously approved and adopted the merger agreement, approved the merger and the issuance of RailAmerica common stock in the merger and resolved to recommend that the RailAmerica stockholders vote to approve the issuance of RailAmerica common stock in the merger.

     Following the approval of the board of directors of RailTex and the board of directors of RailAmerica, the merger agreement in its definitive form was executed on October 14, 1999, and jointly announced that day.

RECOMMENDATION OF THE RAILAMERICA BOARD AND REASONS FOR THE MERGER

     At its meeting on October 14, 1999, the RailAmerica board of directors determined that the consideration to be paid in the merger was fair, from a financial point of view, to RailAmerica and the proposed merger was fair to, advisable and in the best interests of RailAmerica. The RailAmerica board of directors based its determination on a number of factors, including the following:

     - the expectation that the merger will result in the world's largest short line and regional freight rail operator, with a more diversified, balanced portfolio of domestic and international rail properties;

     - RailAmerica and RailTex operate complementary lines of business and have similar strategies for future growth and RailAmerica anticipates that a number of synergies may be realized by combining the two companies and eliminating duplicative efforts;

     - the expectation that the combined company would be better positioned to take advantage of short line freight acquisition opportunities in the U.S. and in other countries;

     - the expectation that the combination of the companies will result in RailAmerica having the financial capacity and resources necessary to develop further and expand its railroads;

     - the historical trading prices and trading activity for RailAmerica common stock and RailTex common stock;

     - the belief that the larger market capitalization will allow the combined company to attract additional investors who do not currently own shares of either company;

     - the likelihood that the transaction would receive the necessary regulatory approvals and the anticipated timing of and possible conditions that may be imposed with respect to those approvals; and

     - the financial presentation of Credit Suisse First Boston described below under "-- Opinion of Financial Advisor to RailAmerica," including its opinion to the effect that, as of the date of its opinion and based on and subject to the matters described in the opinion, the consideration to be paid in the merger was fair, from a financial point of view, to RailAmerica.

     The RailAmerica board of directors also considered a number of risks in the proposed transaction:

     - the level of debt required to refinance RailAmerica's existing debt, RailTex's existing debt and the acquisition;

     - the cost of debt issued to finance the merger that may be higher than anticipated; and

     - the difficulties involved in integrating the two companies.

     These factors were not all of the factors that the RailAmerica board of directors considered, but they are the material factors upon which it based its decision. In view of the wide variety of information that the RailAmerica board of directors considered in the course of its deliberations, the board of directors did not find it practical to, and did not, quantify or otherwise assign any relative or specific weights to any of the factors. Individual directors may have given differing weights to different factors.

     BASED ON THE FOREGOING, INCLUDING THE OPINION OF CREDIT SUISSE FIRST BOSTON, THE BOARD OF DIRECTORS OF RAILAMERICA UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER AND THE ISSUANCE OF RAILAMERICA COMMON STOCK IN THE MERGER AND UNANIMOUSLY RECOMMENDS THAT RAILAMERICA STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF RAILAMERICA COMMON STOCK IN THE MERGER.

RECOMMENDATION OF THE RAILTEX BOARD AND REASONS FOR THE MERGER

     The RailTex board of directors believes that the merger is fair to, advisable and in the best interests of the stockholders of RailTex and has approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement and unanimously recommends that the stockholders of RailTex vote in favor of the approval and adoption of the merger agreement and approval of the merger.

     In approving the merger and the related transactions, the RailTex board of directors took into account a number of factors and potentially positive consequences of the merger, including:

     - the presentations delivered by Chase to the RailTex board of directors on September 24, 1999 and October 13, 1999 and the written opinion of Chase dated October 14, 1999 addressed to the RailTex board of directors to the effect that, as of the date of the opinion and based on and subject to the matters set forth in the opinion, the consideration to be received by RailTex stockholders in the merger was fair from a financial point of view;

     - the RailTex board of directors' view that the merger will result in the world's largest short line and regional freight railroad company with:

        -- substantially greater resources than RailTex as a stand-alone company;

        -- a more diversified, balanced portfolio of North American and international railroads; and

        -- substantial gains from expected synergies, cost efficiencies and earnings accretion;

     - the complementary industry expertise of the two companies in the areas of short line and regional freight railroads in the United States and abroad;

     - the greater financial profile of the combined company, which should enable the combined company to more aggressively pursue acquisitions of domestic and international short line and regional freight railroad lines;

     - the consideration to be received by stockholders in exchange for each share of RailTex common stock represented a significant premium over the recent price range of the RailTex common stock through the date on which the merger agreement was signed (the merger consideration represented a premium of approximately 25.8%, 35.8% and 36.5% over the average price of the RailTex common stock for the one-week, one-month and 3-month period, respectively, ending October 13, 1999);

     - the prices paid in comparable transactions involving other short line and regional freight railroad companies, as well as the trading performance for comparable companies in the industry;

     - the market capitalization of RailAmerica and the liquidity in its shares, which would enable RailTex stockholders to elect to continue to participate in the growth and development of the combined company or to dispose of their shares;

     - the terms and conditions of the merger agreement, including:

        -- the provision of the merger agreement permitting the RailTex board of directors to receive unsolicited inquiries and proposals from, and, under some circumstances, negotiate and give information to third parties; and

        -- the maximum aggregate termination fee that could be received by RailAmerica pursuant to the merger agreement was $8.0 million plus incurred and paid expenses not to exceed $2.0 million, which the RailTex board of directors concluded, based on the advice of its financial and legal advisors, was within the range of fees payable in comparable transactions and that it would not in and of itself preclude alternative proposals;

     - RailAmerica's obligation to consummate the merger is not subject to a financing condition and RailAmerica had delivered to RailTex copies of letters from DLJ evidencing the financing commitment and represented to RailTex in the merger agreement that, upon receipt of the funds available under the financing commitment, it would have sufficient funds to pay the cash portion of the merger consideration;

     - the belief that the terms of the merger agreement, including the parties' mutual representations, warranties and covenants, and closing conditions, are reasonable and that the prospects for successful consummation of the transaction are high; and

     - an assessment of other strategic alternatives, including business combinations or other arrangements with railroad and railroad related companies.

     The RailTex board of directors also considered a number of potentially negative consequences of the merger in its deliberations concerning the merger, including:

     - the loss of control over the future operations of RailTex following the merger;

     - risks associated with the highly leveraged nature of, and the terms and conditions of the indebtedness of, RailAmerica;

     - the risk that the benefits sought to be achieved in the merger will not be achieved;

     - the fact that the "non-solicitation" provision and related provisions in the merger agreement would discourage third parties from seeking to negotiate a superior proposal for the acquisition of RailTex;

     - the risk of a fixed exchange ratio in the event RailAmerica's stock price falls below $9.75 per share; and

     - the other risks described above under "Risk Factors" beginning on page
       11.

     This discussion of information and factors considered by the RailTex board of directors is not intended to be exhaustive but is intended to summarize all material factors considered by the RailTex board of directors. In view of the wide variety of factors considered by the RailTex board of directors, the RailTex board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, after taking into account all of the factors set forth above, the RailTex board of directors unanimously agreed that the merger agreement and the merger were fair to, advisable and in the best interests of RailTex's stockholders and that RailTex should enter into the merger agreement. Individual directors may have given differing weights to different factors.

     THE RAILTEX BOARD OF DIRECTORS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF RAILTEX VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

OPINION OF FINANCIAL ADVISOR TO RAILAMERICA

     Credit Suisse First Boston has acted as financial advisor to RailAmerica in connection with the merger. RailAmerica selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and familiarity with RailAmerica and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with Credit Suisse First Boston's engagement, RailAmerica requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to RailAmerica to pay $13.50 in cash and 0.66666667 shares of RailAmerica common stock for each outstanding share of RailTex common stock in the merger. On October 14, 1999, the date on which the merger agreement was executed, Credit Suisse First Boston rendered to the RailAmerica board a written opinion to the effect that, as of that date and based on and subject to the matters described in the opinion, the consideration was fair, from a financial point of view, to RailAmerica.

     The full text of Credit Suisse First Boston's written opinion, dated October 14, 1999, to the RailAmerica board, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B and is incorporated by reference in its entirety into this joint proxy statement/prospectus. Holders of RailAmerica common stock are urged to read this opinion carefully in its entirety. Credit Suisse First Boston's opinion is addressed to the RailAmerica board and relates only to the fairness of the consideration from a financial point of view as of the date of the opinion. It does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the merger.

     In arriving at its opinion, Credit Suisse First Boston:

     - reviewed the merger agreement;

     - reviewed selected publicly available business and financial information relating to RailAmerica and RailTex;

     - reviewed other information relating to RailAmerica and RailTex, including financial forecasts, that RailAmerica and RailTex provided to or discussed with Credit Suisse First Boston;

     - met with the managements of RailAmerica and RailTex to discuss the businesses and prospects of RailAmerica and RailTex;

     - considered financial and stock market data of RailAmerica and RailTex and compared those data with similar data for other publicly held companies in businesses similar to RailAmerica and RailTex;

     - considered, to the extent publicly available, the financial terms of other business combinations and other transactions recently effected; and

     - considered other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts, Credit Suisse First Boston was advised, and assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of RailAmerica and RailTex as to the future financial performance of RailAmerica and RailTex and the strategic benefits and potential synergies, including the amount, timing and achievability of those synergies, anticipated to result from the merger.

     Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of RailAmerica or RailTex, and was not furnished with any evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based on information available to it, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of its opinion. In particular, Credit Suisse First Boston assumed that financing required to complete the merger will be obtained at market rates in effect as of the date of its opinion. Credit Suisse First Boston did not express any opinion as to what the actual value of the RailAmerica common stock would be when issued to RailTex stockholders in the merger or the prices at which the RailAmerica common stock will trade after the merger. Although Credit Suisse First Boston evaluated the consideration from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined in negotiations between RailAmerica and RailTex.

     In preparing its opinion to the RailAmerica board, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances; therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion. In addition, Credit Suisse First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston's view of the actual value of RailAmerica or RailTex.

     In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of RailAmerica and RailTex. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to RailAmerica or RailTex or the proposed merger, nor is an evaluation of the results of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

     The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

     Credit Suisse First Boston's opinion and financial analyses were among many factors considered by the RailAmerica board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the RailAmerica board or management of RailAmerica with respect to the consideration or the proposed merger.

     The following is a summary of the material analyses underlying Credit Suisse First Boston's opinion dated October 14, 1999 delivered to the RailAmerica board in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

RailTex Financial Analyses

     Credit Suisse First Boston compared the implied RailTex per share equity value ranges generated by each of the various financial analyses described below to an implied equity purchase price range per RailTex share of $20.00 to $22.23. The low end of the range, $20.00, equals (a) $13.50 plus (b) 0.66666667 multiplied by $9.75 (the closing price of RailAmerica common stock as of October 8, 1999). The high end of the range, $22.23, equals (a) $13.50 plus (b)
0.66666667 multiplied by $13.09 (the high end of the RailAmerica implied per share equity value range as described below).

     Discounted Cash Flow Analyses. Credit Suisse First Boston performed two separate discounted cash flow analyses on RailTex's short line railroad business in order to estimate the present value of the unlevered after-tax free cash flows that the business could produce on a stand-alone basis from 2000 through 2009. The first, referred to as the RailTex Management Case, is based on projections provided by RailTex management for 2000 through 2003 and projections prepared in conjunction with RailAmerica management for 2004 through 2009. The second, referred to as the RailTex Alternative Case, incorporates certain sensitivities to the RailTex Management Case based on discussions with the management of RailAmerica that assumed, among other things, sales growth and EBITDA margins lower than those which were used in the RailTex Management Case. The RailTex Alternative Case indicates generally lower values because of the different assumptions used. Each case described is only a portion of the overall analysis performed by Credit Suisse First Boston, and Credit Suisse First Boston expresses no judgment on the appropriateness or accuracy of the assumptions underlying either case.

     Ranges of terminal values for the discounted cash flow analyses were estimated using multiples of terminal year 2009 earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, of 5.5x to 6.5x and discount rates ranging from 10.0% to 11.0% based on a weighted average cost of capital analysis. The following chart shows the range of implied equity value per share of RailTex common stock. The included value of synergies represents the midpoint of the implied per share synergy value range as described below under "-- Synergies Analysis."

                                                             RANGE OF IMPLIED EQUITY VALUE PER
                                                               SHARE OF RAILTEX COMMON STOCK
                                                           --------------------------------------
                                                           WITHOUT SYNERGIES      WITH SYNERGIES
                                                           -----------------      ---------------
RailTex Management Case..................................   $19.55 - $24.96       $25.64 - $31.05
RailTex Alternative Case.................................   $14.53 - $19.15       $20.62 - $25.24

     Selected Companies Analysis. Credit Suisse First Boston compared financial and operating data of RailTex with corresponding data of the following selected companies in the short line railroad business:

SELECTED SHORT LINE RAILROAD COMPANIES

- Genesee & Wyoming Inc.
- Providence & Worcester Railroad Company
- Wisconsin Central Transportation Corp.

     Credit Suisse First Boston reviewed enterprise values, calculated as equity market value, plus total debt, preferred stock and minority interests, less cash, unconsolidated equity investments and cash equivalents, of the selected companies as multiples of estimated 1999 and 2000 revenues and EBITDA. Additionally, Credit Suisse First Boston reviewed equity market values of the selected companies as multiples of estimated 1999 and 2000 net income. All multiples were based on closing prices on October 8, 1999. Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies to corresponding financial and operating data of RailTex. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for RailTex were based on the RailTex Management Case projections. This analysis indicated an implied equity value per share of RailTex common stock ranging from $12.47 to $16.94, without synergies, and an implied equity value per share of RailTex common stock ranging from $18.56 to $23.03, with synergies. The included value of synergies represents the midpoint of the implied per share synergy value range as described below under "-- Synergies Analysis."

     Selected Mergers and Acquisitions Analysis. Using publicly available information and information supplied by RailAmerica management, Credit Suisse First Boston analyzed the purchase prices and implied transaction multiples paid or proposed to be paid in the following selected merger and acquisition transactions in the short line railroad industry:

SELECTED SHORT LINE RAILROAD TRANSACTIONS

            ACQUIROR                                          TARGET
            --------                                          ------
- RailAmerica, Inc.                                     - Toledo, Peoria and Western Railroad
- RailAmerica, Inc.                                     - RaiLink Ltd.
- CSX Corp. and Norfolk Southern Corp.                  - Delaware Otsego Corp.
- RailTex, Inc.                                         - Detroit, Toledo and Ironton Railroad
- Genesee & Wyoming Inc.                                - Chicago & Illinois Midland Railway Co.
- Illinois Central Corp.                                - CCP Holdings, Inc.
- RailTex, Inc.                                         - Central Vermont Railway, Inc.

     Credit Suisse First Boston reviewed transaction values, calculated as the amount paid in the transaction for the equity of the target company, plus total debt, preferred stock and minority interests, less cash, unconsolidated equity investments and cash equivalents, of the selected transactions as multiples of latest 12 months revenues and EBITDA. Credit Suisse First Boston then applied a range of selected multiples derived from the selected transactions to the estimated 1999 revenues and EBITDA of RailTex. All multiples for the selected transactions were based on financial information available at the time of the announcement of the relevant transaction and estimated financial data for RailTex were based on the RailTex Management Case projections. This analysis indicated an implied equity value per share of RailTex common stock ranging from $16.94 to $22.77.

RailAmerica Financial Analyses

     Discounted Cash Flow Analyses. Credit Suisse First Boston performed separate discounted cash flow analyses on: RailAmerica's North American short line railroad business; Freight Victoria, RailAmerica's Australian regional freight railroad business; Kalyn, RailAmerica's specialty truck trailer manufacturing business; and Ferronor, a Chilean short line railroad company in which RailAmerica holds a 55% equity interest, in order to estimate the present value of the unlevered after-tax free cash flows that those businesses could produce on a stand-alone basis from 2000 through 2009. Estimated financial data used in this analysis were based on estimates of RailAmerica management and are referred to as the RailAmerica Management Case.

     Ranges of terminal values for the discounted cash flow analyses were estimated using multiples of terminal year 2009 EBITDA of 5.5x to 6.5x for RailAmerica's North American short line railroad business, Freight Victoria, Kalyn and Ferronor. Credit Suisse First Boston then discounted to present value the free cash flow streams and terminal values using discount rates of 10.0% to 11.0% in the case of RailAmerica's North American short line railroad business and Kalyn, 11.0% to 12.0% in the case of Freight Victoria and 12.0% to 13.0% in the case of Ferronor, based on a weighted average cost of capital analysis for each of these businesses.

     Selected Companies Analyses. Credit Suisse First Boston compared financial and operating data for RailAmerica's North American short line railroad business, Freight Victoria, Ferronor and Kalyn with corresponding data of the following selected companies in similar industries:

SELECTED SHORT LINE RAILROAD COMPANIES

- Genesee & Wyoming Inc.
- Providence & Worcester Railroad Company
- Wisconsin Central Transportation Corp.

SELECTED SPECIALTY TRAILER MANUFACTURING COMPANIES

- Featherlite, Inc.
- Standard Automotive Corp.
- Wabash National Corp.

SELECTED LONG HAUL RAILROAD COMPANIES

- Burlington Northern Santa Fe Corp.
- Canadian National Railway Co.
- CSX Corp.
- Norfolk Southern Corp.
- Tranz Rail Holdings Ltd.
- Union Pacific Corp.
- Wisconsin Central Transportation Corp.

     Credit Suisse First Boston reviewed enterprise values, calculated as equity market value, plus total debt, preferred stock and minority interests, less cash, unconsolidated equity investments and cash equivalents, of the selected companies as multiples of estimated 1999 and 2000 revenues and EBITDA. All multiples were based on closing prices on October 8, 1999. Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies to estimated 1999 and 2000 revenues and EBITDA for RailAmerica's North American short line railroad business, Freight Victoria and Ferronor and estimated 1999 and 2000 EBITDA for Kalyn. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for RailAmerica were based on the RailAmerica Management Case projections.

     Selected Mergers and Acquisitions Analyses. Using publicly available information and information supplied by RailAmerica management, Credit Suisse First Boston analyzed the purchase prices and implied transaction multiples paid or proposed to be paid in the following selected merger and acquisition transactions in the short line and long haul railroad industries:

SELECTED SHORT LINE RAILROAD TRANSACTIONS

                 ACQUIROR                                                 TARGET
                 -------                                                  ------
- RailAmerica, Inc.                                          - Toledo, Peoria and Western Railroad
- RailAmerica, Inc.                                          - RaiLink Ltd.
- CSX Corp. and Norfolk Southern Corp.                       - Delaware Otsego Corp.
- RailTex, Inc.                                              - Detroit, Toledo and Ironton Railroad
- Genesee & Wyoming Inc.                                     - Chicago & Illinois Midland Railway Co.
- Illinois Central Corp.                                     - CCP Holdings, Inc.
- RailTex, Inc.                                              - Central Vermont Railway, Inc.

                 ACQUIROR                                                 TARGET
                 -------                                                  ------

- Canadian National Railway Co.                              - Illinois Central Corp.
- CSX Corp.                                                  - Conrail Inc.
- Norfolk Southern Corp.                                     - Conrail Inc.
- Union Pacific Corp.                                        - Southern Pacific Rail Corp.
- Burlington Northern Inc.                                   - Santa Fe Pacific Corp.
- Union Pacific Corp.                                        - Chicago & North Western Transportation Co.
- Union Pacific Corp.                                        - Santa Fe Pacific Corp.
- Illinois Central Corp.                                     - Kansas City Southern Industries, Inc.


     Credit Suisse First Boston reviewed transaction values, calculated as the amount paid in the transaction for the equity of the target company, plus total debt, preferred stock and minority interests, less cash, unconsolidated equity investments and cash equivalents, of the selected transactions as multiples of latest 12 months revenues and EBITDA. Credit Suisse First Boston then applied a range of selected multiples derived from the selected transactions to estimated 1999 revenues and EBITDA of RailAmerica's North American short line railroad business and Ferronor, and to estimated 1999 and 2000 revenues and EBITDA of Freight Victoria. All multiples for the selected transactions were based on financial information available at the time of the announcement of the relevant transaction and estimated financial data for RailAmerica were based on the RailAmerica Management Case projections.

     Aggregate Reference Range for RailAmerica. Based on the valuation methodologies employed in the analyses described above, Credit Suisse First Boston derived an aggregate reference range for RailAmerica's businesses. In addition to RailAmerica's businesses, Credit Suisse First Boston valued RailAmerica's interest in Quebec Railway Corporation at its estimated book value on September 30, 1999. This analysis resulted in an implied equity value per share of RailAmerica common stock ranging from $9.16 to $13.09 after adjustment for net debt, options proceeds and corporate overhead.

Synergies Analysis

     Present Value of Synergies Associated with the Merger. RailAmerica management estimates that the merger will enable the combined company to achieve certain cost savings and other synergies. Credit Suisse First Boston performed a discounted cash flow analysis on the synergies associated with the merger as projected by RailAmerica management in order to estimate the present value of the after-tax free cash flows generated by the synergies from 2000 through 2009. Ranges of terminal values for the discounted cash flow analysis were estimated using multiples of terminal year

2009 synergies before taxes of 5.5x to 6.5x and discount rates ranging from 10.0% to 11.0%. This analysis indicated an implied synergy value per share of RailTex common stock ranging from $5.65 to $6.53. The synergies which RailAmerica management projects may result from the merger are estimates, and the actual synergies realized from the merger, if they occur, may vary from these estimates. Accordingly, the various analyses herein are presented both with and without giving effect to anticipated synergies.

Pro Forma Analysis

     Credit Suisse First Boston analyzed the potential pro forma effect of the business combination on the earnings per share of RailAmerica in calendar years 2000 and 2001, based on the RailAmerica Management Case and RailTex Management Case projections, including the potential synergies that RailAmerica's management anticipates will result from the business combination. This analysis indicated that the business combination would be accretive to the earnings per share of RailAmerica in calendar years 2000 and 2001. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Factors

     In the course of preparing its opinion, Credit Suisse First Boston considered other information and data, including the historical trading characteristics of RailAmerica common stock and RailTex common stock.

Miscellaneous

     Pursuant to the terms of Credit Suisse First Boston's engagement, RailAmerica has agreed to pay Credit Suisse First Boston for its financial advisory services upon consummation of the merger a fee of 1.25% of the total fair market value of RailTex on the date of closing of the merger, including the purchase price of all RailTex equity securities and all debt remaining on RailTex financial statements. RailAmerica also has agreed to reimburse Credit Suisse First Boston for all of its out-of-pocket expenses, including the fees and expenses for legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related persons and entities against liabilities, including liabilities under the federal securities laws, arising out of Credit Suisse First Boston's engagement.

     In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both RailAmerica and RailTex for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

OPINION OF FINANCIAL ADVISOR TO RAILTEX

     RailTex engaged Chase to render an opinion as to the fairness, from a financial point of view, of the merger consideration to the stockholders of RailTex.

     At the October 13, 1999 meeting of the RailTex board of directors, Chase delivered its oral opinion subject to the final terms of the DLJ financing commitment to the effect that, as of that date, and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger consideration to be received by the holders of shares of RailTex common stock in the merger is fair, from a financial point of view, to such holders. Following receipt of the final terms of the DLJ financing commitment, Chase confirmed its opinion in writing on October 14, 1999.

     The full text of Chase's written opinion, which sets forth the assumptions, matters considered and qualifications and limitations on the review undertaken by Chase, is attached as Annex C to this joint proxy statement/prospectus and is incorporated into this document by reference. The stockholders of RailTex are urged to read carefully Chase's opinion in its entirety.

     Chase's opinion was provided to the RailTex board for its information and is directed only to the fairness, from a financial point of view, of the merger consideration to the stockholders of RailTex as of such date and no other date. The Chase opinion:

     - does not constitute a recommendation to the RailTex board in connection with the merger;

     - does not address the merits of the underlying decision by RailTex to engage in the merger or the price or range of prices at which shares of RailTex common stock or RailAmerica common stock may trade subsequent to the announcement or completion of the merger; and

     - does not constitute a recommendation to any holder of RailTex common stock as to how that stockholder should vote at the special meeting.

     Although Chase evaluated the fairness, from a financial point of view, of the merger consideration to the stockholders of RailTex, the merger consideration itself was determined by RailTex and RailAmerica through arm's-length negotiations. RailTex did not provide specific instructions to, or place any limitation on, Chase with respect to the procedures to be followed or factors to be considered by Chase in performing its analyses or providing Chase's opinion.

     In connection with Chase's opinion, Chase, among other things:

     - reviewed the merger agreement;

     - reviewed publicly available business and financial information that Chase deemed relevant relating to RailTex and RailAmerica and the respective industries in which they operate;

     - reviewed internal non-public financial and operating data provided to it by or on behalf of the managements of RailTex and RailAmerica relating to such businesses, including forecast and projection information as to the future financial results of such businesses and information concerning the expected business, operational and strategic benefits of the merger, including the level and timing of the cost savings and related expenses and synergies expected to result from the merger, which are referred to as the "expected synergies";

     - discussed with members of RailTex's and RailAmerica's senior managements RailTex's and RailAmerica's operations, historical financial statements and future prospects, before and after giving effect to the merger, as well as their views of the business, operational and strategic benefits and other implications of the merger, including the expected synergies, and such other matters as Chase deemed necessary or appropriate;

     - compared the financial and operating performance of RailTex and RailAmerica with publicly available information concerning other companies Chase deemed comparable and reviewed the relevant historical stock prices and trading volumes of the RailTex common stock, the RailAmerica common stock and certain publicly traded securities of such other companies;

     - reviewed the financial terms of recent business combinations and acquisition transactions Chase deemed relevant to Chase's inquiry;

     - visited facilities of RailTex and RailAmerica that the management of RailTex and RailAmerica indicated were representative of such company's overall facilities; and

     - made such other analyses and examinations as Chase deemed necessary or appropriate.

     Chase assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for it, or publicly available, for purposes of Chase's opinion. Chase relied upon the assurances of management of RailTex and RailAmerica that they were not aware of any facts that would make such information inaccurate or misleading. Chase neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of RailTex or RailAmerica, nor did it conduct a physical inspection of all the properties and facilities of RailTex or RailAmerica. Chase assumed that the financial forecast and projection information provided to or discussed with it, as well as the expected business, operational and strategic benefits of the merger and the expected synergies, were reasonably determined on bases reflecting the best currently available estimates and judgments of the managements of RailTex and RailAmerica as to the future financial performance of RailTex and RailAmerica, as the case may be, and the expected synergies. Chase further assumed that, in all material respects, these forecasts, projections and expected synergies will be realized in the amounts and times indicated in such data. Chase expressed no view as to the expected synergies, forecast or projection information or the assumptions on which they were based.

     For purposes of rendering Chase's opinion, Chase assumed, in all respects material to its analyses, that the representations and warranties of each party contained in the merger agreement were true and correct, giving effect to the materiality standards set forth in such representations and warranties, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver. Chase based its opinion on market, economic and other conditions as they existed on the date of its opinion.

     The following summarizes the material analyses performed by Chase and reviewed with the RailTex board at its meeting on October 13, 1999 in connection with Chase's presentation and its opinion to the RailTex board on such date.

Premium Analysis

     Chase compared the implied value of the merger consideration to be received by RailTex shareholders to selected historical RailTex share prices to determine the implied premium over such historical prices. For purposes of this comparison, Chase used an implied value of $19.92 per share of RailTex common stock. This implied value consisted of $13.50 of cash and 0.66666667 shares of RailAmerica common stock valued at the October 11, 1999 closing price of $9.63 per share of RailAmerica common stock. Based upon this implied value, the merger consideration represented the following premiums:

     - 26% over the October 11, 1999 RailTex closing share price;

     - 26% over the 1-week average closing share price prior to October 11, 1999;

     - 34% over the 1-month average closing share price prior to October 11, 1999; and

     - 36% over the 3-month average closing share price prior to October 11, 1999.

Sensitivity Analysis

     Chase analyzed the sensitivity of the implied premiums received by RailTex stockholders to the share price of RailAmerica common stock, of which each RailTex shareholder will receive 0.66666667 shares per share of RailTex common stock. Chase noted the following implied premiums over historical RailTex closing share prices based upon a variation in the share price of RailAmerica stock of one dollar from the closing price of such stock on October 11, 1999, which was $9.63 per share:

                                                            ASSUMED SHARE PRICE OF RAILAMERICA STOCK
                                                           ------------------------------------------
                                                           $8.63/SHARE    $9.63/SHARE    $10.63/SHARE
                                                           -----------    -----------    ------------
IMPLIED PREMIUMS OVER:
  October 11, 1999 price.................................      22%            26%             30%
  Prior 1-week average price.............................      21%            26%             30%
  Prior 1-month average price............................      30%            34%             39%
  Prior 3-month average price............................      31%            36%             40%

     Chase used a similar RailAmerica share price sensitivity analysis with respect to implied transaction multiples during selected historical and estimated future periods for (1) Implied Transaction Value to EBITDA and (2) Implied Equity Value of the merger consideration to Earnings per Share, or EPS, of RailTex Common Stock. For purposes of Chase's analysis, (a) the Implied Transaction Value is the aggregate value of the merger consideration received by RailTex shareholders on a fully diluted basis plus RailTex's outstanding debt and minus cash and cash equivalents held by RailTex and (b) EBITDA is RailTex's earnings before interest, income taxes, depreciation and amortization expenses.

                                                            ASSUMED SHARE PRICE OF RAILAMERICA STOCK
                                                           ------------------------------------------
                                                           $8.63/SHARE    $9.63/SHARE    $10.63/SHARE
                                                           -----------    -----------    ------------
IMPLIED TRANSACTION VALUE TO:
  Last 12 Months to 6/30/99 EBITDA.......................      6.7x           6.9x            7.0x
  1999E EBITDA (Analyst Estimate)........................      6.9x           7.0x            7.2x
  2000P EBITDA (Analyst Estimate)........................      6.5x           6.6x            6.8x
IMPLIED MERGER CONSIDERATION VALUE TO:
  Last 12 Months to 6/30/99 EPS..........................     18.8x          19.4x           20.1x
  1999E EPS (Wall Street Estimate).......................     14.1x          14.5x           15.0x
  2000P EPS (Wall Street Estimate).......................     12.7x          13.1x           13.5x

     In the table above, (a) the analyst estimates are from an August 1999 Morgan Stanley Dean Witter equity research report and (b) the Wall Street estimates are from the Institutional Brokers Estimate System.

Analysis of RailTex Historical Share Prices and Multiples

     Chase analyzed the historical trading performance of RailTex's common stock and noted that the average closing price of RailTex common stock during the three-month period prior to October 11, 1999 was $14.69 per share, with a high closing price of $17.25 per share and a low closing price of $12.50 per share during the same period. For the one-year period prior to October 11, 1999, the average closing price of RailTex common stock was $13.08 per share, with a high closing price of $17.25 per share and a low closing price of $8.75 per share. By comparison, the implied consideration to be received for each share of RailTex share in the merger, based upon the October 11, 1999 closing price of RailAmerica common stock, is $19.92.

     Chase also reviewed the historical multiple of RailTex's share price to earnings per share as projected for the following fiscal year by First Call, or Next Year P/E. Chase noted that the average of Next Year P/E from October 9, 1998 to October 11, 1999 was 10.0x. Between October 9, 1998 and October 11, 1999, the high Next Year P/E was 12.2x and the low was 7.6x. The Next Year P/E at October 11, 1999 was 11.4x. By comparison to these multiples, Chase noted that the Next Year P/E at an implied merger consideration of $20.00 per share is 14.4x.

RailTex Comparable Public Companies Analysis

     Chase compared the following two financial ratios for RailTex to those for a selected group of publicly traded companies that were similar in business type to RailTex:

     - Enterprise Value to EBITDA ratio, which is based upon the Enterprise Values as of October 11, 1999 and, except for RailAmerica, EBITDA estimates from various equity research reports; and

     - Share price to EPS, or P/E, ratio, which is based upon the closing share prices as of October 11, 1999 and, except for RailAmerica, the EPS estimates from the mean Institutional Brokers Estimate System consensus.

     All estimates for RailAmerica were provided by its management. For purposes of Chase's analysis, Enterprise Value is the fully diluted equity value of a company plus its net outstanding debt.

     The companies reviewed by Chase for the RailTex comparable public companies analysis included the following:

     1. Wisconsin Central Transportation Corporation;
     2. Genesee & Wyoming Inc.;
     3. Providence & Worcester Railroad Company; and
     4. RailAmerica, Inc.

     Chase's analysis of these companies determined the relevant ranges for the comparable companies' multiples as indicated in the following table. In addition, based upon such multiples and using RailTex management estimates of RailTex's net income in 1999 and 2000 and EBITDA in 1999, Chase noted the range of implied valuations for RailTex common stock would be as indicated below.

                                                                                  RANGE OF RAILTEX
                                                            COMPARABLE MULTIPLES  SHARE VALUATIONS
                                                            --------------------  ----------------
Enterprise Value to 1999E EBITDA..........................      5.0x to 7.0x      $11.72 to $21.06
1999E P/E.................................................     9.0x to 11.0x      $12.50 to $15.28
2000P P/E.................................................      7.0x to 9.0x      $11.95 to $15.37

     By comparison, Chase noted that, based upon the October 11, 1999 closing share price of RailAmerica common stock, the merger consideration to be received by RailTex shareholders is $19.92 per share of RailTex common stock.

     None of the selected companies reviewed for the comparable public companies analysis was identical to RailTex, and, accordingly, an analysis of the foregoing necessarily involved complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and the other factors that could affect the companies compared to RailTex.

RailTex Discounted Cash Flow Analysis

     Chase performed a discounted cash flow analysis of RailTex based upon forecast and projection information provided to Chase by the management of RailTex for the years ending December 31, 1999 through 2004. Utilizing this information, Chase calculated a range of values based upon (a) the discounted present value of the sum of the projected stream of unlevered free cash flows, defined as EBITDA less taxes less the change in working capital less capital expenditures, to RailTex from December 31, 1999 through December 31, 2004 and
(b) the projected terminal value of RailTex at December 31, 2004 based upon a range of EBITDA multiples applied to projected EBITDA in 2004. Chase calculated
(1) a range of implied per share equity values of RailTex as of December 31, 1999 based on discount rates of 11.0%, 11.5%, 12.0%, 12.5% and 13.0%, and (2)
2004 forward EBITDA terminal multiples of 5.0x, 6.0x and 7.0x. The analysis resulted in implied per share equity values for RailTex ranging from $17.56 to $27.80, as compared to RailAmerica's implied per share merger consideration of $19.92 per share based upon the October 11, 1999 closing price for RailAmerica common stock.

Premiums Paid Analysis for RailTex

     Using publicly available information, Chase analyzed premiums paid in 117 completed or pending merger transactions announced between October 1998 and October 1999 with enterprise values between $100 million and $400 million, according to Securities Data Company. Chase examined the premiums over the trading prices based upon closing share prices one day, one week and one month prior to the announcement of the selected transactions. Chase calculated the premiums as follows:

                                                                   TRANSACTION PREMIUMS
                                                              ------------------------------
                                                              ONE DAY   ONE WEEK   ONE MONTH
                                                              -------   --------   ---------
Mean........................................................   26.9%      32.8%      44.0%
Median......................................................   24.6%      30.0%      39.5%

     By comparison, Chase noted that assuming implied merger consideration of $19.92 per share of RailTex common stock, the premium to RailTex's shareholders of such merger consideration would be 26% over the October 11, 1999 RailTex closing share price, 26% over the average closing share price during the one-week prior to October 11, 1999 and 34% over the average closing share price during the one-month period prior to October 11, 1999.

Analysis of RailAmerica Historical Share Prices

     Chase analyzed the historical trading performance of RailAmerica's common stock and noted that the average closing price of RailAmerica common stock during the three-month period prior to October 11, 1999 was $9.75 per share, with a high closing price of $10.38 per share and a low closing price of $9.13 per share during the same period. For the one-year period prior to October 11, 1999, the average closing price of RailAmerica common stock was $8.80 per share, with a high closing price of $10.88 per share and a low closing price of $5.31 per share. Chase noted that the share price for RailAmerica common stock on October 11, 1999 was $9.63 per share.

RailAmerica Comparable Public Companies Analysis

     Chase used a substantially similar comparable public companies methodology for deriving an implied value of RailAmerica common stock to that which it used to value the RailTex common stock above, including the sources for estimates. The companies reviewed by Chase for the RailAmerica comparable public companies analysis included the following:

     1. Wisconsin Central Transportation Corporation;
     2. Genesee & Wyoming Inc.;
     3. Providence & Worcester Railroad Company; and
     4. RailTex, Inc.

     Chase's analysis of these companies determined the relevant ranges for the comparable companies' multiples as indicated in the following table. In addition, based upon such multiples and using RailAmerica management estimates of RailAmerica's net income in 1999 and 2000 and EBITDA in 1999, Chase noted the range of implied valuations for RailAmerica common stock would be as indicated below.

                                                                                 RANGE OF RAILAMERICA
                                                           COMPARABLE MULTIPLES    SHARE VALUATIONS
                                                           --------------------  --------------------
Enterprise Value to 1999E EBITDA.........................      6.0x to 8.0x        $4.87 to $12.13
1999E P/E................................................     10.0x to 12.0x       $9.29 to $11.14
2000P P/E................................................     8.0x to 10.0x        $10.84 to $13.55

     By comparison, Chase noted that the October 11, 1999 closing price for RailAmerica common stock was $9.63 per share.

RailAmerica Discounted Cash Flow Analysis

     Similar to its analysis of the value of RailTex's common stock, Chase performed a discounted cash flow analysis of RailAmerica based upon forecast and projection information provided to Chase by the management of RailAmerica for the years ending December 31, 1999 through 2004. Utilizing this information, Chase calculated a range of values based upon (a) the discounted present value of the sum of the projected stream of unlevered free cash flows to RailAmerica from December 31, 1999 through December 31, 2004 and (b) the projected terminal value of RailAmerica at December 31, 2004 based upon a range of EBITDA multiples applied to projected EBITDA in 2004. Chase calculated (1) a range of implied per share equity values of RailAmerica as of December 31, 1999 based on discount rates of 11.0%, 11.5%, 12.0%, 12.5% and 13.0%, and (2) 2004 forward EBITDA terminal multiples of 5.0x, 6.0x and 7.0x. The analysis resulted in implied per share equity values for RailAmerica ranging from $7.69 to $16.61, as compared to RailAmerica's October 11, 1999 closing price of $9.63 per share.

Accretion/Dilution Analysis

     Chase analyzed the expected pro forma impact of the merger on projected EPS for RailAmerica for 2000 and 2001. The analysis assumed a range of merger synergies per year from $0 to $20 million per year. Chase noted that the management of RailAmerica forecast approximately $10 million of annual merger synergies. The RailAmerica stand-alone earnings per share were provided by RailAmerica. The pro forma earnings per share were calculated using information provided by the management of RailAmerica and RailTex.

     The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is, therefore, not readily susceptible to partial analysis or summary description and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the opinion of Chase, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Chase opinion. Chase did not form an opinion as to whether any individual analysis, considered in isolation, supported or failed to support the Chase opinion. In arriving at its opinion, Chase considered the results of all such analyses and did not attribute particular weight to any one analysis or factor considered by it. The analyses performed by Chase, particularly those based on forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Chase's analysis of the fairness, from a financial point of view, to the stockholders of RailTex of the merger consideration.

     Chase, as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. The Chase Manhattan Corporation and its affiliates, including Chase, in the ordinary course of business, have, from time to time, provided, and in the future may continue to provide, commercial and investment banking services to RailTex and RailAmerica and their respective affiliates, including serving as the agent bank and the lead bank under RailTex's senior credit facility. In the ordinary course of business, Chase or its affiliates may trade in the debt and equity securities of RailTex and RailAmerica for its own accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     The terms of the engagement of Chase by RailTex are set forth in a letter agreement, dated October 1, 1999, between Chase and RailTex. Under the terms of the engagement letter agreement, a fee of $3.0 million is payable to Chase upon the consummation of the merger between RailTex and RailAmerica. In addition, RailTex has agreed to reimburse Chase for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of its counsel and reasonable travel and other out-of-pocket expenses, and to indemnify Chase against certain liabilities relating to or arising out of its engagement. To the extent that the indemnification includes liabilities arising under the federal securities laws, it may not be enforceable as it may be determined to be against public policy.

FINANCING COMMITMENT


     DLJ, through its subsidiaries, committed to finance RailAmerica's acquisition of RailTex, to refinance the existing debt of RailAmerica and RailTex and to pay fees and expenses, subject to specified conditions. DLJ will provide credit facilities totaling $530.0 million. These facilities are expected to consist of a $50.0 million senior secured six-year revolving credit facility, senior secured term loans totaling between $325.0 million and $385.0 million and bridge financing totaling between $95 million and $155 million. This bridge financing may be repaid with cash proceeds from (1) the issuance of debt or equity securities in a public offering or Rule 144A private placement and (2) the sale of Kalyn. These facilities will be guaranteed by all of RailAmerica's subsidiaries except Ferronor. The senior secured loans also will be secured by substantially all the property and assets of RailAmerica and its subsidiaries except Ferronor, all of the capital stock of RailAmerica's subsidiaries except Ferronor and all intercompany indebtedness.


     DLJ's obligation to provide funding under the senior secured facilities and the bridge financing is subject to a number of conditions, including:

     - the consummation of the merger;

     - the completion and execution of definitive documentation for the facilities;

     - the issuance of a specified amount of RailAmerica common stock in the merger;

     - the receipt of at least $11.1 million of proceeds from the exercise of RailTex stock options;

     - the receipt of net proceeds of at least $9.0 million from the sale of specified assets of RailTex or the reallocation of the merger consideration to decrease the cash and increase the stock payable to RailTex stockholders;

     - RailAmerica having a minimum of $16.9 million of cash on hand for financing the merger;

     - the granting of liens on assets and properties in favor of DLJ;

     - the absence of any material adverse change at RailAmerica including its subsidiaries, except Ferronor, and RailTex and its subsidiaries as a whole;

     - the absence of any disruption or adverse change in the financial, credit or capital markets that would materially impair DLJ's efforts to syndicate the credit facilities;

     - the completion of environmental audits and appraisals of assets; and

     - the payment of fees totaling approximately $8.7 million for the senior secured facilities and $2.9 million for the bridge financing plus expenses to DLJ.


     In addition to the fees payable in connection with the DLJ financing, RailAmerica has agreed to pay Barclays Capital Inc. $1.5 million upon consummation of the merger. In addition, RailAmerica and Barclays are parties to an engagement letter which requires RailAmerica to pay Barclays 25% of the gross underwriting spread or commission payable in connection with the public or private offering of RailAmerica debt securities completed during the term of the engagement letter or, in some circumstances, during the one year after termination of the engagement letter. Payment of either of these fees by RailAmerica will be used to offset payment of the other fee.


COMPLETION OF THE MERGER; EFFECTIVE TIME

     The merger agreement provides that the merger will be completed if the RailAmerica stockholders vote to approve the issuance of shares of RailAmerica common stock in the merger, the RailTex stockholders vote to approve and adopt the merger agreement and approve the merger and all other conditions to the merger are satisfied or waived. At completion, Cotton Acquisition Corp., a wholly-owned subsidiary of RailAmerica, will merge with and into RailTex with RailTex as the surviving corporation and each outstanding share of RailTex common stock will be converted into the right to receive $13.50 in cash and
0.66666667 shares of RailAmerica common stock, subject to reallocation as described below. Completion of the merger will occur when the articles of merger are filed with the Secretary of State of Texas. We refer to the time when the merger is completed as the effective time. The filing of the articles of merger will occur as soon as practicable after the closing conditions in the merger agreement are satisfied or waived. Either party may terminate the merger agreement if it is not completed by April 15, 2000 or under the circumstances we describe below under the captions "The Merger Agreement -- Conditions to the Merger" and "The Merger Agreement--Termination."

REALLOCATION OF MERGER CONSIDERATION

     If RailTex does not sell specified assets for net proceeds of at least $9.0 million prior to the completion of the merger, the amount of cash and RailAmerica common stock to be received by RailTex stockholders for each share of RailTex common stock will be reallocated. The cash portion of the merger consideration, equal to $13.50 per share, will be reduced by the amount less than $9.0 million for which the assets are sold divided by the number of shares of RailTex common stock to be exchanged in the merger. At the same time, the number of shares of RailAmerica common stock to be received for each share of RailTex common stock will be increased by the same value that the cash consideration is decreased. For this calculation, RailAmerica common stock will be valued at

$9.75 per share. Assuming RailTex does not sell any of the specified assets prior to the effective time of the merger and all RailTex stock options and stock units are exercised or exchanged, each RailTex stockholder will receive $12.63 in cash and 0.75589744 shares of RailAmerica common stock in the merger in exchange for each share of RailTex common stock owned at the effective time of the merger.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     The conversion of RailTex common stock into the right to receive $13.50 in cash and 0.66666667 shares of RailAmerica common stock, subject to reallocation as described above, will occur automatically at the effective time.

     As soon as practicable after the effective time, the exchange agent will mail a transmittal letter and instructions to each RailTex stockholder describing the procedures to follow in forwarding RailTex stock certificates. When the exchange agent receives an executed letter of transmittal and the original stock certificates, it will deliver shares of RailAmerica common stock and cash to the stockholder.

     After the effective time, RailTex will not permit any share transfers in its stock transfer books. Any certificate presented for transfer will be canceled and exchanged for the appropriate number of shares of RailAmerica common stock and an appropriate amount of cash. After the effective time and until surrendered, shares of RailTex common stock will only represent the right to acquire the number of shares of RailAmerica common stock and cash into which the shares were convertible at the effective time. See "The Merger
Agreement -- Exchange of New Stock Certificates."

     RailTex stockholders should not forward stock certificates to the exchange agent until they have received a transmittal letter. DO NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Members of RailTex's management and the RailTex board of directors may have interests in the merger that are in addition to their interests as stockholders of RailTex generally. The RailTex board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated thereby.


     Noncompete Agreement between RailAmerica and Ronald A. Rittenmeyer. In connection with the merger, RailAmerica has entered into a noncompete agreement with Ronald A. Rittenmeyer, Chairman of the Board of Directors, President and Chief Executive Officer of RailTex. The noncompete agreement prohibits Mr. Rittenmeyer from engaging in or having any interest in any company, other than RailAmerica, whose primary business is owning and operating Class II or Class III short-line railroads for 24 months commencing upon his termination of employment with RailTex. Under the terms of the noncompete agreement, Mr. Rittenmeyer is entitled to a lump sum of $2,050,000, which will be paid upon termination of his employment with RailTex at the effective time of the merger.


     Severance Agreements. RailTex is a party to severance agreements with its four executive officers. Under the severance agreements, an executive officer will receive a lump-sum payment equal to 3 times the officer's current base pay and targeted cash bonus, continued participation in RailTex's employee benefit plans and the title to any RailTex car the officer is using at the time he or she is terminated upon the occurrence of the following within two years of a change in control:

          - RailTex terminates the executive officer's employment for any reason other than if the executive officer is convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties, intentionally engages in wrongful damage to the property of RailTex or intentionally engages in the wrongful disclosure of confidential information, any of which demonstrably and materially harms RailTex;

          - the executive officer terminates his employment with RailTex for any of the specified reasons contained in the agreement; or

          - the executive officer terminates his employment with RailTex for any reason within the 30 day period that begins 12 months, or in the case of one executive, six months after the change in control.

     Except in specified situations, RailTex will also pay any additional amounts necessary to cover any federal excise taxes the executive officer may incur as a result of the change in control agreements and, provided the executive officer has not acted in bad faith or with no colorable claim of success, RailTex will pay any legal fees incurred by the executive officer in enforcing the change in control agreements. The consummation of the merger will constitute a change in control under the agreements.

     In addition, Bruce Flohr, a RailTex director, will be entitled to a payment under his employment agreement with RailTex as his agreement will be terminated due to the change in control resulting from the merger. The payment will be equal to the unpaid amounts of compensation under the employment agreement, which may be "grossed up" if any portion of Mr. Flohr's benefits are subject to excise taxes.

     New Directors of RailAmerica. In connection with the merger, RailAmerica has agreed to increase the number of directors on its board of directors to nine and to appoint Ferd. C. Meyer, Jr. and William G. Pagonis, who have been designated by RailTex from the list of persons eligible under the merger agreement, as directors as of the effective time of the merger. The RailAmerica board of directors is divided into three classes, designated Class I, Class II and Class III. The current term of the Class I directors terminates on the date of the 2002 annual meeting of RailAmerica stockholders. The current term of the Class II directors terminates on the date of the 2000 annual meeting of RailAmerica stockholders. The current term of the Class III directors terminates on the date of the 2001 annual meeting of RailAmerica stockholders. Under RailAmerica's certificate of incorporation, each class of directors must consist, as nearly as possible, of one-third of the total number of directors. RailAmerica's board of directors currently consists of two Class I directors, two Class II directors and three Class III directors. Ferd. C. Meyer, Jr. will be appointed as a Class I director and William G. Pagonis will be appointed as a Class II director. It has been RailAmerica's policy to nominate for reelection the incumbent members of the board of directors upon expiration of their terms.

     Continuing Employment of Executive Officers. Some executive officers of RailTex will remain executive officers of RailTex or become officers of RailAmerica following the merger.

     Indemnification and Insurance. Under the merger agreement, RailAmerica agreed that all rights to indemnification in effect as of October 14, 1999 for acts or omissions occurring prior to the effective time of the merger in favor of RailTex's current and former directors, officers and employees as provided in RailTex's bylaws, existing indemnification contracts or under applicable law would continue in full force and effect in accordance with their terms and in any event, for not less than six years from the effective time of the merger. For a period of not less than six years from the effective time of the merger, RailTex, as a wholly owned subsidiary of RailAmerica, or RailAmerica will provide, for the benefit of the current directors and officers of RailTex, an insurance and indemnification policy providing coverage for events occurring at or prior to the effective time of the merger that is no less favorable than RailTex's current policy, or if substantially equivalent insurance coverage is unavailable, the best available coverage. However, RailAmerica and RailTex, as a wholly owned subsidiary of RailAmerica, will not be required to pay premiums in excess of 200% of the last annual premium paid by RailTex.

     Registration of RailAmerica Stock. RailAmerica has agreed to file a registration statement to register the resale of RailAmerica shares issued to affiliates of RailTex in the merger. See "-- Resale of RailAmerica Common Stock."

     Acceleration of Stock Options, Stock Units, Restricted Stock and Non-Qualified Deferred Compensation Program. Under the RailTex option plans and similar arrangements, the RailTex long-term incentive plans and the RailTex restricted stock plans and similar arrangements, RailTex directors and executive officers, as well as many RailTex employees, hold stock options, stock units and restricted stock. Under the merger agreement, each of those awards will become fully vested and then canceled and each holder will receive the merger consideration less any applicable withholding taxes and, in the case of stock options, less the applicable exercise price for each option. See "The Merger Agreement -- Stock Options and Other Stock Rights." In addition, RailTex maintains a non-qualified deferred compensation program under which executives can defer a portion of their compensation. Under the program, all benefits vest at the effective time of the merger. The following table discloses the number of stock options, stock units and shares of restricted stock and benefits under the non-qualified deferred compensation plan subject to accelerated vesting for each director and executive officer of RailTex as of the date of this joint proxy statement/prospectus:


                                                                               PERFORMANCE   RESTRICTED   NON-QUALIFIED
                                                       STOCK OPTIONS              UNITS        STOCK        DEFERRED
                                                ----------------------------   -----------   ----------   COMPENSATION
                                                 TOTAL    VESTED    UNVESTED    UNVESTED      UNVESTED      BENEFITS
                                                -------   -------   --------   -----------   ----------   -------------
Bruce M. Flohr................................   64,716    35,542    29,174       6,111             0              0
Robert R. Lende...............................   42,710    40,193     2,517           0             0              0
Laura D. Davies...............................   51,795    51,795         0           0             0              0
Robert M. Ayres, Jr. .........................    9,000     9,000         0           0             0              0
Ferd. C. Meyer, Jr. ..........................    9,000     9,000         0           0             0              0
Heather J. Gradison...........................    9,000     9,000         0           0             0              0
Palmer L. Moe.................................    9,000     9,000         0           0             0              0
William G. Pagonis............................    3,000     3,000         0           0             0              0
W. Bruce Allen................................        0         0         0           0             0              0
Ronald A. Rittenmeyer.........................  341,053    30,000   311,053      20,526        50,000       $263,951
Joseph P. Jahnke..............................   48,943     4,164    44,779       6,861             0         70,880
Thomas W. Arnst...............................   63,845    10,000    53,845       6,947         6,000         64,860
John M. Hovis.................................   76,926         0    76,926       8,463         6,000         73,544
                                                -------   -------   -------      ------        ------       --------
         Total................................  728,988   210,694   518,294      48,908        62,000       $473,235
                                                =======   =======   =======      ======        ======       ========


MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a general discussion of the material federal income tax consequences of the merger to RailTex stockholders. This discussion is based on current law, which is subject to change, possibly retroactively. This discussion applies to RailTex stockholders who hold their RailTex common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address the consequences of the merger under state, local or foreign law, nor does the discussion address all aspects of federal income taxation that may be important to a RailTex stockholder in light of his or her particular circumstances or tax issues that may be significant to a RailTex stockholder subject to special rules.

     RailTex stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger for them, including the applicable federal, state, local and foreign tax consequences.

     CONSEQUENCES TO RAILTEX STOCKHOLDERS

     The merger will be a taxable transaction for RailTex stockholders. A RailTex stockholder will recognize a taxable gain or loss, computed with respect to each share of RailTex stock, equal to the difference between (1) the amount of the cash consideration and the market value of the stock consideration received in the merger and (2) the stockholder's adjusted tax basis in the RailTex common stock exchanged in the merger. This gain or loss will be a long term capital gain or loss in the case of shares of RailTex stock that, at the effective time of the merger, have been held by the stockholder for more than one year. For non-corporate RailTex stockholders, this long term capital gain is subject to a maximum tax rate of 20 percent.

     Each share of RailAmerica stock received by a RailTex stockholder in the merger will have a tax basis equal to the fair market value of the share received. A new holding period for each share of RailAmerica stock received will begin on the date it is received.

     BACKUP WITHHOLDING

     The payment of the cash and stock consideration by RailAmerica to a RailTex stockholder may be subject to "backup" withholding at a rate of 31 percent (1) if the RailTex stockholder does not furnish his or her social security number or other taxpayer identification number in the specified manner or (2) under some other circumstances. Any amount withheld from the payment of the merger consideration under the backup withholding rules will be allowed as a refund or credit against the RailTex stockholder's federal income tax liability if the RailTex stockholder furnishes the required information to the Internal Revenue Service. Corporations and some other entities are exempt from backup withholding if they properly establish their exempt status.

ACCOUNTING TREATMENT

     RailAmerica will account for the merger under the purchase method of accounting in accordance with generally accepted accounting principles. Under the purchase method of accounting, RailAmerica will allocate the purchase price (i.e., the aggregate combined value of the RailAmerica common stock and the cash paid in the merger, including direct costs of the merger) to the identifiable assets of RailTex based upon estimates of the fair value of the identifiable assets and liabilities as of the effective time of the merger. The amount by which the purchase price exceeds the fair value of RailTex's net identifiable assets will constitute goodwill. After the merger, RailAmerica will include RailTex's financial condition and results of operations in its consolidated financial condition and results of operations.

RESALE OF RAILAMERICA COMMON STOCK

     All of the RailAmerica common stock issued in the merger will be freely transferable except any shares that affiliates of RailTex receive. An affiliate of a corporation is someone who controls, is controlled by, or is under common control with that corporation. The term generally includes executive officers and directors and principal stockholders of the corporation. RailAmerica has agreed to file, simultaneously with the filing of this joint proxy statement/prospectus, a registration statement to register the resale of RailAmerica shares issued to affiliates of RailTex in the merger. RailAmerica expects to have this registration statement declared effective on or before the effective time of the merger.

DISSENTERS' RIGHTS

     RailAmerica is incorporated under the Delaware General Corporation Law and, under that law, RailAmerica stockholders are not entitled to appraisal rights in connection with the merger.

     RailTex is incorporated under Texas law and the Texas Business Corporation Act governs the rights of RailTex stockholders who as a result of the merger seek appraisal, under Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, of the "fair value" of the holder's common stock. RailAmerica may terminate the merger agreement and abandon the merger if the holders of more than 10% of RailTex common stock give written objections to the merger or written demands exercising their dissenters' rights. The following is a summary of the principal provisions of the articles of the Texas Business Corporation Act concerning dissenters' rights, a copy of which is attached to this joint proxy statement/prospectus as Annex D and is incorporated in this joint proxy statement/prospectus by reference. This summary is not a complete description and should be read in conjunction with the full text of Articles 5.11, 5.12 and
5.13 of the Texas Business Corporation Act. FAILURE TO TAKE ANY ACTION REQUIRED BY ARTICLES 5.11, 5.12 AND 5.13 OF THE TEXAS BUSINESS CORPORATION ACT WILL RESULT IN A TERMINATION OR WAIVER OF A STOCKHOLDER'S RIGHTS UNDER THE ACT.

     A stockholder who intends to exercise dissenters' rights must:

     (1) file with RailTex, before the RailTex special meeting, a written objection to the merger that identifies the holder, as of the record date, of the shares of RailTex common stock for which dissenters' rights will be exercised, states that the holder's dissenters' rights will be exercised if the merger agreement is approved and provides the holder's address; and

     (2) not vote in favor of the approval and adoption of the merger agreement and approval of the merger.

     The written objection must be filed with Thomas Arnst, Senior Vice President -- General Counsel and Secretary of RailTex. A proxy or vote against the approval and adoption of the merger agreement and approval of the merger will not constitute a written objection. Because a proxy left blank will, unless revoked, be voted "FOR" approval and adoption of the merger agreement and approval of the merger, a holder of RailTex common stock who intends to exercise his or her dissenters' rights who votes by proxy must not leave the proxy blank but must vote "AGAINST" or "ABSTAIN" from voting for or against approval and adoption of the merger agreement and approval of the merger.

     Only a holder of RailTex common stock as of the record date is entitled to demand appraisal for the RailTex common stock registered in that holder's name. Accordingly, the written objection described above must be signed by or for the record holder, fully and correctly, as the holder's name appears on the holder's stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, then the written objection should be signed in that capacity. If the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, then the written objection should be signed by or for all owners. An authorized agent, including one of two or more joint owners, may sign the written objection for a record holder, however, the agent must identify the record owner or owners and expressly disclose that, in signing the written objection, the agent is acting as agent for the record owner or owners.

     A record holder, such as a broker, who holds RailTex common stock as nominee for beneficial owners, may exercise a holder's dissenters' rights with respect to the stock held for all or some of such beneficial owners. In that case, the written objection should set forth the number of shares of RailTex common stock covered by the objection. If no number of shares is expressly mentioned, the written objection will be presumed to cover all of the stock standing in the record holder's name.

     Within 10 days from the effective time of the merger, RailAmerica will deliver or mail a notice of effectiveness of the merger to each person who satisfied the foregoing conditions.

     Within 10 days after RailAmerica delivers or mails notice of the effectiveness of the merger to a dissenting stockholder, the dissenting stockholder must deliver to RailTex a written demand for payment of the fair value of the dissenting stockholder's RailTex common stock. The demand must state the number of shares of RailTex common stock that the dissenting stockholder owns and the dissenting stockholder's estimate of the fair value of the shares. The fair value of the shares will be determined as of the day immediately preceding the RailTex special meeting, excluding any appreciation or depreciation in anticipation of the merger. The written demand must be signed by or for the record holder of the shares in the same manner that the written objection described above must be signed.

     Any dissenting RailTex stockholder who has demanded payment in accordance with their dissenters' rights under the Texas Business Corporation Act will not be entitled to vote or exercise any other stockholder rights, except the right to receive payment of the fair value pursuant to the applicable articles of the Texas Business Corporation Act and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or is fraudulent. Furthermore, the shares of RailTex common stock for which payment has been demanded in accordance with the appraisal rights under Texas law will not be considered outstanding for the purposes of any subsequent vote of RailTex stockholders.

     Within 20 days after demanding payment in accordance with the Texas Business Corporation Act, the dissenting stockholder must surrender the certificates representing the stockholder's shares of RailTex common stock to RailTex. RailTex will then make a notation on each certificate that a demand for payment has been made. RailTex may terminate the dissenting stockholder's rights under Texas law if the dissenting stockholder fails to deliver the certificates, unless a court directs otherwise for good cause.

     Within 20 days after RailTex receives a demand for payment from a dissenting stockholder, RailTex must deliver or mail to the dissenting stockholder a written notice that either:

     (1) accepts the dissenting stockholder's fair value estimate and agrees to pay that amount for the stockholder's shares within 90 days after the effective time of the merger, or

     (2) contains RailTex's estimate of the fair value of the dissenting stockholder's shares and offers to pay the amount of RailTex's estimate within 90 days after the effective time of the merger.

     If, within 60 days after the effective time of the merger, RailTex and the dissenting stockholder agree on the fair value of the stockholder's shares, RailTex will pay for the shares within 90 days after the effective time of the merger and upon surrender of the certificates representing the shares duly endorsed. Upon payment of the agreed value, the dissenting stockholder will no longer have any interest in the stockholder's shares of RailTex common stock or in RailTex.

     If, within 60 days after the effective time of the merger, the dissenting stockholder and RailTex do not agree on fair value, then either the dissenting stockholder or RailTex may, between 60 days and 120 days after the effective time of the merger, file a petition in any court of competent jurisdiction in Bexar County, Texas, seeking a determination of the fair value of the stockholder's shares. If the dissenting stockholder files a petition, RailTex must file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all RailTex stockholders who have demanded payment for their shares and with whom RailTex has not reached agreement as to the fair value of their shares, within 10 days after a copy of that petition is served upon it. If RailTex files the petition, then the petition will be accompanied by such a list. Dissenting stockholders should not assume that RailTex will file a petition seeking to appraise dissenting stockholders' shares or that RailTex will initiate any negotiations with respect to the fair value of the shares. Accordingly, dissenting stockholders should initiate all necessary action to perfect their dissenters' rights within the time periods specified in the applicable sections of the Texas Business Corporation Act. Dissenting stockholders lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger.

     If a petition for an appraisal is timely filed, then after a hearing on the petition, the court will determine the stockholders who have complied with the applicable provisions of the Texas Business Corporation Act and will appoint one or more qualified appraisers to determine the fair value of the shares of RailTex common stock. After the appraiser files its report with the court, the court will determine the fair value of the shares and will direct RailTex to pay that value, together with interest to the date of judgment, to the stockholders entitled to such payment upon the surrender of duly endorsed certificates representing the shares. Upon payment of the judgment, the dissenting stockholders will no longer have any interest in the stockholders' shares or in RailTex. Any judicial determination of the "fair value" of the shares could be based on considerations other than or in addition to the merger consideration and the market value of the shares, including asset values, the investment value of the shares and any other valuation considerations generally accepted in the investment community. The value determined for the shares could be more, less than, or the same as the merger consideration. The court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including reasonable attorneys' fees and fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of dissenting stockholders entitled to appraisal. The court will allow the appraisers a reasonable fee as court costs, and all court costs will be allotted among the parties in the manner that the court determines to be fair and equitable.

     Any dissenting stockholder who has demanded payment under Texas law may withdraw the demand at any time before payment for his or her shares or before any petition has been filed requesting a determination of fair value. A demand may not be withdrawn after payment has been made or, unless RailTex consents, after any such petition has been filed. If (a) a demand is properly withdrawn,
(b) RailTex terminates the stockholder's dissenters' rights for failure to submit certificates for notation of demand, (c) no petition is filed within 120 days after the effective time of the merger, or (d) after a hearing on any such petition, the court determines that a stockholder is not entitled to the relief provided under Texas law, then, in any such case, a dissenting stockholder and all persons claiming under him or her will be conclusively presumed to have approved and adopted the merger agreement and approved the merger and will be bound by the terms of it, the right of the stockholder pursuant to the applicable sections of the Texas Business Corporation Act to be paid for his or her shares will cease, and his or her status as a stockholder will be restored without prejudice to any corporate proceedings that may have been taken place during the interim, and the stockholder will be entitled to receive any dividends or other distributions made to RailTex stockholders in the interim.

                              THE MERGER AGREEMENT

     The description of the merger agreement set forth below highlights the material terms of the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. This description may not include all the information that interests you. We urge you to read the merger agreement carefully and in its entirety.

TERMS OF THE MERGER

     GENERAL

     Under the merger agreement, Cotton Acquisition Corp., a wholly-owned subsidiary of RailAmerica, will merge with and into RailTex. After the merger, RailTex will survive as a wholly-owned subsidiary of RailAmerica. We will complete the merger once we file the articles of merger with the Texas Secretary of State, which will be no later than the fifth business day after the satisfaction or waiver of the conditions set forth in the merger agreement.

     CONVERSION OF SECURITIES

     Upon completion of the merger, each RailTex stockholder will receive for each share of RailTex common stock:

     - $13.50 in cash; and

     - 0.66666667 shares of RailAmerica common stock.

If, before we complete the merger, RailTex splits or combines its shares or pays a stock dividend, RailAmerica will adjust the merger consideration to reflect this event.

     The cash consideration and stock consideration will be reallocated in the event RailTex does not sell specified assets for net proceeds of at least $9.0 million. Specifically, the cash portion of the merger consideration will be reduced and the stock portion of the merger consideration will be increased by an amount equal to $9.0 million less any net proceeds for the specified assets, divided by the number of shares of RailTex common stock to be exchanged in the merger. In calculating the increase in stock consideration, RailAmerica common stock will be valued at $9.75.

     FRACTIONAL SHARES

     RailAmerica will not issue any fractional shares of its stock in the merger. In lieu of issuing fractional shares, RailAmerica will pay cash to each holder of fractional shares. The amount paid to each holder will be equal to the fraction of a RailAmerica share to which they are entitled multiplied by the average closing price for a RailAmerica share on the Nasdaq National Market for the five trading days that end two business days prior to the date on which we file the articles of merger with the Texas Secretary of State.

     STOCK OPTIONS AND OTHER STOCK RIGHTS

     Immediately prior to the effective time of the merger, all stock options and stock units will vest and become fully exercisable. At the effective time, they will be canceled and each holder of an option to purchase one share of RailTex common stock and each holder of a stock unit will receive, for each option and/or stock unit held:

     - $13.50 in cash, less the exercise price of each option in the case of option holders; and

     - a certificate representing 0.66666667 shares of RailAmerica common stock.

If, in the case of option holders, the exercise price of the option held is higher than the cash consideration, the holder of the option may elect to pay for the difference in cash, or the stock consideration may be reduced by an amount that is equal to the difference.

     Holders of stock options and stock units may also elect to satisfy any withholding taxes attributable to the payments described above by making a cash payment or by deducting the taxes from the cash consideration. If the cash consideration is insufficient to satisfy the tax liability, then RailAmerica may, at its option, reduce the stock consideration by an amount equal to the tax liability or use its reasonable best efforts to find purchasers for the shares of RailAmerica common stock to be issued to the option holders in order to assist the option holders in satisfying their tax liability.

     Immediately prior to the effective time, all RailTex restricted stock will vest and all restrictions will lapse. At the effective time, the restricted stock will be cancelled and holders of restricted stock will receive the merger consideration. Withholding tax liability attributable to the cash consideration will be satisfied out of the cash consideration while withholding tax liability attributable to the stock consideration will be satisfied using the same mechanism used for holders of stock options.

     For the purpose of calculating any reductions in the stock consideration referred to above, the value of the RailAmerica stock will be based on the higher of (1) the average closing price for a RailAmerica share on the Nasdaq National Market for the five trading days that end two business days prior to the effective time and (2) a value of $9.75 per share.

EXCHANGE OF NEW STOCK CERTIFICATES

     EXCHANGE AGENT

     Once we complete the merger, RailAmerica will deposit with American Stock Transfer & Trust Company, for the benefit of RailTex's stockholders, a cash reserve to cover both the cash consideration and the payment for any fractional shares mentioned above. RailAmerica will also deposit with American Stock Transfer & Trust Company certificates representing the shares of RailAmerica common stock issuable in the merger in exchange for outstanding shares of RailTex common stock. For this purpose, the number of shares of RailAmerica common stock issuable will be the product of (a) 0.66666667 and (b) the number of outstanding shares of RailTex common stock as of the effective time, subject to reallocation if RailTex does not sell specified assets for net proceeds of at least $9.0 million.

     After we complete the merger, American Stock Transfer & Trust Company will mail to each RailTex stockholder a letter of transmittal and instructions for use in surrendering RailTex shares in exchange for cash and certificate(s) representing shares of RailAmerica common stock. Upon surrender of the RailTex stock certificate to American Stock Transfer & Trust Company, American Stock Transfer & Trust Company will distribute to the RailTex stockholder $13.50, as well as cash in exchange for any fractional shares of RailAmerica, and a certificate representing 0.66666667 shares of RailAmerica stock for each share of RailTex stock, subject to reallocation if RailTex does not sell specified assets for net proceeds of at least $9.0 million. See "The Merger
Agreement -- Reallocation of Merger Consideration." The surrendered RailTex stock certificate(s) will then be cancelled.

     DIVIDENDS AND DISTRIBUTIONS

     No dividends or other distributions declared or made with respect to RailAmerica common stock with a record date after the effective time will be paid to a RailTex stockholder until the stockholder surrenders his or her RailTex stock certificate(s).

     TRANSFERS

     As soon as we complete the merger, the stock transfer books of RailTex will be closed and there will be no further registration of transfers of RailTex common stock.

     TERMINATION OF EXCHANGE FUND

     RailAmerica will receive any funds which remain undistributed to holders of shares of RailTex stock six months after the date we complete the merger. Any RailTex stockholder who has not previously complied with the exchange procedures may then look only to RailAmerica for payment.

     NO LIABILITY

     RailAmerica will not be liable to any RailAmerica stockholder or RailTex stockholder for any cash or certificates delivered to a public official pursuant to any applicable abandoned property or similar laws.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various mutual representations and warranties made between RailAmerica and RailTex relating to, among other things:

- Organization and qualification to do business;

- Subsidiaries;

- Capitalization;

- Adequacy of the vote of stockholders to approve the transactions described in this joint proxy statement/prospectus;

- Receipt of consents and approvals required for the merger;

- Filings with the Securities and Exchange Commission and financial statements;

- Absence of changes or events which would have a material adverse affect;

- Absence of undisclosed liabilities;

- Accuracy of information supplied in connection with this joint proxy statement/prospectus;

- Employee benefit plans;

- Litigation;

- Permits and compliance with law;

- Brokers' fees and expenses;

- Intellectual property;

- Authority relative to the merger;

- Labor matters;

- Ownership rights to property;

- Environmental matters;

- Transactions with affiliates;

- Absence of bribes;

- Insurance;

- Opinion rendered by Chase with respect to the fairness, from a financial point of view, of the merger consideration to the stockholders of RailTex and opinion rendered by Credit Suisse First Boston with respect to the fairness, from a financial point of view, of the merger consideration to RailAmerica;

- Taxes; and

- Knowledge of inaccurate representations.

     In addition to the mutual representations and warranties listed above, RailTex has made representations and warranties as to:

     - "Golden parachute" plans; and

     - Customers.

     In addition to the mutual representations and warranties listed above, RailAmerica has made representations and warranties as to:

     - Cotton Acquisition Corp.; and

     - Financial capability.

COVENANTS

Each of us has agreed to:

     - promptly advise one another of any change or event that is likely to have a material adverse effect on the respective corporation;

     - provide to one another copies of all filings made by the other with any governmental agency in connection with the merger; and

     - not dissolve our respective companies.

RailTex has also agreed that it and its subsidiaries will:

     - conduct their business in the ordinary course of business and consistent with past practice;

     - not (a) pay any dividends on their common stock, except for dividends by a subsidiary to RailTex (b) split, combine or reclassify any of their capital stock or issue any other securities in respect of, in lieu of or in substitution for shares of their capital stock or (c) acquire any shares of their common stock;

     - not issue, pledge or otherwise encumber any shares of their common stock, other than upon exercise of existing stock options;

     - not amend their respective certificates of incorporation, bylaws, and other similar organizational documents;

     - not acquire other businesses, except for any acquisitions for a purchase price of up to $2.0 million or the potential acquisitions described in the disclosure schedule to the merger agreement;

     - not sell, lease or otherwise encumber any of their assets other than in the ordinary course of business consistent with past practice or as provided for in the disclosure schedule to the merger agreement;

     - except for working capital borrowings under current credit facilities, indebtedness of up to $5.0 million and hedging transactions described in the disclosure schedule to the merger agreement, not incur any debt, guarantee any debt securities of another person, or make any loans or capital contributions to any other person other than to RailTex, its subsidiary or any of their employees in accordance with past practice;

     - not materially change their accounting methods and practices except if required by a change in generally accepted accounting standards;

     - not discharge any debt in excess of $1.0 million, except those debts paid in the ordinary course of business consistent with past practice;

     - not alter any current employee compensation plan (whether by increasing or terminating such plan) unless done in the ordinary course of business consistent with past practice or as provided for in the disclosure schedule to the merger agreement; and

     - not modify, terminate or waive any rights to any material contract to which they are a party.

     RailAmerica has also agreed that it will provide registration rights to affiliates of RailTex and will register the shares of RailAmerica common stock issued to them in the merger.

NO SOLICITATION OF TRANSACTIONS

     RailTex has agreed that, until the merger is completed, it will not: (1) take any action which would reasonably be expected to cause a third party to make a proposal to acquire an interest in RailTex or (2) propose, enter into or participate in any discussions or negotiations regarding any such proposal.

     This does not prohibit RailTex from, prior to its special meeting:

     - furnishing information under a confidentiality agreement to a third party which has made an unsolicited proposal more favorable to RailTex's stockholders than the merger as long as Chase advises the RailTex board that this third party is capable of financing the proposed transaction;

     - engaging in discussions or negotiations with the third party which has made this unsolicited proposal; or

     - following receipt of the unsolicited proposal, taking and disclosing to its stockholders a position with respect to such proposal.

     However, in each case referred to above, the RailTex board must conclude in good faith that such action is necessary in order for the board to act consistently with its fiduciary obligations to its stockholders .

     If the board receives a proposal, RailTex will promptly inform RailAmerica of the material terms and conditions of that proposal and the identity of the person making it. RailTex may not enter into an agreement with a third party or terminate the merger agreement until three business days after RailAmerica receives notice from RailTex of its receipt of a proposal.

     RailTex has agreed that neither its board nor any committee thereof will
(1) withdraw or modify, or propose to withdraw or modify, its recommendation to approve the merger agreement, except if there has been a material adverse change at RailAmerica, (2) approve or recommend, or propose to approve or recommend, a proposal by a third party to acquire RailTex or (3) enter into an agreement in connection with an acquisition proposal by a third party. However, the board may withdraw or modify its approval or recommendation of the merger, approve or recommend an acquisition proposal superior to the merger by a third party, enter into an agreement in connection with such a proposal, or terminate the merger agreement if it determines in good faith after consultation with its legal and financial advisors that it is necessary to do so to act consistently with its fiduciary obligations to its stockholders and its financial advisors advise the board that they reasonably believe the third party making the proposal has the ability to finance the transaction.

     If RailTex enters into a binding agreement with another party which has offered it a proposal that is more favorable to RailTex's stockholders than the merger, RailTex must pay to RailAmerica the termination fee described in the section labeled "--Termination Fee and Expenses."

EMPLOYMENT MATTERS

     As of the effective time, the employees of RailTex will continue their employment without interruption at the same base annual salary or hourly wage rate, as applicable, and the same position as immediately prior to the effective time. Except as may be specifically required by applicable law or the terms of any employment or collective bargaining agreement, RailAmerica will not have any obligation to continue the employment of any RailTex employee for any specific period of time following the effective time.

     As of the effective time, RailAmerica will honor and satisfy all obligations and liabilities under all RailTex employee benefit plans and all employment and collective bargaining agreements. Pursuant to the merger agreement, RailAmerica must continue all RailTex employee benefit plans until the first anniversary of the effective time in accordance with their respective terms and applicable law. If a RailTex employee benefit plan is terminated following the one year anniversary of the effective time, RailAmerica will arrange for each individual who is then a participant in such terminated benefit plan to participate in a benefit arrangement maintained by RailAmerica and each participant will receive full credit for all prior service with RailTex for determining eligibility, vesting and, to the extent not duplicative of benefits received under any such arrangement, the amount of benefits. In addition, RailAmerica will waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to the former RailTex employees under any RailAmerica welfare benefit plans, except for limitations or waiting periods that are already in effect and that have not been satisfied with respect to such employees.

     Prior to the effective time, RailTex will adopt a retention bonus program covering some officers and employees of RailTex and its subsidiaries. The retention plan will provide, in the aggregate, bonus payments to eligible officers and employees of not more than $1.0 million.

INDEMNIFICATION AND INSURANCE

     Under the merger agreement, RailAmerica agreed that all rights to indemnification in effect as of October 14, 1999 for acts or omissions occurring prior to the effective time of the merger in favor of RailTex's current and former directors, officers and employees as provided in RailTex's by-laws, existing indemnification contracts or under applicable law would continue in full force and effect in accordance with their terms and in any event, for not less than six years from the effective time of the merger. For a period of not less than six years from the effective time of the merger, RailTex, as a wholly-owned subsidiary of RailAmerica, or RailAmerica will provide, for the benefit of the current directors and officers of RailTex, an insurance and indemnification policy providing coverage for events occurring at or prior to the effective time of the merger that is no less favorable than RailTex's current policy, or if substantially equivalent insurance coverage is unavailable, the best available coverage. However, RailAmerica and RailTex, as a wholly-owned subsidiary of RailAmerica, will not be required to pay premiums in excess of 200% of the last annual premium paid by RailTex.

CONDITIONS TO THE MERGER

     Our respective obligations to complete the merger depend on the fulfillment of each of the following conditions:

     - the effectiveness of the Registration Statement on Form S-4 to register the RailAmerica common stock to be issued to RailTex stockholders in the merger;

     - the approval and adoption of the merger agreement and approval of the merger by a majority of the shares of RailTex common stock outstanding on the record date;

     - the approval of the issuance of RailAmerica common stock in the merger by a majority of the outstanding shares of RailAmerica common stock that vote on the proposal, provided that the holders of a majority of the outstanding shares of RailAmerica common stock vote or are represented at the meeting;

     - the making of all material filings required to be made with, and the procurement of all consents and authorizations required to be obtained from, governmental entities in order to complete the merger;

     - the opinion of Credit Suisse First Boston stating that the merger consideration is fair, from a financial point of view, to RailAmerica and the opinion of Chase stating that the merger consideration is fair, from a financial point of view, to the stockholders of RailTex are in effect and have not been withdrawn at the effective time;

     - exemption or approval for the transaction by the Surface Transportation Board;

     - the lack of any order issued by any court or any other legal restraint preventing the completion of the merger or subjecting us to substantial damages as a result of the completion of the merger;

     - no event likely to result in a material adverse change in the condition of RailTex or RailAmerica has occurred;

     - the representations and warranties made by the other party, subject to materiality qualifications, are true and correct, as of the date of the merger agreement and as of the effective time, or as of the date specified in the representation except (other than for the representations regarding capitalization) where the failure of the representation to be true would not reasonably be likely to have a material adverse effect on the party making the representation; and

     - the other party has performed in all material respects the obligations required to be performed by it under the merger agreement prior to the time the merger is completed.

     RailAmerica may choose not to complete the merger if any of the following have occurred:

     - the New York Stock Exchange or the Nasdaq National Market has suspended trading in securities for more than one trading day;

     - the Dow Jones Industrial Average declines by more than 20%;

     - a banking moratorium has been declared;

     - any governmental authority directly and materially limits the extension of credit by banks or other lending institutions;

     - the United States declares war; or

     - any of the above items existing on October 14, 1999 have materially accelerated or worsened.

     RailTex may choose not to complete the merger if:

     - the Nasdaq National Market has not approved the listing of the RailAmerica shares to be issued in the merger; or

     - RailTex does not receive an opinion from Greenberg Traurig, P.A. that the RailAmerica shares to be issued in the merger are duly authorized.

TERMINATION

     The merger may be abandoned at any time before we complete the merger and before or after the special meetings of RailTex and RailAmerica described in this joint proxy statement/prospectus, in the following circumstances:

          (a) by our mutual written consent;

          (b) by either one of us, if a governmental entity has taken any action preventing the completion of the merger and that action has become final and nonappealable;

          (c) by either one of us, if we do not complete the merger before April 15, 2000. However, neither one of us may terminate the merger agreement due to the failure to complete the merger by this date if the failure has been caused by a party's material breach of the merger agreement;

        (d) by RailAmerica, if:

           (1) RailTex has breached any of its representations or warranties which breach has caused the conditions to the merger regarding the truth of RailTex's representations and warranties not to be satisfied and, with respect to breaches of its representations subject to cure, the breach has not been cured within 30 days following receipt by RailTex of notice of the breach;

           (2) RailTex has failed to comply in any material respect with its material obligations or covenants under the merger agreement;

           (3) the holders of more than 10% of RailTex common stock give written objections to the merger or written demands exercising their dissenters' rights;

           (4) the RailTex board of directors modifies or withdraws, in a manner adverse to RailAmerica, its approval of the merger or recommendation of the merger to the RailTex stockholders, except if there has been a material adverse change at RailAmerica, or approves or recommends an acquisition proposal by a third party;

           (5) RailTex enters into any binding agreement with respect to a superior acquisition proposal made by a third party, other than a confidentiality agreement; or

           (6) the RailTex board of directors has resolved to take either of the actions in item (4) or (5) above; and

        (e) by RailTex, if:

           (1) RailAmerica has breached any of its representations or warranties which breach has caused the conditions to the merger regarding the truth of RailAmerica's representations and warranties not to be satisfied and, with respect to breaches of its representations subject to cure, the breach has not been cured within 30 days following receipt by RailAmerica of notice of the breach;

           (2) RailAmerica or Cotton have failed to comply in any material respect with its material obligations or covenants under the merger agreement; or

           (3) it exercises its rights described under the section "-- No Solicitation of Transactions."

TERMINATION FEE AND EXPENSES

     Except as otherwise stated in the merger agreement, all expenses incurred in the merger will be paid by the party incurring such expenses.

     RailTex has agreed to pay RailAmerica an amount equal to $8.0 million plus expenses of not more than $2.0 million incurred and paid by RailAmerica in connection with the merger if the merger agreement is terminated by virtue of the provisions outlined in clause d(4), d(5), d(6) or e(3) under "-- Termination."

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     RailAmerica will account for the merger under the purchase method of accounting and will allocate the consideration it pays in the merger to the assets it acquires and the liabilities it assumes based on their estimated fair values. The pro forma adjustments are preliminary and are based on management's estimates of the value of RailTex's tangible and intangible assets. In addition, RailAmerica management is assessing and formulating its integration plans. The finalization of these plans could result in a material change to the estimates used in the preparation of the pro forma financial data.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                                                                             PRO FORMA       CONSOLIDATED
                                                              RAILAMERICA(A)   RAILTEX(A)   ADJUSTMENTS        BALANCES
                                                              --------------   ----------   -----------      ------------
ASSETS
Cash........................................................     $ 13,899       $  2,701     $ (11,900)(b)     $   (300)
                                                                                                (5,000)(c)
Accounts and notes receivable...............................       34,734         34,067                         68,801
Inventories.................................................       17,696                                        17,696
Other current assets........................................        3,576          6,745                         10,321
                                                                 --------       --------     ---------         --------
        Total current assets................................       69,905         43,513       (16,900)          96,518
Property, plant and equipment, net..........................      345,347        290,563        78,365(b)       714,275

Notes receivable, less current portion......................        1,275                                         1,275
Investment in affiliates....................................        6,409                                         6,409
Excess of cost over net assets of companies acquired........        2,157                                         2,157
Other assets................................................       10,222         34,132       (21,090)(b)       20,099
                                                                                                (6,145)(b)
                                                                                                11,075(c)
                                                                                                (8,095)(d)
                                                                 --------       --------     ---------         --------
        Total assets........................................     $435,315       $368,208     $  37,210         $840,733
                                                                 ========       ========     =========         ========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current maturities of long term debt........................     $  6,272       $  1,068     $  (1,068)(b)     $ 17,522
                                                                                                11,250(c)
Accounts payable............................................       25,977         20,952                         46,929
Accrued expenses............................................       13,648         16,391         9,400(b)        39,439
                                                                 --------       --------     ---------         --------
        Total current liabilities...........................       45,897         38,411        19,582          103,890
                                                                 --------       --------     ---------         --------
Long-term debt..............................................      251,388        120,528       111,743(b)       489,734
                                                                                                11,075(c)
                                                                                                (5,000)(c)
Convertible debt............................................       24,285                                        24,285

Other liabilities...........................................       18,059         13,445                         31,504
Deferred income taxes.......................................       12,966         28,832        23,673(b)        65,471
Minority interest...........................................        9,029         11,560       (11,560)(b)        9,029
Redeemable convertible preferred stock......................       10,695                                        10,695
Stockholders' equity:
  Common stock..............................................           12            930          (930)(e)           19
                                                                                                     7(b)
  Additional paid in capital................................       49,997         85,314       (85,314)(e)      101,214
                                                                                                51,217(b)
  Retained earnings.........................................       15,752         70,532       (70,532)(e)        7,657
                                                                                                (8,095)(d)
  Accumulated other comprehensive income....................        1,558         (1,344)        1,344(e)         1,558
  Less treasury stock.......................................       (4,323)                                       (4,323)
                                                                 --------       --------     ---------         --------
        Total stockholders' equity..........................       62,996        155,432      (112,303)         106,125
                                                                 --------       --------     ---------         --------
Total liabilities and stockholders' equity..................     $435,315       $368,208     $  37,210         $840,733
                                                                 ========       ========     =========         ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                          TOLEDO,
                                                    V/LINE FREIGHT                      PEORIA AND                  PRO FORMA
                                   RAILAMERICA(A)   CORPORATION(B)   RAILINK LTD.(C)    WESTERN(D)    RAILTEX(A)   ADJUSTMENTS
                                   --------------   --------------   ----------------   -----------   ----------   -----------
Operating revenues:
  Transportation -- railroad.....     $72,505          $24,302           $18,806          $6,509       $134,449        5,747(e)
  Manufacturing..................      33,859               --                --              --             --           --
  Other..........................       4,710            4,529             1,176           1,173             --           --
                                      -------          -------           -------          ------       --------     --------
        Total operating
          revenue................     111,074           28,831            19,982           7,682        134,449        5,747
                                      -------          -------           -------          ------       --------     --------
Operating expenses:
  Transportation -- railroad.....      46,465           31,291            11,888           5,900         72,381         (683)(f)
  Cost of goods sold --
    manufacturing................      25,098               --                --              --             --           --
  Selling, general and
    administrative...............      15,150               --             3,915           1,244         26,291         (443)(g)
                                                                                                                        (938)(h)
                                                                                                                      (5,087)(i)
  Depreciation and
    amortization.................       6,549            1,230             2,113             681         12,315        1,206(j)
                                                                                                                        (302)(k)
                                                                                                                        (309)(l)
                                                                                                                         264(m)
                                      -------          -------           -------          ------       --------     --------
        Total operating
          expenses...............      93,262           32,521            17,916           7,825        110,987       (6,292)
                                      -------          -------           -------          ------       --------     --------
        Operating income
          (loss).................      17,812           (3,690)            2,066            (143)        23,462       12,039
Interest and other expense.......     (10,936)            (234)             (662)           (519)        (5,735)      (3,963)(n)
                                                                                                                      (2,832)(o)
                                                                                                                        (506)(p)
                                                                                                                     (10,965)(q)
                                                                                                                        (461)(r)
                                                                                                                         (73)(s)
Minority interest in income of
  subsidiary.....................      (1,091)              --                --              --             --           --
                                      -------          -------           -------          ------       --------     --------
    Income (loss) before income
      taxes......................       5,785           (3,924)            1,404            (662)        17,727       (6,761)
(Benefit) Provision for income
  taxes..........................      (1,454)              --               629            (224)         7,173       (4,839)(t)
                                      -------          -------           -------          ------       --------     --------
        Net income (loss)........     $ 7,239          $(3,924)          $   775          $ (438)      $ 10,554       (1,922)
                                      =======          =======           =======          ======       ========     ========
Weighted average shares
  outstanding
  Basic..........................      11,018                                                                          7,192(u)
                                      =======                                                                       ========
  Diluted........................      12,789                                                                          9,300(v)
                                      =======                                                                       ========
Earnings per share -- Basic......     $  0.59
                                      =======
Earnings per share -- Diluted....     $  0.55
                                      =======
                                   CONSOLIDATED
                                     BALANCES
                                   ------------
Operating revenues:
  Transportation -- railroad.....    $262,318
  Manufacturing..................      33,859
  Other..........................      11,588
                                     --------
        Total operating
          revenue................     307,765
                                     --------
Operating expenses:
  Transportation -- railroad.....     167,242
  Cost of goods sold --
    manufacturing................      25,098
  Selling, general and
    administrative...............      40,132
  Depreciation and
    amortization.................      23,747
                                     --------
        Total operating
          expenses...............     256,219
                                     --------
        Operating income
          (loss).................      51,546
Interest and other expense.......     (36,886)
Minority interest in income of
  subsidiary.....................      (1,091)
                                     --------
    Income (loss) before income
      taxes......................      13,569
(Benefit) Provision for income
  taxes..........................       1,285
                                     --------
        Net income (loss)........      12,284
                                     ========
Weighted average shares
  outstanding
  Basic..........................      18,210
                                     ========
  Diluted........................      22,089
                                     ========
Earnings per share -- Basic......    $   0.63
                                     ========
Earnings per share -- Diluted....    $   0.56
                                     ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            TOLEDO,
                                                   V/LINE FREIGHT                         PEORIA AND
                                 RAILAMERICA(A)    CORPORATION(B)     RAILINK LTD.(C)     WESTERN(D)     RAILTEX(A)
                                 --------------   -----------------   ----------------   -------------   ----------
Operating revenues:
  Transportation -- railroad...     $30,304           $ 60,410            $25,470           $13,058       $161,020
  Manufacturing................      39,887                 --                 --                --             --
  Other........................       2,700             13,124              1,587               333             --
  Motor Carrier................       4,252                 --                 --                --             --
                                    -------           --------            -------           -------       --------
        Total operating
          revenue..............      77,143             73,534             27,057            13,391        161,020
                                    -------           --------            -------           -------       --------
Operating expenses:
  Transportation -- railroad...      15,702             80,334             17,447             8,170         92,435
  Cost of goods sold --
    manufacturing..............      28,583                 --                 --                --             --
  Selling, general and
    administrative.............      12,399                 --              4,033             1,553         26,675
  Depreciation and
    amortization...............       3,379              2,781              3,024             1,004         14,258
  Motor Carrier................       4,438                 --                 --                --             --
                                    -------           --------            -------           -------       --------
        Total operating
          expenses.............      64,501             83,115             24,504            10,727        133,368
                                    -------           --------            -------           -------       --------
            Operating income...      12,642             (9,581)             2,553             2,664         27,652
Interest and other expense.....      (4,934)              (630)              (421)             (685)        (7,021)
Minority interest in income of
  subsidiary...................      (1,672)                --                 --                --             --
                                    -------           --------            -------           -------       --------
      Income before income
        taxes..................       6,036            (10,211)             2,132             1,979         20,631
Provision for income taxes.....       1,570                 --                887               655          7,853
                                    -------           --------            -------           -------       --------
            Net income.........     $ 4,466           $(10,211)           $ 1,245           $ 1,324       $ 12,778
                                    =======           ========            =======           =======       ========
Weighted average shares
  outstanding:
  Basic........................       9,553
                                    =======
  Diluted......................      10,307
                                    =======
Earnings per share -- Basic....     $  0.47
                                    =======
Earnings per share --Diluted...     $  0.44
                                    =======
                                  PRO FORMA      CONSOLIDATED
                                 ADJUSTMENTS       BALANCES
                                 -----------     ------------
Operating revenues:
  Transportation -- railroad...     16,548(e)       306,810
  Manufacturing................         --           39,887
  Other........................         --           17,744
  Motor Carrier................         --            4,252
                                  --------         --------
        Total operating
          revenue..............     16,548          368,693
                                  --------         --------
Operating expenses:
  Transportation -- railroad...     (1,322)(f)      212,766
  Cost of goods sold --
    manufacturing..............         --           28,583
  Selling, general and
    administrative.............         --           37,094
                                      (783)(h)
                                    (6,783)(i)
  Depreciation and
    amortization...............      4,298(j)        29,828
                                       (98)(k)
                                      (483)(l)
                                     1,665(m)
  Motor Carrier................         --            4,438
                                  --------         --------
        Total operating
          expenses.............     (3,506)         312,709
                                  --------         --------
            Operating income...     20,054           55,984
Interest and other expense.....    (11,947)(n)      (46,944)
                                    (5,233)(o)
                                      (780)(p)
                                   (11,933)(q)
                                      (614)(r)
                                    (2,746)(s)
Minority interest in income of
  subsidiary...................         --           (1,672)
                                  --------         --------
      Income before income
        taxes..................    (13,199)           7,368
Provision for income taxes.....     (8,811)(t)        2,154
                                  --------         --------
            Net income.........     (4,388)           5,214
                                  ========         ========
Weighted average shares
  outstanding:
  Basic........................      8,241(u)        17,794
                                  ========         ========
  Diluted......................      7,712(v)        18,019
                                  ========         ========
Earnings per share -- Basic....                    $   0.23
                                                   ========
Earnings per share --Diluted...                    $   0.23
                                                   ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

BALANCE SHEET:

(a)  Represents the historical balance sheet as of September 30, 1999.

(b) Represents the following estimated adjustments to reflect the acquisition of RailTex, Inc. (the final purchase price allocation will be based upon a final determination of the fair values of the net assets acquired):

Purchase price                                               $189.6 million
Refinance of existing debt                                   $121.6 million
Estimated acquisition related costs and expenses             $ 15.5 million
                                                             ------
Total purchase price                                         $326.7 million
Sources of purchase price:
Issuance of 6.8 million shares of RailAmerica common stock   $ 51.2 million
New bank facility                                            $243.5 million
Available cash                                               $ 11.9 million
Proceeds from stock options                                  $ 11.1 million
Assumed sale by RailTex of specified interests               $  9.0 million
                                                             ------
Total sources                                                $326.7 million

     Under the terms of the merger agreement, if RailTex has not sold its interest in specified investments, the $9.0 million of cash consideration will be paid through the issuance of additional shares of RailAmerica common stock.

     Adjustments to historical financial statements of RailTex:

Property, plant and equipment                                $78.4 million
Goodwill                                                     $(4.8) million
Elimination of specified investments                         $(21.1) million
Elimination of RailTex deferred financing costs              $(1.3) million
Accrued liabilities                                          $(9.4) million
Deferred tax liability                                       $(23.7) million
Elimination of minority interest related to specified
  entities                                                   $11.6 million
Additional equity eliminated from assumed exercise of stock
  options                                                    $11.1 million

     Accrued liabilities represent severance costs which RailAmerica has accrued in accordance with EITF No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

(c) Represents the refinancing of the existing RailAmerica long-term debt including all related financing costs incurred by RailAmerica estimated at $11.1 million, which includes costs relating to the refinancing of existing RailAmerica long-term debt, as well as financing the acquisition of RailTex.

Existing RailAmerica long-term debt                          $257.7 million
Deferred financing costs                                     $11.1 million
Reduction from available cash                                $(5.0) million
                                                             ------
Total new RailAmerica long-term debt                         $263.8 million

(d) Represents the write-off of $8.1 million of existing debt issuance costs which will be refinanced in connection with the acquisition of RailTex.

(e)  Reflects elimination of RailTex, Inc.'s historical equity accounts.

STATEMENT OF INCOME:

(a) Reflects the historical consolidated statement of income for the twelve months ended December 31, 1998 and the nine months ended September 30, 1999.

(b) Reflects the historical consolidated statement of income for the twelve months ended December 31, 1998 and the four months ended April 30, 1999.

(c) Reflects the historical consolidated statement of income for the twelve months ended December 31, 1998 and the seven months ended July 31, 1999.

(d) Reflects the historical consolidated statement of income for the twelve months ended December 31, 1998 and the eight months ended August 31, 1999.

(e) Reflects revenue from track access fees at V/Line Freight Corporation based upon the kilometers traveled times the agreed upon rate from other railroads with access to V/Line Freight's tracks.

(f) Reflects the reduction of V/Line Freight costs resulting from the following: (i) outsourcing some maintenance functions and (ii) reimbursement of some maintenance costs from a third party.

(g) Reflects the elimination of costs incurred by RaiLink in connection with RailAmerica's acquisition of RaiLink. These costs had been expensed by RaiLink during 1999. No costs were incurred in 1998 relating to the RailAmerica acquisition.

(h) Reflects a reduction in RaiLink costs resulting from the following: (i) elimination of duplicative senior management positions, (ii) reduction in fuel costs based upon RailAmerica's negotiated prices and (iii) elimination of fees paid to directors of RaiLink and related expenses.

(i) Reflects a reduction in RailTex costs resulting from the following (i) elimination of duplicative management positions as well as RailTex's Chairman Emeritus, (ii) elimination of fees paid to directors of RailTex and related costs and (iii) elimination of certain duplicative public company costs.

(j) Reflects the increased depreciation and amortization due to the revaluation of V/Line Freight's property, plant and equipment and infrastructure lease.

(k) Reflects the decreased depreciation and amortization due to the revaluation of RaiLink's property, plant and equipment.

(l) Reflects the decreased depreciation and amortization due to the revaluation of Toledo, Peoria and Western's property, plant and equipment.

(m) Reflects the increased depreciation and amortization due to the revaluation of RailTex, Inc.'s property, plant and equipment.

(n) Reflects the increased interest expense on the V/Line Freight acquisition from a bridge loan and convertible debt issued less the elimination of historical interest expense. The interest rates and debt balances are as follows:

                                                                   INTEREST EXPENSE
                                                               -------------------------
                                 INTEREST      BEGINNING       DECEMBER 31,   APRIL 30,
                                   RATE     PRINCIPAL AMOUNT       1998          1999
                                 --------   ----------------   ------------   ----------
Bridge loan....................    13.0%     $95.0 million     $12,350,000    $4,117,000
Convertible debt...............     6.0%     $ 4.0 million         227,000        80,000
Less: Historical interest
  expense on extinguished
  debt.........................                                   (630,000)     (234,000)
                                                               -----------    ----------
                                                               $11,947,000    $3,963,000
                                                               ===========    ==========

(o) Reflects the increased interest expense on the RaiLink Ltd. acquisition from borrowing under a new bank facility and convertible debt issued in a private placement less the elimination of interest on liabilities not assumed. The interest rates and debt balances are as follows for the seven months ended July 31, 1999:

                                         INTEREST       BEGINNING         INTEREST
                                           RATE      PRINCIPAL AMOUNT     EXPENSE
                                         --------    ----------------    ----------
Bank facility..........................    9.5%       $48.1 million      $2,608,000
Convertible debt.......................    8.0%       $13.3 million         624,000
Existing debt assumed..................  Various      $ 8.8 million         262,000
Less: Historical interest expense on
  extinguished debt....................                                    (662,000)
                                                                         ----------
                                                                         $2,832,000
                                                                         ==========

     The interest rate and debt balances for the year ended December 31, 1998:

                                         INTEREST       BEGINNING         INTEREST
                                           RATE      PRINCIPAL AMOUNT     EXPENSE
                                         --------    ----------------    ----------
Bank facility..........................    9.5%       $48.1 million      $4,616,000
Convertible debt.......................    8.0%       $13.3 million       1,069,000
Existing debt assumed..................  Various      $ 4.0 million         258,000
Less: Historical interest expense on
  extinguished debt....................                                    (710,000)
                                                                         ----------
                                                                         $5,233,000
                                                                         ==========

     The effect of a 1/8% increase in interest rates on the new bank facility would result in an increase in interest expense of $71,000 and $122,000 for the seven months ended July 31, 1999 and the year ended December 31, 1998, respectively,

(p) Reflects the increased interest expense on the Toledo, Peoria and Western acquisition from borrowing under a new bank facility and convertible debt issued in a private placement less the elimination of interest on liabilities not assumed. The interest rates and debt balances are as follows for the eight months ended August 31, 1999:

                                         INTEREST       BEGINNING         INTEREST
                                           RATE      PRINCIPAL AMOUNT     EXPENSE
                                         --------    ----------------    ----------
Bank facility..........................    9.5%       $ 9.7 million      $  613,000
Convertible debt.......................    8.0%       $ 8.1 million         430,000
Less: Historical interest expense on
  extinguished debt....................                                    (537,000)
                                                                         ----------
                                                                         $  506,000
                                                                         ==========

     The interest rate and debt balances for the year ended December 31, 1998:

                                         INTEREST       BEGINNING         INTEREST
                                           RATE      PRINCIPAL AMOUNT     EXPENSE
                                         --------    ----------------    ----------
Bank facility..........................    9.5%       $ 9.4 million      $  889,000
Convertible debt.......................    8.0%       $ 8.1 million         645,000
Less: Historical interest expense on
  extinguished debt....................                                    (754,000)
                                                                         ----------
                                                                         $  780,000
                                                                         ==========

     The effect of a 1/8% increase in interest rates on the new bank facility would result in an increase in interest expense of $8,000 and $12,000 for the eight months ended August 31, 1999 and the year ended December 31, 1998, respectively,

(q) Reflects the increased interest expense on the RailTex, Inc. acquisition from borrowing under a new bank facility less the elimination of interest on liabilities not assumed. The interest rates and debt balances are as follows:

                                INTEREST      BEGINNING       DECEMBER 31,   SEPTEMBER 30,
                                  RATE     PRINCIPAL AMOUNT       1998           1999
                                --------   ----------------   ------------   -------------
Bank facility.................   9.5%       $243.8 million    $23,169,000     $19,658,000
Less: Historical interest
  expense on extinguished
  debt........................                                (11,236,000)     (7,903,000)
                                                              -----------     -----------
                                                              $11,933,000     $11,755,000
                                                              ===========     ===========


     The effect of a 1/8% increase in interest rates on the new bank facility would result in an increase in interest expense of $229,000 and $305,000 for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively. The pro forma adjustment assumes $385.0 million was borrowed under senior secured financing and $95.0 million was borrowed under bridge financing. However, if the amount of bridge financing is increased to $155.0 million, a portion of the deferred financing costs would be amortized over a shorter period.


(r) Reflects the increase in interest expense from the replacement of $61.4 million in RailAmerica's revolver with the new bank facility.

(s) Reflects net increase in amortization of deferred loan costs as a result of the new bank facility used to finance the above acquisitions as well as the RailAmerica debt refinancing.

(t) Reflects the income tax effect to the pro forma adjustments at an assumed income tax rate of 36% for V/Line Freight, 44.4% for RaiLink Ltd. and 40% for both Toledo, Peoria and Western and RailTex, Inc.

PER SHARE DATA:

(u) The weighted average shares -- basic gives effect to the 1.4 million shares issued by RailAmerica, Inc. in a private placement to partially fund the V/Line Freight acquisition and the 6.8 million shares assumed issued by RailAmerica, Inc. to partially fund the RailTex, Inc. acquisition.

(v) The weighted average shares -- diluted gives effect to the stock issuances reference in the basic calculation as well as two additional private placements, which occurred during 1999, as if they occurred at the beginning of the respective periods.

     (1) 464,400 shares of redeemable convertible preferred stock with a $25 liquidation value and a conversion price of $8.25.

     (2) $22.5 million of 6% junior convertible subordinated debentures, convertible at $10 per share.

     Pro forma net income (loss) per share is calculated as follows:

                                                          YEAR ENDED       NINE MONTHS ENDED
                                                       DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                       -----------------   ------------------
Net income...........................................       $ 5,214             $12,284
Preferred stock dividends and accretion..............        (1,064)               (794)
                                                            -------             -------
Income available to common stockholders (basic)......         4,150              11,490
Interest on convertible debt.........................            --*                855
Preferred stock dividends and accretion..............              *                 --**
                                                            -------             -------
Income available to common stockholders (diluted)....       $ 4,150             $12,345
                                                            =======             =======
Weighted average shares outstanding (basic)..........        17,794              18,210
Assumed exercise of options and warrants.............           225                 403
Assumed conversion of convertible securities.........            --*              3,476
                                                            -------             -------
Weighted average shares outstanding (diluted)........        18,019              22,089
                                                            =======             =======

 * Convertible securities are anti-dilutive and not included in the computation on a diluted basis.
** Convertible preferred stock is anti-dilutive and not included in the computation on a diluted basis.

                    DESCRIPTION OF RAILAMERICA CAPITAL STOCK

     RailAmerica's current authorized capital stock consists of 31,000,000 shares, of which 30,000,000 are designated common stock, with a par value of $0.001 per share, and 1,000,000 shares are designated preferred stock, with a par value of $0.01 per share. This section summarizes the terms of RailAmerica's capital stock. Because this summary does not address all of the details a stockholder may be interested in knowing, all stockholders are encouraged to read RailAmerica's certificate of incorporation and by-laws in their entirety. See "Where You Can Find More Information" on page 85.

COMMON STOCK

     The holders of the common stock are entitled to one vote per share of record on all matters to be voted upon by stockholders and to vote together as a single class for the election of directors and in respect of other corporate matters. At a meeting of stockholders at which a quorum is present, for all matters other than the election of directors, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or the certificate of incorporation or by-laws. Directors will be elected by a plurality of the votes of the shares present at a meeting. There is no cumulative voting with respect to the election of directors or any other matter.

     The holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. Subject to the rights of holders of preferred stock, if any, in the event of a liquidation, dissolution or winding up of RailAmerica, holders of common stock are entitled to participate equally and ratably in all assets remaining after payment of liabilities and distribution of any preferential amount.

     The holders of common stock are entitled to receive ratably any dividends declared by the board of directors of funds legally available therefor, when and if so declared, subject to any preference in favor of outstanding shares of preferred stock, if any. The payment of dividends, if any, rests within the discretion of its board of directors and will depend upon its results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the board of directors.

PREFERRED STOCK

     RailAmerica's certificate of incorporation authorizes the issuance of 1,000,000 shares of "blank check" preferred stock with the designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is authorized, without action by the stockholders, to issue preferred stock from time to time with the dividend, liquidation, conversion, voting and other rights and restrictions as it may determine.

     RailAmerica's board of directors designated 1,000,000 shares as Series A Convertible Redeemable Preferred Stock. As of the date of this joint proxy statement/prospectus, 460,400 shares of Series A preferred stock are outstanding and 4,000 shares have been converted into RailAmerica common stock. The holders of Series A preferred stock have no voting rights except as required by law, except that the affirmative vote of the holders of a majority of the outstanding shares of Series A preferred stock is necessary for (1) the issuance of capital stock ranking on a parity with, or senior to, the Series A preferred stock, (2) the authorization or issuance of securities convertible into the parity or senior securities, or (3) the amendment to RailAmerica's certificate of incorporation which adversely affects the Series A preferred stock, or waiver of any other covenants.

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     The holders of the Series A preferred stock are entitled to receive dividends, payable semi-annually in arrears, at the rate of $1.875 per share per annum, payable in cash. In the event of voluntary or involuntary liquidation, dissolution or winding up of RailAmerica, holders of the Series A preferred stock will be entitled to receive $25.00 per share, known as the Liquidation Value, plus accrued and unpaid dividends. Each holder of the Series A preferred stock has the right, at the holder's option, to convert any or all of its shares of Series A preferred stock into common stock, at any time, at a conversion price of $8.25, subject to adjustment under selected circumstances. RailAmerica may redeem the Series A preferred stock if the average closing price of the common stock, as reported on the Nasdaq National Market, equals or exceeds 150% of the conversion price for any 10 trading days within a 30 consecutive trading day period, at a redemption price per share equal to the Liquidation Value plus accrued and unpaid dividends. RailAmerica is required to redeem the outstanding shares of Series A preferred stock on December 31, 2003, at a redemption price per share equal to the Liquidation Value plus accrued and unpaid dividends. Upon a change in control of RailAmerica, each holder of the Series A preferred stock will have the option to require RailAmerica to repurchase the holder's shares of Series A preferred stock at a price per share equal to the Liquidation Value plus accrued and unpaid dividends.

WARRANTS

     In March 1999, RailAmerica issued warrants to purchase an aggregate of 212,256 shares of common stock in connection with a private offering of 1.4 million shares of its common stock. The warrants are exercisable during the one-year period ending March 3, 2000 at an exercise price of $10.125 per share, subject to adjustment under selected circumstances.

     In April 1999, in connection with the $100.0 million bridge loan provided by Barclays Bank PLC for the acquisition of the business of V/Line Freight Corporation, RailAmerica issued to Barclays warrants to purchase 750,000 shares of its common stock at an exercise price of $9.75 per share, subject to adjustment under selected circumstances. These warrants are exercisable during the five-year period ending April 30, 2004.

     In August 1999, RailAmerica issued warrants to purchase an aggregate of 676,363 shares of common stock in connection with a private offering of $22.5 million principal amount of its junior convertible subordinated debentures. The warrants are exercisable during the five-year period ending August 5, 2004 at an exercise price of $10.50 per share, subject to adjustment under selected circumstances.

     On November 30, 1999, RailAmerica became obligated to issue to Barclays warrants to purchase 50,000 shares of RailAmerica's common stock at an exercise price of $7.875. These warrants are exercisable during the five year period ending November 30, 2004.

     RailAmerica has also issued warrants to placement agents in connection with previous securities offerings, including the following:

     - warrants to purchase 141,504 shares of common stock at an exercise price of $8.25 per share during the one-year period ending March 3, 2000;

     - warrants to purchase 140,727 shares of common stock at an exercise price of $10.125 per share during the two-year period ending January 15, 2001; and

     - warrants to purchase 200,000 shares of common stock at an exercise price of $10.50 per share during the two-year period ending July 31, 2001.

The exercise prices may be adjusted under selected circumstances.

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

CONVERTIBLE NOTES

     In April 1999, Freight Victoria issued approximately $4.0 million (based on exchange rates at June 30, 1999) of convertible notes to two of its service providers. The notes mature in April 2000. The conversion feature of these notes is subject to final documentation, but it is currently intended that the notes will be convertible for a period one year into the number of shares of common stock determined by dividing the aggregate principal amount outstanding by the conversion price. The conversion price is the closing price of the common stock on the last trading day prior to the conversion.

JUNIOR CONVERTIBLE SUBORDINATED DEBENTURES

     In August 1999, RailAmerica issued $22.5 million aggregate principal amount of its junior convertible subordinated debentures. Interest on the debentures accrues at the rate of 6% per annum and is payable semi-annually, commencing January 31, 2000. The debentures are convertible, at the option of the holder, into the number of shares of RailAmerica common stock equal to the aggregate principal amount of the debentures being converted divided by $10.00, subject to adjustment in selected circumstances. The debentures mature on July 31, 2004, are general unsecured obligations and rank subordinate in right of payment to all senior indebtedness, as the term is defined in the debentures. At RailAmerica's option, the debentures may be redeemed at par, plus accrued but unpaid interest thereon to the date of redemption, in whole or in part, if the closing price of RailAmerica's common stock is above 200% of the conversion price for 10 consecutive trading days.

PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECT

     Selected provisions of Delaware law and of RailAmerica's certificate of incorporation, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in his or her best interest, including attempts that may result in payment of a premium over the market price for shares held by stockholders. These provisions may also have the effect of rendering changes in the board of directors and management of RailAmerica more difficult. Any discouraging effect upon takeover attempts could potentially depress the market price of the common stock or inhibit temporary fluctuations in the market price of the common stock that otherwise could result from actual or rumored takeover attempts.

     DELAWARE ANTI-TAKEOVER LAW. RailAmerica is a Delaware corporation and is subject to Section 203 of Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a business combination with certain Delaware corporations for three years following the date that person became an interested stockholder unless (1) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (RailAmerica has elected to be subject to Section 203); (2) before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (3) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be voted or tendered in a tender or exchange offer); or (4) following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and

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

authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. The restrictions in Section 203 also do not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or a person who became an interested stockholder with the approval of a majority of the corporation's directors. The term business combination is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock.

     RIGHTS PLAN. In January 1998, RailAmerica implemented a Common Stock Purchase Rights Plan and distributed one right for each share of its common stock outstanding. Each right has an initial exercise price of $36 for one share of RailAmerica common stock. The rights are not exercisable or transferable, apart from the common stock, until after a person or group acquires, or has the right to acquire, beneficial ownership of 15% (except in specific instances) or more of the common stock (which threshold may, under some circumstances, be reduced to 10%) or announces a tender or exchange offer to acquire 15% or more of RailAmerica's common stock. Upon this occurrence, each right, other than rights owned by the person or group, will entitle the holder to purchase from RailAmerica, or the particular acquiring person or group under some circumstances and conditions, the number of shares of RailAmerica's, or, the person's or group's, common stock having a market value equal to twice the exercise price of the right. The rights are redeemable by RailAmerica's board of directors under circumstances set forth in the rights agreement. The rights plan could have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of RailAmerica without negotiating with RailAmerica's board of directors. The merger does not trigger the Rights Plan as long as the RailTex stockholders are not acting as a group under the securities laws.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for RailAmerica common stock is American Stock Transfer & Trust Company.

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                    COMPARISON OF RIGHTS OF STOCKHOLDERS OF
                            RAILAMERICA AND RAILTEX

GENERAL

     At the time we complete the merger, RailTex stockholders will become stockholders of RailAmerica. The rights of RailTex stockholders are currently governed by Texas law, RailTex's restated articles of incorporation and RailTex's amended and restated by-laws. The rights of RailAmerica stockholders are governed by Delaware law, RailAmerica's amended and restated certificate of incorporation and RailAmerica's by-laws. The following discussion summarizes the material differences between the rights of the RailTex stockholders and those of RailAmerica stockholders and differences between the RailTex articles of incorporation and by-laws and the RailAmerica certificate of incorporation and by-laws and the relevant provisions of Texas and Delaware law. For more information, stockholders should refer to the Texas Business Corporation Act and the Delaware General Corporation Law. If any section does not contain a discussion of the provisions in the applicable articles of incorporation, certificate of incorporation or by-laws, then the relevant provision in the document is substantively identical to the discussion of the law for that section.

AUTHORIZED CAPITAL

     The total number of authorized shares of capital stock of RailAmerica is 31,000,000, consisting of 30,000,000 shares of RailAmerica common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

     The total number of authorized shares of capital stock of RailTex is 40,000,000, consisting of 30,000,000 shares of RailTex common stock, par value $0.10 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share.

PREEMPTIVE RIGHTS

     Under Delaware law, a stockholder does not have preemptive rights unless the corporation's charter specifically grants such rights. The RailAmerica certificate of incorporation and by-laws are silent as to the issue of preemptive rights.

     Under Texas law, preemptive rights exist automatically with respect to unissued or treasury shares owned by the corporation, unless the articles of incorporation limit or deny those rights. The RailTex articles of incorporation expressly deny any preemptive rights.

CUMULATIVE VOTING

     In an election of directors governed by cumulative voting rights, each share of stock otherwise having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single nominee or may allocate them among as many nominees as the stockholder may choose.

     Delaware law permits cumulative voting for the election of directors if provided by the charter. The RailAmerica certificate of incorporation does not provide for cumulative voting and the by-laws expressly prohibit cumulative voting.

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

     Texas law permits cumulative voting for the election of directors unless the articles of incorporation expressly prohibit cumulative voting. The RailTex articles of incorporation expressly prohibit cumulative voting.

CHARTER AMENDMENTS

     A Delaware corporation's certificate of incorporation generally may only be amended by a majority in voting power of the outstanding stock entitled to vote. There are amendments to the RailAmerica certificate of incorporation that require the affirmative vote of (1) the holders of at least 66 2/3% of the outstanding stock entitled to vote or (2) a majority of the disinterested directors and the holders of at least 51% of the outstanding stock entitled to vote.

     An amendment to a Texas corporation's articles of incorporation generally must receive the affirmative vote of the holders of at least 66 2/3% of the outstanding stock entitled to vote. The RailTex articles of incorporation alter this requirement, however, to a requisite majority vote.

BY-LAW AMENDMENTS

     Delaware law gives the power to amend a corporation's by-laws to the stockholders unless a corporation's certificate of incorporation confers that power upon the directors. Conferring that power on the directors, however, will not divest the stockholders of that power. RailAmerica may amend its by-laws by resolution of a majority of its disinterested directors.

     Texas law provides that a corporation's board of directors may amend the corporation's by-laws, unless the articles of incorporation reserve that power to the stockholders or the stockholders in amending a particular by-law expressly provide that the board of directors may not amend that by-law. Additionally, unless the articles of incorporation or a stockholder by-law provide otherwise, a corporation's stockholders may amend or repeal the corporation's by-laws even though the by-laws may also be amended by the board of directors. RailTex's articles of incorporation and by-laws provide that the board of directors may amend the by-laws without any action on the part of the stockholders but further provide that the by-laws may be amended also by the affirmative vote of a majority of the stockholders. Some amendments require the affirmative vote of at least 66 2/3% of the stockholders.

SPECIAL MEETINGS OF STOCKHOLDERS

     Special meetings of the stockholders of a Delaware corporation may be called by the board of directors or by the persons authorized in the corporation's certificate of incorporation or by-laws. RailAmerica's certificate of incorporation provides that special meetings may be called only by the chairman, the president, the secretary or the board of directors.

     Special meetings of a Texas corporation's stockholders may be called by its president, board of directors, persons authorized to do so in the corporation's articles of incorporation or by-laws or by the holders of not less than 10% of all votes entitled to be cast on any issue proposed to be considered at the special meeting, unless a greater percentage, not to exceed 50%, is required by the articles of incorporation. RailTex's by-laws provide that the chairman, the president, the board of directors or the holders of not less than 10% of all votes entitled to be cast may call a special meeting of the stockholders.

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

QUORUM FOR STOCKHOLDER MEETINGS

     Under Delaware law, a majority in voting power of shares entitled to vote on a matter constitutes a quorum at a meeting of stockholders, unless otherwise provided in a corporation's certificate of incorporation or by-laws. A quorum, however, must consist of at least one-third of the voting power of the shares entitled to vote on a matter. Neither the RailAmerica certificate of incorporation or by-laws alter the quorum requirements.

     Texas law is similar to Delaware law, except that the stockholder quorum requirement may only be altered by a provision in the articles of incorporation of a corporation, not its by-laws. The RailTex articles of incorporation do not alter the quorum requirements.

STOCKHOLDER VOTING REQUIREMENTS

     Under both Delaware and Texas law, directors are generally elected at a stockholders' meeting if they receive more votes favoring their election than opposing it, unless a greater number of votes is required by the certificate of incorporation or by-laws, in the case of a Delaware corporation, or the articles of incorporation, in the case of a Texas corporation. The charter documents of RailAmerica and RailTex do not alter the voting requirements for the election of directors.

     If a quorum exists and, unless otherwise provided by Delaware law or a Delaware corporation's certificate of incorporation or by-laws, matters other than the election of directors can be approved by the vote of a majority of the shares represented at a meeting and entitled to vote on the matter. RailAmerica's by-laws provide that matters can be approved if the votes cast favoring the action exceed the votes cast opposing the action. Accordingly, under the by-laws, abstentions generally have no impact on the outcome of a vote. Texas law is similar. Under RailTex's by-laws, unless a greater vote is required by law or RailTex's articles of incorporation or by-laws, matters can be approved if the votes cast favoring the action exceed the votes cast opposing the action.

VOTE REQUIRED FOR MERGERS

     Texas law provides that the sale, lease, exchange or disposal of all, or substantially all, of the assets of a Texas corporation not in the ordinary course of business, as well as any merger, consolidation or share exchange, generally must be recommended by the board of directors and approved by the holders of at least 66 2/3% of each class of shares entitled to vote on the action provided, in the case of a merger, consolidation or share exchange, that the board of directors does not require a greater vote. Furthermore, a Texas corporation's charter documents may provide that a lesser vote is required for approval of matters for which the Texas Business Corporation Act requires shareholder approval. The RailTex articles of incorporation provide that if it undergoes an initial public offering before February 28, 1994, the required vote on these matters, including mergers, consolidations and share exchanges, will be the affirmative vote of the holders of a majority of shares entitled to vote. RailTex's initial public offering occurred on September 16, 1993 and therefore, only a majority vote is required for the merger.

     Under Texas law, the vote of the stockholders of a corporation surviving a merger is not required if:

          (a) the articles of incorporation of the surviving corporation will not differ from its articles of incorporation before the merger;

          (b) each stockholder of the surviving corporation before the effective date will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger;

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

          (c) the voting power of the number of voting shares outstanding immediately after the merger, plus the voting power of the number of voting shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights to purchase securities issued pursuant to the merger), will not exceed 20% of the voting power of the total number of voting shares of the corporation outstanding immediately before the merger;

          (d) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger will not exceed 20% of the total number of participating shares of the corporation outstanding immediately before the merger; and

          (e) the board of directors of the corporation adopts a resolution approving the merger.

     Delaware law has a similar provision requiring stockholder approval in the case of the disposition of assets or a merger or a share exchange. However, the requisite vote of the stockholders is a majority vote. Furthermore, with respect to mergers which do not require the vote of the corporation's stockholders, Delaware law, unlike Texas law, also requires that either:

          (a) the surviving corporation does not issue any shares or securities or obligations convertible into shares under the plan of merger; or

          (b) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger will not exceed 20% of the total number of participating shares of the corporation outstanding immediately before the merger.

Delaware also does not have any requirement with respect to voting power.

PROXIES

     Under Delaware law, a proxy executed by a stockholder will remain valid for a period of three years unless the proxy provides for a longer period. Under Texas law, a proxy is effective only for a period of 11 months unless otherwise provided in the proxy.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

     Unless otherwise provided for in a corporation's charter, Delaware law provides that actions which can be taken at an annual or special meeting of stockholders can be taken by the written consent of the holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting of stockholders at which all shares entitled to vote were present. Texas law permits non-unanimous written consent only if the articles of incorporation provide. RailTex's articles of incorporation do not provide for non-unanimous written consent. Both Delaware and Texas law require that notice of action taken by written consent be given to stockholders who have not given a written consent. RailAmerica's certificate of incorporation and by-laws provide for stockholder action by written consent. RailTex's by-laws allow for stockholder action by written consent, but require that it be unanimous.

BOARD RECOMMENDATIONS REGARDING MERGER

     Both Delaware and Texas law generally provide that the stockholders of a corporation must approve a merger. In order to obtain stockholder approval, the board of directors of a Texas corporation must recommend the plan of merger, or determine to submit it for shareholder approval without its recommendation. In Delaware, the board of directors must make a declaration of the merger's advisability. Delaware law also provides that the terms of the merger agreement may require

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that the merger agreement be submitted to the stockholders whether or not the board of directors subsequently determines that the agreement is no longer advisable. Under Texas law, the board of directors may condition its submission of the proposed merger on any basis.

MERGER WITH SUBSIDIARY

     Under Delaware and Texas law, a parent corporation may merge with its subsidiary, without stockholder approval, where the parent corporation owns at least 90% of the outstanding shares of each class of capital stock of its subsidiary.

CONSIDERATION FOR STOCK

     Under Delaware and Texas law, shares cannot be issued for less than par value. The par value must be paid in any combination of cash, property or past services. The balance may be paid by a promissory note or other binding obligation.

BOARD VACANCIES

     Delaware and Texas law provide that, unless otherwise provided in the certificate of incorporation or by-laws of a company, a vacancy or newly created directorship on the board of directors may be filled by a majority of the remaining directors, even though less than a quorum. RailAmerica's certificate of incorporation and RailTex's by-laws do not alter this provision. Texas law further provides that any directorship created by an increase in the size of the board may be filled by the board only if such directorship is for a term expiring at the next annual meeting of stockholders. The board of directors may not fill more than two of these directorships during the period between any two successive annual meetings of stockholders.

REMOVAL OF DIRECTORS

     Delaware and Texas law provide that, except with respect to corporations with classified boards, a director may be removed, with or without cause, by the holders of the majority in voting power of the shares entitled to vote at an election of directors. In the event the corporation's board of directors is classified, stockholders may effect such removal only for cause, unless the certificate of incorporation otherwise provides. The RailAmerica certificate of incorporation provides for three classes of directors and retains the requirement that removal be for cause. The certificate of incorporation also requires an affirmative vote for removal of either:

     (1) the holders of at least 66 2/3% of the voting power of all the outstanding stock that is eligible to vote; or

     (2) the holders of at least 51% of the voting power of all the outstanding stock that is eligible to vote and a majority of the disinterested directors.

RailTex's board of directors is classified. RailTex's by-laws do not allow a director to be removed except for cause.

COMMITTEES OF THE BOARD OF DIRECTORS

     Texas and Delaware law both provide that the board of directors of a company may delegate many of its duties to one or more committees elected by a majority of the board. A Delaware corporation can delegate to a committee of the board of directors, among other things, the responsibility of nominating candidates for election to the office of director, to fill vacancies on the

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board of directors, and to reduce earned or capital surplus and authorize the acquisition of the corporation's own stock. A Delaware corporation cannot delegate to a committee the power to approve, adopt or recommend to stockholders any matter requiring stockholder approval under Delaware law or the power to adopt, amend, or repeal a by-law. If either the corporation's certificate of incorporation or by-laws or the resolution of the board of directors creating the committee so permits, a committee of the board of directors may declare dividends and authorize the issuance of stock. The RailAmerica by-laws provide for an executive committee and one or more other committees each of which may exercise all the authority of the board of directors, except as prohibited by law.

     Texas law places more limitations on the types of activities that can be delegated to committees of the board. Under Texas law, a committee of the board of directors may not approve or recommend to stockholders actions or proposals required to be approved by the stockholders, fill a vacancy on the board, adopt, amend or repeal the by-laws, approve a plan of merger or share exchange or elect or remove officers of the corporation. As with Delaware, if either the corporation's articles of incorporation or by-laws or the resolution of the board of directors creating the committee so permits, a committee of the board of directors may authorize the issuance of stock. The RailTex by-laws authorize the board of directors to create committees but do not establish any.

AFFILIATED TRANSACTIONS

     Delaware law generally prohibits an interested stockholder, which is a stockholder owning 15% or more of a Delaware corporation's outstanding voting stock, from engaging in business combinations involving the corporation during the three years after the date the person become an interested stockholder unless, among other things:

     - prior to such date, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon the completion of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced; or

     - at or after such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Such prohibition, however, does not apply to a corporation if, among other things:

     - the corporation's original certificate of incorporation provides that the corporation shall not be governed by the interested stockholder statute;

     - a majority of shares entitled to vote approve an amendment to the corporation's certificate of incorporation or by-laws expressly electing not to be governed by the statute. Such amendment may not be effective until one year after it was adopted and may not apply to any business combination between the corporation and any person who became an interested stockholder on or before adoption; or

     - a stockholder becomes an interested stockholder inadvertently and as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder.

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

These business combinations include mergers, consolidations, sales of assets and transactions benefiting the interested stockholder. RailAmerica has not opted out of the interested stockholder statute in its certificate of incorporation.

     Texas law contains a business combination provision governing transactions with affiliated stockholders which is substantially similar to Delaware's interested stockholder provision, with the following exceptions:

     - an affiliated stockholder is a stockholder owning 20% or more of a Texas corporation's outstanding voting stock;

     - the exemption for stockholders owning 85% of the voting stock outstanding does not exist; and

     - an additional exemption is granted to stockholders who become affiliated stockholders through a transfer of shares by will or intestate succession.

RailTex's articles of incorporation adopt the scheme set forth by Delaware's interested stockholder provision with the exception that it keeps the Texas inheritance exemption and expands upon the list of prohibited transactions by including any loans, advances, guarantees, pledges or other financial benefits provided by RailTex to the affiliated stockholder. In approving and adopting the merger agreement and approving the merger, RailTex's board of directors exempted RailAmerica and Cotton from the Texas affiliated stockholder provision and the applicable section of its articles of incorporation.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under both Texas and Delaware law, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any proceedings (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Delaware applies a similar standard to derivative actions, except that indemnification may be made only for expenses (including attorneys' fees), provided that in the event the person seeking indemnification has been adjudicated liable, the indemnification shall only be for amounts deemed proper, fair and reasonable by the court. Texas does not make a distinction for derivative actions.

     In addition, Delaware and Texas law provide that to the extent that present or former directors or officers have been successful in the defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred.

     Furthermore, Texas law provides that if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses incurred in connection with the proceeding. If the person has been found liable for willful or intentional misconduct in the performance of his duty to the corporation then no indemnification may be made.

     RailAmerica's certificate of incorporation provides that RailAmerica will indemnify its officers and directors (and may indemnify its employees and agents) to the fullest extent allowed under Delaware law. RailTex's by-laws provide that RailTex will indemnify and insure its directors, officers, agents and other persons to the maximum extent permitted by the law.

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

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     Delaware law provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. RailAmerica's certificate of incorporation includes such a provision. However, no such provision may limit the liability of a director for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

     - violation of provisions of Delaware law relating to unlawful dividends and other distributions;

     - any transaction from which the director derived an improper personal benefit; or

     - any act or omission prior to the adoption of such a provision in the certificate of incorporation.

     Texas law allows a corporation to limit or eliminate the personal liability of directors to the corporation and its stockholders for acts or omissions of the director except for:

     - breaches of the director's duty of loyalty to the corporation or its stockholders;

     - an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

     - a transaction from which the director received an improper benefit; or

     - an act or omission for which the liability of a director is expressly provided for by statute (including in certain circumstances, liability for distributions not made in accordance with the law).

RailTex's articles of incorporation limit the personal liability of the company's directors to the fullest extent permitted under the law.

APPRAISAL AND DISSENTERS' RIGHTS

     A stockholder of a Delaware corporation generally is entitled to dissenters' rights in the event that the corporation is a party to a merger or consolidation to which the stockholder did not consent. A Delaware corporation's certificate of incorporation may also provide that dissenters' rights are available with respect to any amendment to the certificate of incorporation or any sale of all or substantially all of the corporation's assets. RailAmerica's certificate of incorporation does not contain such a provision.

     Dissenters' rights are not available to a stockholder of a Delaware corporation if his or her shares, at the relevant record date, were:

     - listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or

     - held of record by more than 2,000 stockholders.

     However, under Delaware law, a stockholder does have dissenters' rights with respect to shares if the stockholder is required by the terms of the agreement of merger or consolidation to accept anything for his shares other than:

     - shares of stock of the corporation surviving or resulting from the merger or consolidation;

     - shares of stock of any other corporation which is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders;

     - cash instead of fractional shares; or

     - any combination of the foregoing.

RailAmerica stock is quoted on Nasdaq.

     Texas law follows Delaware law with respect to dissenters' rights except Texas law explicitly allows for dissenters' rights in the case of any sale of all or substantially all of the corporation's assets or share exchange and does not leave it to the corporation's articles of incorporation to determine. The RailTex articles of incorporation are silent on the issue of dissenters' rights.

DISTRIBUTIONS AND REDEMPTIONS

     A Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. A Delaware corporation is generally prohibited from redeeming any of its common stock if the redemption would result in an impairment of the corporation's capital.

     Delaware law further allows a corporation to redeem shares of its common stock designated as redeemable by the board of directors at the time such common stock was authorized. Delaware law requires that immediately following any such redemption, the corporation shall have outstanding one or more shares with full voting powers.

     Texas law provides that a distribution may not be made by a corporation if the distribution would make the corporation insolvent or if the distribution exceeds the surplus of the corporation. If the corporation's net assets are not less than the amount of the proposed distribution, however, the corporation may make a distribution involving a purchase or redemption of any of its own shares if the purchase or redemption is made to:

     (1) eliminate fractional shares;

     (2) collect or compromise indebtedness owed by (or to) the corporation;

     (3) pay dissenting stockholders; or

     (4) effect the purchase or redemption of redeemable shares.

INSPECTION OF BOOKS AND RECORDS

     Delaware law permits any stockholder the right, during usual business hours, to inspect and copy the corporation's stock ledger, stockholder list and other books and records for any proper purpose upon written demand under oath stating his or her purpose thereof. Texas law provides that any person who has been a stockholder for at least six months or has been the holder of at least five per cent of all outstanding shares of a corporation has the right to examine, at any reasonable time, the corporations relevant books and records of account, minutes, and share transfer records for any proper purpose upon written demand stating the purpose thereof.

                               REGULATORY MATTERS

Surface Transportation Board

     Completion of the merger is subject to exemption or approval by the Surface Transportation Board, which regulates railroads and other transportation in the United States. RailAmerica and RailTex filed a joint petition for exemption with the Surface Transportation Board on November 8, 1999. The public comment period for the petition for exemption has expired and RailAmerica and RailTex have filed a reply to the comments with the Surface Transportation Board. RailAmerica and RailTex expect the Surface Transportation Board to respond to the joint petition for exemption on or about January 14, 2000.

Other Authorities

     The merger may also subject RailAmerica and RailTex to approval or notice filings with other domestic and foreign regulatory authorities, including notice filings under the Investment Canada Act and the Shortline Railways Act, 1995, of Ontario, Canada.

                                 LEGAL MATTERS

     The validity of the shares of RailAmerica common stock to be issued in the merger will be passed upon for RailAmerica by Greenberg Traurig, P.A., Miami, Florida.

                                    EXPERTS

     The financial statements as of December 31, 1998 and 1997 and for the three years in the period ended December 31, 1998, incorporated by reference from RailAmerica's Annual Report on Form 10-K in this joint proxy statement/prospectus, except as they relate to Empresa De Transporte Ferrovario S.A., have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Empresa De Transporte Ferroviario S.A. as of December 31, 1998 and for the year then ended, by Arthur Andersen Langton Clarke, independent accountants. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in accounting and auditing.

     The financial statements of V/Line Freight Corporation as of June 30, 1998 and for the year then ended, incorporated into this joint proxy statement/prospectus by reference from RailAmerica's Current Report on Form 8-K/A, dated July 16, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of RaiLink Ltd. as of December 31, 1998 and for the year then ended, incorporated into this joint proxy statement/prospectus by reference from RailAmerica's Current Report on Form 8-K/A, dated October 5, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of The Toledo, Peoria and Western Railroad as of December 31, 1998 and for the year then ended, incorporated into this joint proxy statement/prospectus by reference from RailAmerica's Current Report on Form 8-K/A, dated November 12, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

     The financial statements of RailTex and schedules incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                  OTHER BUSINESS; REPRESENTATIVES OF AUDITORS

     As of the date of this joint proxy statement/prospectus, neither the RailAmerica board of directors nor the RailTex board of directors know of any other matters that will be presented for consideration at either of the special meetings other than as described in this joint proxy statement/prospectus. If any other matters shall properly come before either the RailAmerica special meeting or the RailTex special meeting or any adjournments or postponements thereof, the persons named in the accompanying proxy will vote proxies in their discretion as they may deem appropriate, unless they are directed by a proxy to do otherwise.

     Representatives of PricewaterhouseCoopers LLP, RailAmerica's independent auditors, are expected to be present at the RailAmerica special meeting, and, representatives of Arthur Andersen LLP, RailTex's independent auditors, are expected to be present at the RailTex special meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     RailAmerica. Under SEC rules, a RailAmerica stockholder who intends to present a proposal to be included in RailAmerica's proxy statement for its next annual meeting of stockholders must deliver the proposal in writing to RailAmerica's Secretary no later than February 17, 2000. Any stockholder proposal submitted other than for inclusion in RailAmerica's proxy materials for the next annual meeting of RailAmerica stockholders must be delivered to RailAmerica's Secretary no later than April 6, 2000. If a RailAmerica stockholder proposal is received after April 6, 2000, the persons named in the proxies may vote in their discretion as to the proposal all of the shares for which RailAmerica received proxies for the next annual meeting of RailAmerica stockholders.

     RailTex. RailTex does not currently anticipate holding an annual meeting of RailTex stockholders unless the merger is not completed. In the event RailTex holds an annual meeting, under SEC rules, a RailTex stockholder who intends to present a proposal to be included in RailTex's proxy statement for the annual meeting must deliver the proposal in writing to RailTex's Secretary no later than December 28, 1999. Additionally, any stockholder or stockholders owning at least one-tenth of the issued and outstanding RailTex stock may bring business before the annual meeting if notice of that business, submitted other than for inclusion in RailTex's proxy materials, is delivered to RailTex's Secretary not before December 28, 1999 and not later than January 27, 2000. The notice must contain a brief description of the proposal and the reasons for bringing it, the name and address of the stockholder making the proposal, the classes and number of shares of RailTex stock owned by the stockholder and any interest the stockholder has in the proposal, other than as a stockholder of RailTex.

                      WHERE YOU CAN FIND MORE INFORMATION

     RailAmerica and RailTex file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. RailAmerica and RailTex public filings are also available to the public from commercial document retrieval services and at the SEC's World Wide Web site at "http://www.sec.gov." Reports, proxy statements and other information about RailAmerica and

RailTex also may be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     RailAmerica has filed a registration statement to register with the SEC the shares of RailAmerica common stock it will issue to RailTex stockholders in the merger. This joint proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of RailAmerica, a proxy statement of RailAmerica for the RailAmerica special meeting and a proxy statement of RailTex for the RailTex special meeting.

     As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

     The SEC allows RailAmerica and RailTex to "incorporate by reference" information into this joint proxy statement/prospectus, which means that RailAmerica and RailTex can disclose important information to you by referring you to another document it has filed with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in the joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that RailAmerica and RailTex has previously filed with the SEC. These documents contain important information about RailAmerica and RailTex and their financial conditions.

RAILAMERICA SEC FILINGS (FILE NO. 000-20618)                                  PERIOD
--------------------------------------------           -----------------------------------------------------
Annual Report on Form 10-K                             Year ended December 31, 1998

Quarterly Reports on Form 10-Q                         For the quarters ended March 31, 1999, June 30, 1999
                                                       and September 30, 1999

Current Reports on Form 8-K                            Filed on May 17, 1999 (as amended on July 16, 1999);
                                                       August 6, 1999 (as amended on October 5, 1999);
                                                       September 20, 1999 (as amended November 12, 1999),
                                                       October 19, 1999 and November 12, 1999

Registration Statements on Form 8-A                    Filed September 10, 1992, setting forth a description
                                                       of the RailAmerica common stock (including any
                                                       amendments or reports filed for the purpose of
                                                       updating such description), and filed January 8, 1998
                                                       (as amended on September 16, 1998), describing
                                                       RailAmerica's common stock purchase rights (including
                                                       any amendments or reports filed for the purpose of
                                                       updating such description)


RAILTEX SEC FILINGS (FILE NO. 000-22552)                                      PERIOD
----------------------------------------               -----------------------------------------------------
Annual Report on Form 10-K                             Year ended December 31, 1998

Quarterly Reports on Form 10-Q                         For the quarters ended March 31, 1999, June 30, 1999
                                                       and September 30, 1999

Current Reports on Form 8-K                            Filed on October 19, 1999 and November 10, 1999

Registration Statement on Form 8-A                     Filed October 6, 1993, setting forth a description of
                                                       the RailTex common stock (including any amendments or
                                                       reports filed for the purpose of updating such
                                                       description)

     RailAmerica and RailTex incorporate by reference additional documents that it may file with the SEC between the date the registration statement was initially filed and the date of the special meetings. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     If you are a stockholder, RailAmerica or RailTex may have sent you some of the documents incorporated by reference, but you can obtain any of them through RailAmerica, RailTex or the SEC. You may also obtain these documents at the SEC's world wide web site described above, and, in the case of RailTex, at its world wide web site at "http://www.railtex.com" or by calling "Company News On Call" at 1-800-758-5804 and entering RailTex's six digit code, 119020. Documents that RailAmerica or RailTex incorporated by reference are available without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this joint proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this joint proxy statement/ prospectus by requesting them in writing or by telephone at the following address:

RAILAMERICA, INC.                       RAILTEX, INC.
5300 Broken Sound Boulevard, N.W        4040 Broadway, Suite 200
Boca Raton, Florida 33487               San Antonio, Texas 78209
Attention: Donald Redfearn              Attention: Thomas Arnst
(561) 994-6015                          (210) 841-7600

     If you would like to request public documents, please do so by January 25, 2000 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first-class mail, or other equally prompt means, within one business day of our receipt of your request.


     You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote your shares at the special meetings. RailAmerica and RailTex have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated December 29, 1999. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of RailAmerica common stock in the merger shall create any implication to the contrary.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                               RAILAMERICA, INC.

                            COTTON ACQUISITION CORP.

                                      AND

                                 RAILTEX, INC.

                          DATED AS OF OCTOBER 14, 1999

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
                                      ARTICLE I
                                     THE MERGER
SECTION 1.01.    The Merger..................................................       1
SECTION 1.02.    Closing.....................................................       1
SECTION 1.03.    Effective Time..............................................       2
SECTION 1.04.    Effects of the Merger.......................................       2
SECTION 1.05.    Articles of Incorporation and Bylaws........................       2
SECTION 1.06.    Directors...................................................       2
SECTION 1.07.    Officers....................................................       2
SECTION 1.08.    Supplementary Action........................................       2

                                     ARTICLE II
                    EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
               THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
SECTION 2.01.    Effect on Capital Stock.....................................       3
SECTION 2.02.    Exchange of Certificates....................................       6
SECTION 2.03.    Dissenting Shares...........................................       7

                                     ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 3.01.    Organization................................................       8
SECTION 3.02.    Subsidiaries................................................       8
SECTION 3.03.    Capitalization..............................................       8
SECTION 3.04.    Authority...................................................       9
SECTION 3.05.    Consents and Approvals; No Violations.......................       9
SECTION 3.06.    SEC Reports and Financial Statements........................      10
SECTION 3.07.    Absence of Certain Changes or Events........................      10
SECTION 3.08.    No Undisclosed Liabilities..................................      11
SECTION 3.09.    Information Supplied........................................      11
SECTION 3.10.    Benefit Plans...............................................      12
SECTION 3.11.    Other Compensation Arrangements.............................      13
SECTION 3.12.    Litigation..................................................      13
SECTION 3.13.    Permits; Compliance with Law................................      14
SECTION 3.14.    Tax Matters.................................................      14
SECTION 3.15.    Brokers; Fees and Expenses..................................      15
SECTION 3.16.    Intellectual Property.......................................      15
SECTION 3.17.    Vote Required...............................................      16
SECTION 3.18.    Labor Matters...............................................      16
SECTION 3.19.    Title to and Condition of Property..........................      16
SECTION 3.20.    Environmental Matters.......................................      17
SECTION 3.21.    Customers...................................................      17
SECTION 3.22.    Interested Party Transactions...............................      18

                                                                                PAGE
                                                                                ----
SECTION 3.23.    Absence of Certain Payments.................................      18
SECTION 3.24.    Insurance...................................................      18
SECTION 3.25.    Fairness Opinion............................................      18
SECTION 3.26.    Full Disclosure.............................................      18
SECTION 3.27.    No Knowledge of Inaccurate Representation...................      18

                                     ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
SECTION 4.01.    Organization................................................      18
SECTION 4.02.    Subsidiaries................................................      19
SECTION 4.03.    Capitalization..............................................      19
SECTION 4.04.    Authority...................................................      20
SECTION 4.05.    Consents and Approvals; No Violations.......................      20
SECTION 4.06.    SEC Reports and Financial Statements........................      20
SECTION 4.07.    Absence of Certain Changes or Events........................      21
SECTION 4.08.    No Undisclosed Liabilities..................................      21
SECTION 4.09.    Information Supplied........................................      22
SECTION 4.10.    Benefit Plans...............................................      22
SECTION 4.11.    Litigation..................................................      23
SECTION 4.12.    Permits; Compliance with Law................................      23
SECTION 4.13.    Tax Matters.................................................      24
SECTION 4.14.    Interim Operations of Sub...................................      25
SECTION 4.15     Brokers.....................................................      25
SECTION 4.16.    Intellectual Property.......................................      25
SECTION 4.17.    Vote Required...............................................      25
SECTION 4.18.    Labor Matters...............................................      25
SECTION 4.19.    Title to Property...........................................      26
SECTION 4.20.    Environmental Matters.......................................      26
SECTION 4.21.    Interested Party Transactions...............................      27
SECTION 4.22.    Absence of Certain Payments.................................      27
SECTION 4.23.    Insurance...................................................      27
SECTION 4.24.    Fairness Opinion............................................      27
SECTION 4.25.    Full Disclosure.............................................      27
SECTION 4.26.    Financial Capability........................................      27
SECTION 4.27.    No Knowledge of Inaccurate Representation...................      28

                                      ARTICLE V
                                      COVENANTS
SECTION 5.01.    Covenants of the Company....................................      28
SECTION 5.02.    No Solicitation.............................................      30
SECTION 5.03.    Company Other Actions.......................................      32
SECTION 5.04.    Covenants of Parent.........................................      32
SECTION 5.05.    Parent Other Actions........................................      32
SECTION 5.06.    Registration Rights.........................................      32
SECTION 5.07.    Board Seats.................................................      33

                                                                                PAGE
                                                                                ----
                                     ARTICLE VI
                                ADDITIONAL AGREEMENTS
SECTION 6.01.    Registration Statement/Proxy Statement; Quotation on Nasdaq
                 National Market.............................................      33
SECTION 6.02.    Stockholder Approvals; Recommendations......................      34
SECTION 6.03.    Access to Information.......................................      35
SECTION 6.04.    Reasonable Efforts..........................................      35
SECTION 6.05.    Confidentiality.............................................      35
SECTION 6.06.    Fees and Expenses...........................................      36
SECTION 6.07.    Indemnification; Insurance..................................      36
SECTION 6.08     STB Filings.................................................      37
SECTION 6.09.    Employee Matters............................................      37

                                     ARTICLE VII
                                     CONDITIONS
SECTION 7.01.    Conditions to Each Party's Obligation To Effect the
                 Merger......................................................      38
SECTION 7.02.    Conditions to Obligations of Parent and Sub to Effect the
                 Merger......................................................      39
SECTION 7.03.    Conditions to Obligations of the Company to Effect the
                 Merger......................................................      40

                                    ARTICLE VIII
                              TERMINATION AND AMENDMENT
SECTION 8.01.    Termination.................................................      41
SECTION 8.02.    Effect of Termination.......................................      42
SECTION 8.03.    Amendment...................................................      42
SECTION 8.04.    Extension; Waiver...........................................      42

                                     ARTICLE IX
                                    MISCELLANEOUS
SECTION 9.01.    Nonsurvival of Representations and Warranties...............      42
SECTION 9.02.    Notices.....................................................      43
SECTION 9.03.    Interpretation..............................................      43
SECTION 9.04.    Counterparts................................................      44
SECTION 9.05.    Entire Agreement; Third Party Beneficiaries.................      44
SECTION 9.06.    Governing Law...............................................      44
SECTION 9.07.    Publicity...................................................      44
SECTION 9.08.    Assignment..................................................      44
SECTION 9.09.    Enforcement.................................................      44
EXHIBIT 5.06.    Registration Rights.........................................  5.06-1
EXHIBIT 6.09(d)  Retention Plan

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of October 14, 1999, among RailAmerica, Inc., a Delaware corporation ("Parent"), Cotton Acquisition Corp., a Texas corporation and a wholly owned subsidiary of Parent ("Sub"), and RailTex, Inc., a Texas corporation (the "Company").

     WHEREAS, the respective Boards of Directors of the Company and Parent have each determined that it is in the best interests of their respective companies and stockholders that Parent acquire the business of the Company pursuant to the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each approved the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement whereby each outstanding share (each a "Company Share") of common stock, par value $0.10 per share, of the Company ("Company Common Stock"), other than those Shares of Company Common Stock owned directly or indirectly by Parent or the Company, will be converted into the right to receive (i) $13.50 in cash and (ii) 0.66666667 shares of common stock, par value $.001 of Parent (each whole share a "Parent Share");

     WHEREAS, the respective Boards of Directors of the Company and Parent have each determined that the Merger is fair to, and in the best interests of, their respective companies and stockholders, and have approved the Merger, and the Board of Directors of the Company has recommended the approval and adoption of this Agreement by the Company's stockholders; and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Texas Business Corporation Act (the "Texas Corporation Act"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the Texas Corporation Act. At the election of Parent, any direct or indirect wholly owned subsidiary (as defined in Section 9.03) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

     SECTION 1.02. Closing. The closing of the Merger will take place at 10:00 a.m. (Miami time) on a date to be specified by Parent or Sub, which shall be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Greenberg Traurig, P.A., counsel to Parent, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file Articles of Merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the Texas Corporation Act and shall make all other filings or recordings required under the Texas Corporation Act. The Merger shall become effective at such time as the Articles of Merger is duly filed with the Texas Secretary of State, or at such later time as Sub and the Company shall agree and as is specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the Texas Corporation Act.

     SECTION 1.05.  Articles of Incorporation and Bylaws.

        (a) The Articles of Incorporation of the Surviving Corporation shall be amended as of the Effective Time so that such articles are the same as the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable law; provided that Article I thereof shall continue to provide that the corporate name of the Surviving Corporation is "RailTex, Inc."

        (b) The bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. Officers. The officers of Sub immediately prior to the Effective Time or such other persons as Parent shall designate shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.08. Supplementary Action. If at any time after the Effective Time, any further assignments or assurances are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of the Company or Sub, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered in the name of and on behalf of the Company and the Sub to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

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                                   ARTICLE II

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Shares or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Cancellation of Company Owned Stock. All Company Shares (if any) that are held in the treasury of the Company or by any wholly owned subsidiary of the Company shall be canceled and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Each Company Share (other than Company Shares to be canceled in accordance with Section 2.01(b) and Company Shares which are held by stockholders who have demanded and not waived or lost their right to dissent pursuant to Section 2.03 and Articles
     5.12 and 5.13 of the Texas Corporation Act and who have not withdrawn or lost such right to dissent) shall be converted into the right to receive

             (i) $13.50 in cash, without interest (the "Cash Consideration"), and

             (ii) 0.66666667 Parent Shares (the "Stock Consideration" and together with the Cash Consideration, the "Merger Consideration").

          As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Cash Consideration and the number of Parent Shares into which the shares represented by such certificate have been converted in accordance with this Section 2.01(c). If subsequent to the date of this Agreement but prior to the Effective Time, Parent should split or combine the Parent Shares or pay a stock dividend or other stock distribution in Parent Shares, then the number of Parent Shares issuable as Stock Consideration shall be appropriately adjusted to reflect such split, combination, dividend or other distribution.

          Prior to the Effective Time, the Board of Directors of Parent shall, for purposes of Rule 16b-3(d)(1) promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), specifically approve the issuance of Parent Shares pursuant to the Merger to directors, officers and stockholders of the Company subject to Section 16 of the Exchange Act.

          (d) Stock Options. The Company shall take all actions necessary to provide that all outstanding options to acquire shares of Company Common Stock ("Options") granted under any stock option plan, program or similar arrangement of the Company, each as amended (the "Stock Option Plans"), shall become fully exercisable and vested immediately prior to the Effective Time whether or not otherwise exercisable and vested. The Company shall comply with the terms of the Stock Option Plans, as applicable, and, to the extent required thereunder, provide written notice to the holders of Options that such Options shall be treated as set forth herein. All Options which are outstanding immediately prior to the Effective Time shall be canceled and each holder thereof shall be entitled to receive, subject to reduction for any applicable withholding taxes, from Parent or the Surviving Corporation, at the same time and in

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     the same manner as the holders of Company Shares pursuant to Section 2.02, for each Option to acquire one share of Company Common Stock, (i) an amount in cash equal to (A) the Cash Consideration payable to the holder of one share of Company Common Stock pursuant to Section 2.01(c)(i) assuming such Option had been exercised immediately prior to the Effective Time minus (B) the exercise price of such Option (the "Exercise Difference"), plus (ii) certificates representing that number of Parent Shares that the holder of one share of Company Common Stock would have the right to receive pursuant to Section 2.01(c)(ii) assuming such Option had been exercised prior to the Effective Time; provided, however, if the Exercise Difference is a negative number, at the election of the holder of any Option, such holder can elect to pay for the Exercise Difference in cash or the number of Parent Shares to be provided to the Option holder under clause (ii) shall be reduced by an amount that is equal in value to the Exercise Difference based on the higher of the average closing price for a Parent Share on the Nasdaq National Market for the five trading days ending two business days prior to the Effective Time and a value of $9.75 per share. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain such consents, if any, from the holders as are required to cancel the Options. All applicable withholding taxes attributable to the payments made hereunder or to distributions contemplated hereby shall, at the election of the holders of any Option, first be deducted from the amount, if any, payable under clause (i) of the preceding sentence and, if such amount is insufficient to satisfy the Option holder's tax withholding liability, thereafter, at the election of Parent, the Parent shall (x) use its reasonable best efforts (including, without limitation, by preparing and filing any registration statement and by causing such registration statement to become effective), and the Company shall cooperate in seeking, as of the Effective Time, standby purchasers for Parent Shares for the holders of Options or (y) reduce the Stock Consideration payable in respect of such Options by an amount equal in value to the amount of the remaining withholding based on the higher of the average closing price for a Parent Share on the Nasdaq National Market for the five trading days ending two business days prior to the Effective Time and a value of $9.75 per share, in each case to enable such holder to pay applicable withholding taxes. Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Stock Option Plans, the Company shall cause the Stock Option Plans to terminate as of the Effective Time.

          (e) Company Long-Term Incentive Plans. The Company shall take all actions necessary to provide that all units representing shares of Company Common Stock ("Stock Units") granted under the Company's Long Term Incentive Plans, each as amended (the "LTIPs"), shall become fully vested immediately prior to the Effective Time whether or not otherwise vested. All Stock Units which are outstanding immediately prior to the Effective Time shall be canceled and each holder thereof shall be entitled to receive the Merger Consideration, subject to reduction for any applicable withholding taxes, from Parent or the Surviving Corporation, for each Stock Unit. All applicable withholding taxes attributable to the Cash Consideration shall be deducted from the Cash Consideration payable as contemplated hereby. All applicable withholding taxes attributable to the Stock Consideration shall, at the election of the holder of the Stock Units, either be (i) deducted from the Cash Consideration or (ii) the Parent shall, at its election, (x) use its reasonable best efforts (including, without limitation, by preparing and filing any registration statement and by causing any registration statement to become effective), and the Company shall cooperate, in seeking, as of the Effective Time, standby purchasers for the Parent Shares of any such holder to enable such holders to pay applicable withholding taxes or (y) reduce the Stock Consideration payable with respect to the Stock Unit by an amount that is equal to the amount of the withholding based on the higher of the average closing price for a Parent Share on the Nasdaq National Market for the five trading days ending two business days prior to the Effective Time and a value of $9.75 per share to enable such holder to pay applicable withholding taxes. Prior to the Effective Time, the Company shall use its reasonable

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

     best efforts to obtain such consents, if any, from the holders as are required to cancel the Stock Units. Except as provided herein or as otherwise agreed to by the parties, the Company shall cause the LTIPs to terminate as of the Effective Time. The Company shall comply with the terms of the LTIPs, as applicable, and, to the extent required thereunder, provide written notice to the holders of the Stock Units of the matters set forth herein.

          (f) Company Employee Stock Purchase Plan. The Company shall take all actions necessary to terminate the Company's Employee Stock Purchase Plan as promptly as practicable after the date hereof but in no event later than November 1, 1999 in accordance with the terms thereof.

          (g) Restricted Stock. The Company shall take all actions necessary to provide that all outstanding shares of Company Common Stock issued pursuant to any restricted stock plan, program or similar arrangement of the Company, each as amended (the "Restricted Stock Plans", and the Company Common Stock issued thereunder, the "Restricted Stock"), shall become fully vested and all applicable restrictions shall lapse immediately prior to the Effective Time whether or not otherwise vested. The Company shall comply with the terms of the Restricted Stock Plans, as applicable, and, to the extent required thereunder, provide written notice to the holders of Restricted Stock that such Restricted Stock shall be treated as set forth herein. All Restricted Stock outstanding immediately prior to the Effective Time shall be canceled and each holder thereof shall be entitled to receive the Merger Consideration, net of any applicable withholding taxes, from Parent or the Surviving Corporation, at the same time and in the same manner as the holders of Company Shares pursuant to Section 2.01(c). All applicable withholding taxes attributable to the Cash Consideration shall be deducted from the Cash Consideration payable as contemplated hereby. All applicable withholding taxes attributable to the Stock Consideration shall, at the election of the holder of Restricted Stock, either be (i) deducted from the Cash Consideration or (ii) the Parent shall, at its election, (x) use its reasonable best efforts (including, without limitation, by preparing and filing any registration statement and by causing any registration statement to become effective), and the Company shall cooperate, in seeking, as of the Effective Time, standby purchasers for the Parent Shares of any such holder to enable such holders to pay applicable withholding taxes or (y) reduce the Stock Consideration payable with respect to the Restricted Stock by an amount that is equal to the amount of the withholding based on the higher of the average closing price for a Parent Share on the Nasdaq National Market for the five trading days ending two business days prior to the Effective Time and a value of $9.75 per share to enable such holder to pay applicable withholding taxes. Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Stock Plans, the Company shall cause the Stock Plans to terminate as of the Effective Time.

          (h) Adjustment to Merger Consideration. In the event the sale of the Company's assets listed in Section 2.01(h) of the Disclosure Schedule is not consummated prior to the Effective Time for net proceeds of at least $9.0 million, the definition of (1) Cash Consideration in Section 2.01(c)(i) shall be automatically amended to reduce the Cash Consideration set forth in Section 2.01(c)(i) by an amount (the "Reallocation Amount") equal to the quotient determined by dividing (i) $9.0 million less the amount of net proceeds, if any, received by the Company from the sale of all or a portion of such assets by (ii) the number of fully diluted shares of Company Common Stock as of the Effective Time (but without giving effect to any Company Stock Options which as of the Effective Time have terminated without having been exercised or exchanged pursuant to Section 2.01(d)(e)(f) or (g)), and (2) the Stock Consideration in Section 2.01(c)(ii) shall be automatically amended to increase the Stock Consideration set forth

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     in Section 2.01(c)(ii) by the number of Parent Shares (valued at $9.75)
     equal to the Reallocation Amount.

     SECTION 2.02.  Exchange of Certificates.

          (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). No later than the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Exchange Agent the aggregate Cash Consideration (including the cash payable pursuant to Section 2.02(e)) and Stock Consideration with respect to all holders of Company Shares (other than Company Shares to be canceled in accordance with Section 2.01(b) and Company Shares which are held by stockholders who have demanded their right to dissent pursuant to Section
     2.03 and Articles 5.12 and 5.13 of the Texas Corporation Act and who have not withdrawn or lost such right to dissent). The Parent Shares issuable with respect to Company Shares in the Merger shall be deemed to have been issued at the Effective Time.

          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Company Shares (other than Company Shares to be canceled in accordance with Section 2.01(b) and Company Shares which are held by stockholders who have demanded and perfected their right to dissent pursuant to Section 2.03 and Articles 5.12 and 5.13 of the Texas Corporation Act and who have not withdrawn or lost such right to dissent) (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and the number of Parent Shares into which the Company Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration in respect of the shares represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent.

          (c) Dividends. No dividends that are declared on Parent Shares will be paid to persons entitled to receive certificates representing Parent Shares until such persons surrender their

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

     Certificates representing Company Shares. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Shares shall be issued any dividends which shall have become payable with respect to such Parent Shares between the Effective Time and the time of such surrender.

          (d) No Further Ownership Rights in Company Common Stock. The Cash Consideration paid and Stock Consideration issuable upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e) No Fractional Securities. No certificates or scrip representing fractional Parent Shares shall be issued in connection with the Merger, and such fractional interest shall not entitle the owner thereof to vote or to any rights of a stockholder. In lieu of any such fractional shares, each holder of Company Shares who would otherwise have been entitled to a fraction of a Parent Share upon surrender of stock certificates for exchange pursuant to this Article II shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the average closing price for a Parent Share on the Nasdaq National Market for the five (5) trading days ending two business days prior to the Effective Time.

          (f) No Liability. At any time following the expiration of six months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto, which shall be payable to Parent at Parent's request) which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar law) only as general creditors thereof with respect to the Merger Consideration payable and issuable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 2.03.  Dissenting Shares.

          (a) Each outstanding share of Company Common Stock, the holder of which has demanded such holder's right to dissent in accordance with Articles 5.12 and 5.13 of the Texas Corporation Act and has not effectively withdrawn or lost such holder's right to dissent ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by such Articles 5.12 and 5.13. Each holder of Dissenting Shares who becomes entitled to payment for such holder's Company Common Stock pursuant to Articles 5.12 and 5.13 of the Texas Corporation Act shall receive payment therefor from the Surviving Corporation from funds provided by Parent (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such Articles 5.12 and 5.13).

          (b) If any holder of Company Common Stock who demands such holder's right to dissent with respect to such holder's shares under Articles 5.12 and 5.13 of the Texas Corporation Act shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's right to

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

     dissent, whether before or after the Effective Time, the Company Common Stock held by such holder shall be converted into a right to receive the Merger Consideration in accordance with Section 2.01(c).

          (c) The Company shall give Parent (i) prompt notice of any written objections to the Merger, written demands exercising the right to dissent, withdrawals of written demands exercising the right to dissent and any other instruments served pursuant to Articles 5.12 and 5.13 of the Texas Corporation Act and received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to written demands exercising the right to dissent under such Articles 5.12 and 5.13. The Company will not voluntarily make any payment with respect to any exercises of rights to dissent and will not, except with the prior written consent of Parent, settle or offer to settle any such exercises.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     SECTION 3.01. Organization. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a material adverse effect (as defined in Section 9.03) on the Company or prevent or materially delay the consummation of the Merger. The Company has made available to Parent complete and correct copies of its restated articles of incorporation and bylaws and the certificate of incorporation and bylaws (or similar organizational documents) of each of the Company's subsidiaries.

     SECTION 3.02. Subsidiaries. The only subsidiaries of the Company (the "Subsidiaries") are listed in Section 3.02(a) of the disclosure schedule annexed hereto (the "Disclosure Schedule"). All the outstanding shares of capital stock of each such subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company as set forth in Section 3.02(a) of the Disclosure Schedule, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. The Company also owns the partnership interests and membership interests identified in Section 3.02(b) of the Disclosure Schedule. Except as otherwise specified in Section 3.02(b) of the Disclosure Schedule, the Company owns 100% of the partnership interests and membership interests in said partnerships and limited liability companies. Except for the capital stock of the Subsidiaries and the partnership interests and membership interests in the partnerships and limited liability companies listed in Section 3.02(b), the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

     SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"). At the close of business on October 1, 1999, (i) 9,218,314 shares of Company Common Stock were issued and outstanding, (ii) 1,076,484 shares

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

of Company Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options (as defined below) as set forth in Section 3.03 of the Disclosure Schedule and (iii) no shares of Company Preferred Stock were issued and outstanding. Except as set forth above, and except for shares issued upon the exercise of Company Stock Options, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Subsidiaries or obligating the Company or any of the Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.03 of the Disclosure Schedule, there are not any outstanding contractual obligations (i) of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) of the Company to vote or to dispose of any shares of the capital stock of any of the Subsidiaries. Except as set forth in Section
3.03 of the Disclosure Schedule, there are no restrictions on the right of the Company to vote or dispose of any shares of the capital stock of the Subsidiaries.

     SECTION 3.04. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the terms of this Agreement by the holders of a majority of the Shares (the "Company Stockholder Approval")). The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger, the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

     SECTION 3.05. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, and the rules and regulations promulgated thereunder (including the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to any required approval by the Company's stockholders of this Agreement, the Surface Transportation Board (the "STB"), the Texas Corporation Act, and except as set forth in Section 3.05 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of the Company or of the similar organizational documents of any of the Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency,

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domestic, foreign or supranational (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings could not reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger),
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of the Subsidiaries or any of their properties or assets, except in the case of clause
(iii) or (iv) for violations, breaches or defaults that could not reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger.

     SECTION 3.06. SEC Reports and Financial Statements. The Company and the Subsidiaries have filed with the SEC true and complete copies of, all forms, reports, exhibits, schedules, statements and other documents (other than preliminary materials) required to be filed by it under the Exchange Act or the Securities Act of 1933 (the "Securities Act") from and after December 31, 1996 (such forms, reports, exhibits schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Company SEC Documents"). The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent revised or superseded by a subsequently filed Company SEC Document, the Company SEC Documents do not contain an untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents as well as the Company's financial statements as of and for the three months and six months ended June 30, 1999 heretofore delivered to Parent, as of the dates thereof comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments, none of which will be material and except for the absence of notes thereto) the consolidated financial position of the Company and the Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     SECTION 3.07. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents or as set forth in Section 3.07 of the Disclosure Schedule and except as provided in this Agreement, since June 30, 1999, the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any material adverse change (as defined in Section 9.03) with respect to the Company. Except as disclosed in the Company SEC Documents or as set forth in
Section 3.07 of the Disclosure Schedule, since June 30, 1999, there has not been
(i) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company's capital stock or any redemption, purchase or other acquisition of any of its capital stock, (ii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities

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in respect of, in lieu of or in substitution for shares of its capital stock, other than the issuance of Company Shares upon the exercise of Options or the issuance of Restricted Stock or Stock Units (collectively, the "Company Stock Options"), (iii) any material change in accounting methods, principles or practices by the Company, (iv) (w) any granting by the Company or any of the Subsidiaries to any executive officer of the Company or any of the Subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of June 30, 1999, (x) any granting by the Company or any of the Subsidiaries to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, or as was required under employment, severance or termination agreements in effect as of June 30, 1999,
(y) except employment arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of the Subsidiaries into any employment, severance or termination agreement with any executive officer, or
(z) any increase in or establishment of any bonus, insurance, deferred compensation, pension, retirement, profit-sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably would be expected to have a material adverse effect on the Company,
(vi) any amendments or changes in the articles of incorporation or bylaws of the Company, or (vii) any material revaluation by the Company of any of its assets, including writing off notes or accounts receivable other than in the ordinary course of business.

     SECTION 3.08. No Undisclosed Liabilities. Except as and to the extent set forth in the Company SEC Documents or in Section 3.08 or in any other Section of the Disclosure Schedule, as of June 30, 1999, neither the Company nor any of the Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on an interim consolidated balance sheet of the Company and the Subsidiaries. Since June 30, 1999, except as and to the extent set forth in the Company SEC Documents or in Section 3.08 or any other Section of the Disclosure Schedule and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice, neither the Company nor any of the Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that could not be reasonably expected to have a material adverse effect on the Company, or would be required by GAAP to be reflected on a consolidated balance sheet of the Company and the Subsidiaries. The Company and its subsidiaries had no more than an aggregate of $125 million of indebtedness for borrowed money (excluding trade payables) outstanding on a consolidated basis as of September 30, 1999.

     SECTION 3.09. Information Supplied. None of the information supplied or to be supplied by the Company in writing specifically for inclusion in (a) the Registration Statement on Form S-4 (or such other form required or deemed appropriate by the SEC) to be filed with the SEC by Parent under the Securities Act for the purpose of registering the Parent Shares to be issued in the Merger or pursuant to this Agreement (the "Registration Statement") and/or (b) the joint proxy statement to be distributed in connection with the Special Meeting (as defined in Section 6.02(a)) and the Parent Stockholders' Meeting (as defined in Section 6.02(b)) (the "Proxy Statement"), will, in the case of the Registration Statement, at the time it becomes effective and the Effective Time, or, in the case of the Proxy Statement and any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of each of the Special Meeting and the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it pertains to the Company, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

     SECTION 3.10.  Benefit Plans.

          (a) Except as set forth in Section 3.10 of the Disclosure Schedule, each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (a "Welfare Plan") and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, bonuses, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or the Subsidiaries for the benefit of any present or former employee, officer or director (each of the foregoing, including any Pension Plan or Welfare Plan, is a "Benefit Plan") has been administered in all material respects in accordance with its terms. Except as set forth in Section 3.10 of the Disclosure Schedule, the Company and the Subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), all other applicable laws and all applicable collective bargaining agreements. Section 3.10 of the Disclosure Schedule sets forth a list of all material Benefit Plans. Except as set forth in Section 3.10(a) of the Disclosure Schedule, none of the Welfare Plans promises or provides retiree medical or other retiree welfare benefits to any person. To the Knowledge of the Company (as defined in Section 9.03), no fiduciary of a Benefit Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to result in any material liability to the Company. Each Benefit Plan intended to qualify under section 401(a) of the Code and each trust intended to qualify under section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and, to the Knowledge of the Company, nothing has occurred which would reasonably be expected to impair such determination. All contributions required to be made with respect to any Benefit Plan pursuant to the terms of the Benefit Plan or any collective bargaining agreement, have been made on or before their due dates.

          (b) None of the Pension Plans is subject to Title IV of ERISA and none of the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code or pursuant to Title IV of ERISA (each, including the Company, a "Commonly Controlled Entity") has any liability under Title IV of ERISA (whether actual or contingent) with respect to a Pension Plan, or to any other employee pension benefit plan that is or was maintained, contributed to or required to be contributed to by a Commonly Controlled Entity (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due), which liability has not been fully paid.

          (c) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid or as to which a Commonly Controlled Entity would have liability pursuant to Section 4212(c) of ERISA.

          (d) Each Benefit Plan that is a Welfare Plan may be amended or terminated at any time after the Effective Time without material liability to the Company or the Subsidiaries, except as set forth in the plan or in any agreement related thereto, as provided by law or as disclosed in
     Section 3.10(d) of the Disclosure Schedule or as otherwise set forth in this Agreement.

          (e) With respect to each Benefit Plan, the Company has delivered or, not less than 30 days prior to the Effective Time shall deliver, to Parent
     (i) current, accurate and complete copies of each such Benefit Plan (including all trust agreements, insurance or annuity contracts, descriptions, agreements and any other material documents or instruments relating thereto); (ii) copies of the most recent Internal Revenue Service determination letter (including copies of any outstanding requests for determination letters) with respect to each such Benefit Plan which is intended to qualify under Section 401(a) of the Code; and (iii) copies of the most recent Form 5500 annual report and accompanying schedules, the most recent actuarial report (to the extent applicable), and the most recent summary plan descriptions.

          (f) With respect to the Benefit Plans, individually and in the aggregate, no event has occurred, and to the Knowledge of the Company, there exists no condition or set of circumstances (including without limitation the transactions contemplated by this Agreement) in connection with which the Company or the Subsidiaries could be subject to any material liability (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

     SECTION 3.11.  Other Compensation Arrangements.

          (a) Except as disclosed in the Company SEC Documents or in Section 3.11(a) of the Disclosure Schedule, and except as provided in this Agreement, as of the date of this Agreement, neither the Company nor any of the Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 180 calendar days notice or less and involving the payment of more than $150,000 per annum, (ii) agreement with any executive officer of the Company or any of the Subsidiaries (x) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or (y) providing any term of employment or compensation guarantee extending for a period longer than two years or the payment of more than $150,000 per year, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (b) Except as disclosed in the Company SEC Documents or as set forth in Section 3.11(b) of the Disclosure Schedule, since January 1, 1999, neither the Company nor any of the Subsidiaries has entered into, adopted, amended or terminated any Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any director or executive officer, except in accordance with the terms thereof. Set forth in Section 3.11(b) of the Disclosure Schedule is a payroll schedule reflecting salary increases for the Company's employees between June 30, 1999 and September 30, 1999.

     SECTION 3.12. Litigation. Except as disclosed in the Company SEC Documents or Section 3.12 of the Disclosure Schedule, as of the date hereof there is no suit, claim, action, proceeding or investigation pending before any Governmental Entity or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. Except as disclosed in the Company SEC Documents or Section 3.12 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger.

     SECTION 3.13. Permits; Compliance with Law. The Company and the Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that could not reasonably be expected to have a material adverse effect on the Company. The Company and the Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply could not reasonably be expected to have a material adverse effect on the Company. Except as disclosed in the Company SEC Documents or in Section 3.13 of the Disclosure Schedule, the businesses of the Company and the Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations that could not reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of the Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which could not be reasonably expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger.

     SECTION 3.14.  Tax Matters.

          (a) The Company and each of the Subsidiaries has filed all Federal income tax returns and all other material tax returns and reports required to be filed by it. All such returns are complete and correct in all material respects. Each of the Company and each of the Subsidiaries has paid (or the Company has paid on the Subsidiaries' behalf) all taxes required to be paid by it (without regard to whether a tax return is required or to the amount shown on any tax return), except taxes for which an adequate reserve has been established on the most recent financial statements contained in the Company SEC Documents (the "Most Recent Financial Statements")). The Most Recent Financial Statements reflect an adequate reserve for all taxes payable by the Company and the Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

          (b) Except as set forth in Section 3.14 of the Disclosure Schedule, no material tax return of the Company or any of the Subsidiaries is under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any of the Subsidiaries. Each material deficiency resulting from any audit or examination relating to taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. No material issues relating to taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The Federal income tax returns of the Company and each of the Subsidiaries consolidated in such returns have not been examined by and settled with the Internal Revenue Service.

          (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority.

          (d) No material liens for taxes exist with respect to any assets or properties of the Company or any of the Subsidiaries, except for liens for taxes not yet due or being contested in good faith.

          (e) None of the Company or any of the Subsidiaries is liable for taxes of any other person (other than taxes of the Company and the Subsidiaries) or is a party to or is bound by any tax sharing agreement.

          (f) None of the Company or any of the Subsidiaries shall be required to include in a taxable period ending after the Effective Time for a material amount of taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or
     Section 481 of the Code or comparable provisions of state, local or foreign tax law.

          (g) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

          (h) Neither the Company nor, to the Knowledge of the Company, any of the Subsidiaries has filed a consent pursuant to or agreed to the application of Section 341(f) of the Code.

          (i) Except as set forth in Section 3.14(i) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (j) All material elections with respect to taxes affecting the Company and the Subsidiaries are attached to the Company's tax returns, to the extent so required.

          (k) There are no private letter rulings in respect of any material tax pending between the Company or the Subsidiaries and any taxing authority.

     SECTION 3.15. Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company other than Chase Securities, Inc. ("Chase"), whose fees (which shall not exceed $3,200,000) shall be paid by the Company.

     SECTION 3.16.  Intellectual Property.

          (a) Except as set forth in Section 3.16 of the Disclosure Schedule and except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) could not reasonably be expected to have a material adverse effect on the Company:

             (1) the Company and each of the Subsidiaries owns, clear of any liens or encumbrances of any kind, or is licensed or otherwise has the legally enforceable right to use, all Intellectual Property (as hereinafter defined) used in or necessary for the conduct of its business as currently conducted;

             (2) no claims are pending or, to the Knowledge of the Company, threatened that the Company or any of the Subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by and/or licensed to the Company or any of the Subsidiaries and, to the Knowledge of the Company, there are no valid grounds for any such claims;

             (3) to the Knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of the Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or any of the Subsidiaries.

             (4) to the Knowledge of the Company, there are no valid grounds for any claim challenging the ownership or validity of any Intellectual Property owned by the Company or any of the Subsidiaries or challenging the Company's or any of the Subsidiaries' license or legally enforceable right to use any Intellectual Property licensed by it; and

             (5) to the Knowledge of the Company, all patents, registered trademarks, service marks and copyrights held by the Company and each of the Subsidiaries are valid and subsisting.

          (b) For purposes of this Agreement, "Intellectual Property" means trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works of authorship, whether copyrighted, copyrightable or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs and software (including source code, object code and data); licenses, immunities, covenants not to sue and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

     SECTION 3.17. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class of capital stock necessary to approve this Agreement and the Merger.

     SECTION 3.18. Labor Matters. Except as set forth in Section 3.18 of the Disclosure Schedule or the Company SEC Documents, as of the date hereof, (i) there are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any of the Subsidiaries and any of their respective employees, which controversies have had, or would reasonably be expected to have, a material adverse effect on the Company; (ii) neither the Company nor any of the Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Subsidiaries, nor does the Company or any of the Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) to the Knowledge of the Company there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of the Subsidiaries which would reasonably be expected to have a material adverse effect on the Company.

     SECTION 3.19. Title to and Condition of Property. Except as set forth in the Company SEC Documents or Section 3.19 of the Disclosure Schedule, the Company and each of the Subsidiaries have good title to all of their owned properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby in accordance with industry standards or which could not reasonably be expected to have a material adverse effect on the Company; and all leases pursuant to which the Company or any of the Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, any existing default or event of default by the Company or the Subsidiaries or to the Knowledge of the Company any other party thereto (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a material adverse effect on the Company. Except as set forth in Section 3.19 of the Disclosure Schedule, since October 1, 1999, there has been no material adverse change in any of such material tangible personal property, whether owned or leased. None of the Company or the Subsidiaries has granted any option or other right to acquire any portion of its material owned properties or assets, except as set forth in
Section 3.19 of the Disclosure Schedule.

     SECTION 3.20. Environmental Matters. Except as set forth in Section 3.20 of the Disclosure Schedule or the Company SEC Documents, and except where such has not had and could not reasonably be expected to have a material adverse effect, on the Company or any of the Subsidiaries to the Knowledge of the Company, the Company and each of the Subsidiaries (i) have obtained all applicable permits, licenses and other authorizations, including Company Permits, which are required to be obtained under all applicable federal, state or local laws or any applicable regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment ("Environmental Laws"), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic material or wastes, including petroleum, into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes, including petroleum, by the Company or any of the Subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any uncured past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which could give rise to any material capital expenditure or common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding against the Company or any of the Subsidiaries under any Environmental Law or otherwise based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, emission, discharge or release into the environment of any pollutant, contaminant, or hazardous or toxic material or waste, including petroleum; (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or any of the Subsidiaries (or any of their respective agents) thereunder and (v) none of the Company nor any of the Subsidiaries has entered into any agreement to undertake or pay for any response action of any kind or nature or to pay any damages (including punitive damages), costs, fines or penalties associated with any release or threatened release of any pollutant, contaminant or hazardous or toxic material or waste, including petroleum, at any location.

     SECTION 3.21. Customers. Section 3.21 of the Disclosure Schedule sets forth a list of the Company's twenty five (25) largest customers (detailed, in the case of government agencies, by separate government agency) in terms of gross sales for the fiscal year ended December 31, 1998. Except as set forth in
Section 3.21 of the Disclosure Schedule, since December 31, 1998, to the Knowledge of the Company there have not been any changes in the business relationships of the Company with any of the customers named therein that would constitute a material adverse effect on the Company.

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

     SECTION 3.22.  Interested Party Transactions.  Except as set forth in
Section 3.22 of the Disclosure Schedule or the Company SEC Documents, since January 1, 1999, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC, except for contracts with terms no less favorable to the Company than would reasonably be expected in a similar transaction with an unaffiliated third party.

     SECTION 3.23. Absence of Certain Payments. None of the Company, any of the Subsidiaries or any of their respective affiliates, officers, directors, employees or agent or other people acting on behalf of any of them have (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any other country and (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. None of the Company, any of the Subsidiaries or any of their respective affiliates, directors, officers, employees or agents of other persons acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures.

     SECTION 3.24. Insurance. All material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of the Subsidiaries are with reputable insurance carriers, provide coverage of all normal risks incident to the business of the Company and the Subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except as could not reasonably be expected to have a material adverse effect on the Company.

     SECTION 3.25. Fairness Opinion. The Board of Directors of the Company has received an opinion of Chase, financial advisor to the Company dated the date hereof to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

     SECTION 3.26. Full Disclosure. (i) No written statement contained in any certificate or schedule furnished by the Company or the Subsidiaries to Parent or Sub in, or pursuant to the provisions of, this Agreement, and (ii) none of the monthly consolidated financial statements for July and August 1999 heretofore furnished by the Company to Parent, including the accompanying commentary, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     SECTION 3.27. No Knowledge of Inaccurate Representation. The Company has no Knowledge as of the date hereof that any representation or warranty of the Parent or the Sub in this Agreement is not true and correct.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows:

     SECTION 4.01. Organization. Each of Parent, Sub and each of Parent's other subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now

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being conducted. Each of Parent, Sub and each of Parent's other subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a material adverse effect on Parent or prevent or materially delay the consummation of the Merger. Each of Parent, Sub and Parent's other subsidiaries has made available to the Company complete and correct copies of its certificate of incorporation and bylaws (or similar organizational documents).

     SECTION 4.02.  Subsidiaries.  The only subsidiaries of Parent are listed in
Section 4.02(a) of the Disclosure Schedule. Except as set forth in Section 4.02 of the Disclosure Schedule, all the outstanding shares of capital stock of each such subsidiary are owned by Parent, by another wholly owned subsidiary of Parent or by Parent and another wholly owned subsidiary of Parent as set forth in Section 4.02(a) of the Disclosure Schedule, free and clear of all Liens, and are duly authorized, validly issued, fully paid and nonassessable. Parent also owns the partnership interests identified in Section 4.02(b) of the Disclosure Schedule. Except as otherwise specified in Section 4.02(b) of the Disclosure Schedule, Parent owns 100% of the partnership interests in said partnerships. Except for the capital stock of the listed subsidiaries and the partnership interests in the partnerships listed in Section 4.02(b), Parent does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

     SECTION 4.03. Capitalization. The authorized capital stock of Parent consists of 30,000,000 Parent Shares and 1,000,000 shares of preferred stock, par value $.01 per share ("Parent Preferred Stock"). At the close of business on October 4, 1999, (i) 11,670,152 Parent Shares were outstanding (and an additional 692,089 Parent Shares were in the treasury), (ii) 1,714,500 Parent Shares were reserved for issuance upon exercise of outstanding options exercisable to purchase Parent Shares ("Parent Stock Options") and (iii) 460,400 shares of Parent Preferred Stock were issued and outstanding. Except as set forth above or in Section 4.03 of the Disclosure Schedule, and except for shares issued upon the exercise of Parent Stock Options since October 4, 1999, as of the date of this Agreement, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Parent are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in
Section 4.03 of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Parent may vote. Except as set forth above or in
Section 4.03 of the Disclosure Schedule, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations (i) of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or (ii) Parent to vote or to dispose of any shares of the capital stock of any of its subsidiaries. Except as set forth in Section 4.03 of the Disclosure Schedule, there are no restrictions on the right of Parent to vote or dispose of any shares of the capital stock of its subsidiaries.

     The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 ("Sub Common Stock"), 1,000 of which are issued and outstanding as of the date hereof. Parent owns all issued and outstanding shares of Sub Common Stock. All of the issued and outstanding

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shares of Sub Common Stock are validly issued, fully paid and non-assessable and not subject to preemptive rights.

     SECTION 4.04. Authority. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the terms of this Agreement and the issuance of shares pursuant to this Agreement by the holders of a majority of the Parent Shares voting at the Parent Stockholders' Meeting (the "Parent Stockholder Approval")). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate such transactions (in each case, other than, with respect to the Merger, Parent Stockholder Approval). This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

     SECTION 4.05. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required by or under, as applicable, and other applicable requirements of, the Exchange Act, and the rules and regulations promulgated thereunder (including filing with the SEC of a proxy statement relating to the approval by Parent's stockholders of the issuance of more than 20% of Parent's outstanding shares pursuant to this Agreement), the STB and the Texas Corporation Act, and except as set forth in
Section 4.05 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings could not be reasonably expected to have a material adverse effect on the Parent or prevent or materially delay the consummation of the Merger),
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or Sub is a party or by which either of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Sub or any of their properties or assets, except in the case of clause (iii) and (iv) for violations, breaches or defaults that could not be reasonably expected to have a material adverse effect on the Parent or prevent or materially delay the consummation of the Merger.

     SECTION 4.06. SEC Reports and Financial Statements. Parent and its Subsidiaries have filed with the SEC true and complete copies of, all forms, reports, exhibits, schedules, statements and other documents (other than preliminary materials) required to be filed by it under the Exchange Act or the Securities Act from and after December 31, 1996 (such forms, reports, exhibits, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Parent SEC Documents"). The Parent SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects

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with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent revised or superseded by a subsequently filed Parent SEC Document, the Parent SEC Documents do not contain an untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents as well as the Parent's financial statements as of and for the three months and six months ended June 30, 1999 heretofore delivered to the Company, as of the dates thereof comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments, none of which will be material and except for the absence of notes thereto) the consolidated financial position of Parent and its subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     SECTION 4.07. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents or as set forth in Section 4.07 of the Disclosure Schedule, since June 30, 1999, Parent and its subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice through the date hereof, and there has not been any material adverse change (as defined in Section 9.03) with respect to Parent. Except as disclosed in the Parent SEC Documents or as set forth in Section 4.07 of the Disclosure Schedule, since June 30, 1999, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to Parent's capital stock or any redemption, purchase or other acquisition of any of its capital stock, (ii) any split, combination or reclassification of any of Parent's capital stock or, through the date hereof, any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock other than the issuance of Parent Shares upon the exercise of Parent Stock Options,
(iii) any material change in accounting methods, principles or practices by Parent, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on Parent, (v) any amendments or changes in the Certificate of Incorporation or Bylaws of Parent, or (vi) any material revaluation by Parent of any of its assets, including writing off of notes or accounts receivable other than in the ordinary course of business.

     SECTION 4.08. No Undisclosed Liabilities. Except as and to the extent set forth in the Parent SEC Documents or in Section 4.08 of the Disclosure Schedule or in any other Section of the Disclosure Schedule, as of June 30, 1999, neither Parent nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on an interim consolidated balance sheet of Parent and its subsidiaries. Since June 30, 1999, except as and to the extent set forth in the Parent SEC Documents or in Section 4.08 or any other Section of the Disclosure Schedule and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice, neither Parent nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that could not be reasonably expected to have a material adverse effect on Parent, or would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its subsidiaries. The Parent and its subsidiaries had no more than an aggregate of $290 million of indebtedness for borrowed money (excluding trade payables) outstanding on a consolidated basis as of September 30, 1999.

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     SECTION 4.09.  Information Supplied.  None of the information supplied or to be supplied by Parent or Sub in writing specifically for inclusion in the Registration Statement and/or the Proxy Statement, will in the case of the Registration Statement, at the time it becomes effective and the Effective Time, or, in the case of the Proxy Statement and any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of each of the Special Meeting and the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, and the rules and regulations promulgated thereunder. The Proxy Statement, insofar as it pertains to Parent and Sub, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

     SECTION 4.10.  Benefit Plans.

          (a) Except as set forth in Section 4.10 of the Disclosure Schedule, each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Parent Pension Plan"), "employee welfare benefit plan" (as defined in
     Section 3(1) of ERISA) (a "Parent Welfare Plan") and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, bonuses, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by Parent or its subsidiaries for the benefit of any present or former employee, officer or director (each of the foregoing, a "Parent Benefit Plan") has been administered in all material respects in accordance with its terms. Parent and its subsidiaries and all the Parent Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements. Section 4.10 of the Disclosure Schedule sets forth a list of all material Parent Benefit Plans. Except as set forth in Section 4.10(a) of the Disclosure Schedule, none of the Parent Welfare Plans promises or provides retiree medical or other retiree welfare benefits to any person. To the Knowledge of Parent (as defined in Section 9.03), no fiduciary of a Parent Benefit Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to result in any material liability to Parent. Each Parent Benefit Plan intended to qualify under section 401(a) of the Code and each trust intended to qualify under section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and to the Knowledge of Parent nothing has occurred which would reasonably be expected to impair such determination. All contributions required to be made with respect to any Parent Benefit Plan pursuant to the terms of the Parent Benefit Plan or any collective bargaining agreement, have been made on or before their due dates.

          (b) None of the Parent Pension Plans is subject to Title IV of ERISA and none of Parent or any other person or entity that, together with Parent, is or was treated as a single employer under Section 414 of the Code or pursuant to Title IV of ERISA (each, including Parent, a "Parent Commonly Controlled Entity") has any liability under Title IV of ERISA (whether actual or contingent) with respect to a Parent Pension Plan, or to any other employee pension benefit plan that is or was maintained, contributed to or required to be contributed to by a Parent Commonly Controlled Entity (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due), which liability has not been fully paid.

          (c) No Parent Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal

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     liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid or as to which a commonly controlled entity would have liability pursuant to Section 4212(c) of ERISA.

        (d) Each Parent Benefit Plan that is a Parent Welfare Plan may be amended or terminated at any time after the Effective Time without material liability to Parent or its subsidiaries, except as set forth in the plan, as provided by law or as disclosed in Section 4.10(d) of the Disclosure Schedule.

        (e) With respect to each Parent Benefit Plan, the Parent has delivered, or not less than 30 days prior to the Effective Time shall deliver, to Company
(i) current, accurate and complete copies of each such Parent Benefit Plan (including all trust agreements, insurance or annuity contracts, descriptions, agreements and any other material documents or instruments relating thereto);
(ii) copies of the most recent Internal Revenue Service determination letter (including copies of any outstanding requests for determination letters) with respect to each such Parent Benefit Plan which is intended to qualify under
Section 401(a) of the Code; and (iii) copies of the most recent Form 5500 annual report and accompanying schedules, the most recent actuarial report (to the extent applicable), and the most recent summary plan descriptions.

        (f) With respect to the Parent Benefit Plans, individually and in the aggregate, no event has occurred, and to the Knowledge of the Parent, there exists no condition or set of circumstances (including without limitation the transactions contemplated by this Agreement) in connection with which the Parent could be subject to any material liability (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

     SECTION 4.11. Litigation. Except as disclosed in the Parent SEC Documents or Section 4.11 of the Disclosure Schedule, as of the date hereof, there is no suit, claim, action, proceeding or investigation pending before any Governmental Entity or, to the Knowledge of Parent, threatened against Parent or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Parent or prevent or materially delay the consummation of the Merger. Except as disclosed in the Parent SEC Documents or Section 4.11 of the Disclosure Schedule, neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Parent or prevent or materially delay the consummation of the Merger.

     SECTION 4.12. Permits; Compliance with Law. Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that could not reasonably be expected to have a material adverse effect on Parent. Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply could not reasonably be expected to have a material adverse effect on Parent. Except as disclosed in the Parent SEC Documents or in Section 4.12 of the Disclosure Schedule, the businesses of Parent and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations that could not reasonably be expected to have a material adverse effect on Parent or prevent or materially delay the consummation of the Merger. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which could not be reasonably expected to have a material adverse effect on Parent or prevent or materially delay the consummation of the Merger.

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     SECTION 4.13.  Tax Matters.

          (a) Parent and each of its subsidiaries has filed all Federal income tax returns and all other material tax returns and reports required to be filed by it. All such returns are complete and correct in all material respects. Each of Parent and each of its subsidiaries has paid (or Parent has paid on the subsidiaries' behalf) all taxes required to be paid by it (without regard to whether a tax return is required or to the amount shown on any tax return), except taxes for which an adequate reserve has been established on the most recent financial statements contained in the Parent SEC Documents (the "Parent Most Recent Financial Statements")). The Parent Most Recent Financial Statements reflect an adequate reserve for all taxes payable by Parent and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

          (b) Except as set forth in Section 4.13 of the Disclosure Schedule, no material tax return of Parent or any of its subsidiaries is under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by Parent or any of its subsidiaries. Each material deficiency resulting from any audit or examination relating to taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. No material issues relating to taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The Federal income tax returns of Parent and each of its subsidiaries consolidated in such returns have not been examined by and settled with the Internal Revenue Service.

          (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority.

          (d) No material liens for taxes exist with respect to any assets or properties of Parent or any of its subsidiaries, except for liens for taxes not yet due or being contested in good faith.

          (e) None of Parent or any of its subsidiaries is liable for taxes of any other person (other than taxes of Parent and its subsidiaries) or is a party to or is bound by any tax sharing agreement.

          (f) None of Parent or any of its subsidiaries shall be required to include in a taxable period ending after the Effective Time for a material amount of taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or
     Section 481 of the Code or comparable provisions of state, local or foreign tax law.

          (g) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

          (h) Neither Parent nor, to the Knowledge of Parent, any of its subsidiaries has filed a consent pursuant to or agreed to the application of Section 341(f) of the Code.

          (i) Neither Parent nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this

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

     Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (j) All material elections with respect to taxes affecting Parent and its subsidiaries are disclosed or attached to Parent's tax returns, to the extent so required.

          (k) There are no private letter rulings in respect of any material tax pending between Parent or its subsidiaries and any taxing authority.

     SECTION 4.14. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     SECTION 4.15. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub other than Credit Suisse First Boston and Donaldson, Lufkin & Jenrette, Inc., whose fees shall be paid by Parent.

     SECTION 4.16.  Intellectual Property.

          (a) Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) could not reasonably be expected to have a material adverse effect on Parent:

             (1) Parent and each of its subsidiaries owns clear of any liens or encumbrances of any kind, or is licensed or otherwise has the legally enforceable right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted;

             (2) no claims are pending or, to the Knowledge of Parent, threatened that Parent or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by and/or licensed to Parent or any of its subsidiaries and, to the Knowledge of Parent, there are no valid grounds for any such claims;

             (3) to the Knowledge of Parent, no person is infringing on or otherwise violating any right of Parent or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to Parent or any of its subsidiaries.

             (4) to the Knowledge of Parent, there are no valid grounds for any claim challenging the ownership or validity of any Intellectual Property owned by Parent or any of its subsidiaries or challenging Parent's or any of its subsidiaries' license or legally enforceable right to use any Intellectual Property licensed by it; and

             (5) to the Knowledge of Parent, all patents, registered trademarks, service marks and copyrights held by Parent and each of its subsidiaries are valid and subsisting.

     SECTION 4.17. Vote Required. The affirmative vote of the holders of a majority of the Parent Shares voting at the Parent stockholders meeting (so long as a quorum is present at such stockholders meeting) is the only vote of the holders of any class of capital stock necessary to approve this Agreement and the issuance of Parent Shares pursuant to the Merger.

     SECTION 4.18. Labor Matters. Except as set forth in Section 4.18 of the Disclosure Schedule or the Parent SEC Documents, as of the date hereof (i) there are no controversies pending or, to the Knowledge of Parent, threatened, between Parent or any of its subsidiaries and any of their

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respective employees, which controversies have had, or would reasonably be expected to have, a material adverse effect on Parent; (ii) neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries, nor does Parent or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) to the Knowledge of Parent there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries which could reasonably be expected to have a material adverse effect on Parent.

     SECTION 4.19. Title to Property. Except as set forth in the Parent SEC Documents or Section 4.19 of the Disclosure Schedule, Parent and each of its subsidiaries have good title to all of their owned properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby in accordance with industry standards or which could not reasonably be expected to have a material adverse effect on Parent; and, all leases pursuant to which Parent or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the Knowledge of Parent, under any of such leases, any existing default or event of default by Parent or the Subsidiaries to the Knowledge of Parent any other party thereto (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a material adverse effect on Parent. Except as set forth in Section 4.19 of the Disclosure Schedule, since October 1, 1999, there has been no material adverse change in any of such material tangible personal property, whether owned or leased. None of Parent or its subsidiaries has granted any option or other right to acquire any portion of its material owned properties or assets, except as set forth in Section 4.19(c) of the Disclosure Schedule.

     SECTION 4.20. Environmental Matters. Except as set forth in Section 4.20 of the Disclosure Schedule or the Parent SEC Documents, and except where such has not had and could not reasonably be expected to have a material adverse effect, on Parent or any of its Subsidiaries, to the Knowledge of Parent, Parent and each of its subsidiaries (i) have obtained all applicable permits, licenses and other authorizations, including Parent Permits, which are required to be obtained under all applicable Environmental Laws, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic material or wastes, including petroleum into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes, including petroleum, by Parent or any of its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, is not aware of nor has received notice of any uncured past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which could give rise to any material capital expenditure or common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding against Parent or any of its subsidiaries under any Environmental Law or otherwise based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, emission, discharge or release into the environment of any pollutant, contaminant, or hazardous or toxic material or waste, including petroleum; (iv) have taken all actions necessary under applicable Environmental Laws to register any

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products or materials required to be registered by Parent or any of its subsidiaries (or any of their respective agents) thereunder; and (v) none of Parent or any of its subsidiaries has entered into any agreement to undertake or pay for any response action of any kind or nature or to pay any damages (including punitive damages), costs, fines or penalties associated with any release or threatened release of any pollutant, contaminant or hazardous or toxic material or waste, including petroleum, at any location.

     SECTION 4.21.  Interested Party Transactions.  Except as set forth in
Section 4.21 of the Disclosure Schedule or the Parent SEC Documents, since January 1, 1999, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC, except for contracts with terms no less favorable to Parent than would reasonably be expected in a similar transaction with an unaffiliated third party.

     SECTION 4.22. Absence of Certain Payments. None of Parent, any of its subsidiaries or any of their respective affiliates, officers, directors, employees or agent or other people acting on behalf of any of them have (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any other country and (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. None of Parent, any of its subsidiaries or any of their respective affiliates, directors, officers, employees or agents of other persons acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures.

     SECTION 4.23. Insurance. All material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by Parent or any of its subsidiaries are with reputable insurance carriers, provide coverage of all normal risks incident to the business of Parent and its subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except as could not reasonably be expected to have a material adverse effect on Parent.

     SECTION 4.24. Fairness Opinion. The Board of Directors of Parent has received an opinion of Credit Suisse First Boston, financial advisor to Parent, dated the date hereof to the effect that the Merger Consideration is fair, from a financial point of view, to the Parent.

     SECTION 4.25. Full Disclosure. (i) No written statement contained in any certificate or schedule furnished by Parent or Sub to the Company in, or pursuant to the provisions of, this Agreement, and (ii) none of the monthly consolidated financial statements for July and August 1999 heretofore furnished by Parent to the Company contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     SECTION 4.26. Financial Capability. Parent has delivered to the Company a complete, correct and duly executed copy of a commitment letter addressed to Parent from Donaldson, Lufkin & Jenrette for the aggregate amount of up to $530 million in financing, together with a complete and correct copy of any other related written arrangement or agreement (the "Financing Commitment"). The Financing Commitment is sufficient to consummate the Merger in accordance with the terms hereof. Parent knows of no circumstances or condition that will prevent the availability at the closing of the Merger (pursuant to Section 1.02) of the requisite financing to consummate the transactions

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contemplated by this Agreement on the terms set forth herein, as provided in the
Financing Commitment.

     SECTION 4.27. No Knowledge of Inaccurate Representation. The Parent has no Knowledge as of the date hereof that any representation or warranty of the Company in this Agreement is not true and correct.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.01. Covenants of the Company. The Company agrees as to itself and the Subsidiaries that (except as expressly contemplated or permitted by this Agreement, as set forth in the Disclosure Schedule or to the extent that Parent shall otherwise give prior written consent):

          (a) Ordinary Course. The Company shall, and shall cause the Subsidiaries to, carry on their respective businesses in all material respects according to their usual, regular and ordinary course and the Company shall, and shall cause the Subsidiaries to, use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and maintain satisfactory relationships with customers, suppliers and others having material business relationships with the Company and the Subsidiaries.

          (b) Dividends; Changes in Stock. The Company shall not, and shall not permit any of the Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or the Subsidiaries or any other securities thereof other than the repurchase of director's qualifying shares upon the resignation or removal of the director.

          (c) Issuance of Securities. The Company shall not, and shall not permit any of the Subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than (i) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options and convertible securities of the Company outstanding on the date of this Agreement and in accordance with the terms of such Company Stock Options and convertible securities, (ii) issuances by a Subsidiary of the Company of its capital stock to the Company or (iii) the issuance of director's qualifying shares upon the election or appointment of the director.

          (d) Governing Documents. The Company shall not, and shall not permit any of the Subsidiaries to, amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents).

          (e) No Acquisitions. The Company shall not, and shall not permit any of the Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any substantial assets of (other than inventory and equipment in the ordinary course consistent with past practice, to the extent not otherwise prohibited by this Agreement), or by any other manner, any business or any corporation, partnership, joint venture, association

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     or other business organization or division thereof, other than the acquisition set forth in Section 5.01(e) of the Disclosure Schedule or any other acquisitions for a purchase price not to exceed $2.0 million. For purposes of this section, a substantial asset is an asset that has a purchase price of more than $200,000.

          (f) No Dispositions. Other than dispositions in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of the Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets. Notwithstanding the foregoing, the Company may execute definitive purchase and sale agreements for the sale by the Company of the assets listed in Section 2.01(h) of the Disclosure Schedule.

          (g) Indebtedness. The Company shall not, and shall not permit any of the Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of the Subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice under the Company's line of credit described in Section 5.01(g) of the Disclosure Schedule, indebtedness not to exceed an aggregate of $5.0 million or hedging transactions described in Section 5.01(g) of the Disclosure Schedule, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than, with respect to both clauses (i) and (ii) above, (A) to the Company or any direct or indirect wholly owned subsidiary of the Company, or (B) any advances to employees in accordance with past practice.

          (h) Advice of Changes; Filings. The Company shall confer with Parent on a regular and frequent basis as reasonably requested by Parent, report on operational matters and promptly advise Parent of any change or event having, or which, insofar as can reasonably be foreseen, is likely to have, a material adverse effect on the Company. The Company shall promptly provide to Parent (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          (i) Accounting Changes. The Company shall not make any material change, other than in the ordinary course of business, consistent with past practice, or as required by the SEC or law, with respect to any accounting methods, principles or practices used by the Company (except insofar as may be required by a change in GAAP, of which the Company shall promptly notify Parent).

          (j) Discharge of Liabilities. Except for fees and expenses related to the transactions contemplated herein, the Company shall not, and shall not permit any of the Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of an aggregate of $1 million, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of (i) liabilities recognized or disclosed in the Most Recent Financial Statements, or (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice. The Company shall not, and shall not permit any of the Subsidiaries to, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of the Subsidiaries is a party.

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          (k) Compensation of Company Employees.  Except as provided in Section
     3.07 of the Disclosure Schedule or as otherwise contemplated by this Agreement, the Company and the Subsidiaries will not, except as may be required by law, (i) enter into, adopt, amend or terminate any Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any director, executive officer or current or former key employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, executive officer or key employee, except as required by any Benefit Plan or agreement with such employees existing on the date of this Agreement and except for increases in the compensation of any executive officer or key employee of not more than an aggregate of 15% of such officer's or employee's compensation on the date hereof, (iii) enter into, adopt, amend or terminate any Benefit Plan or other benefit plan or agreement, arrangement, plan or policy for the benefit of any employees who are not directors, executive officers or current or former key employees of the Company, other than increases in the compensation of employees made in the ordinary course of business consistent with past practice, or (iv) pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including the granting of, acceleration of exercisability of or vesting of stock options, stock appreciation rights or restricted stock).

          (l) Material Contracts. Neither the Company nor any of the Subsidiaries shall (i) modify, amend or terminate any material contract or agreement to which the Company or such Subsidiary is a party, or (ii) waive, release or assign any material rights or claims of the Company.

          (m) No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation of the Company or any of the material Subsidiaries.

          (n) Tax Election. Except as set forth in Section 3.14 of the Disclosure Schedule, the Company shall not make any material tax election or settle or compromise any material income tax liability.

          (o) General. The Company shall not, and shall not permit any of the Subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions described in this Section 5.01.

     SECTION 5.02.  No Solicitation.

          (a) The Company and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). From and after the date hereof until the termination of this Agreement, the Company shall not, nor shall it permit any of the Subsidiaries to, authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of the Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or assistance), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time the Board of Directors of the Company determines in good faith, based upon the opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is necessary to act in a manner which is consistent with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an unsolicited Superior Proposal (as hereinafter defined), and subject to compliance with Section 5.02(c), (x) furnish

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

     information with respect to the Company to the person making such unsolicited Superior Proposal pursuant to a confidentiality agreement in substantially the same form as the confidentiality agreement executed by the Company and Parent, and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and the Subsidiaries or 20% or more of any class of equity securities of the Company or any of the Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of the Subsidiaries, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Subsidiaries (other than the transactions between the parties hereto contemplated by this Agreement). For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 20% of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based upon the written advice of Chase) to be more favorable to the Company's stockholders than the terms of the Merger set forth in this Agreement, provided that Chase advises the Company that it reasonably believes that such third party has the ability to finance the transaction.

          (b) Except as set forth in this Section 5.02, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation of this Agreement or the Merger by such Board of Directors or such committee, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, based upon the written advice of its financial advisors and advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is necessary to do so in order for the Board of Directors to act in a manner which is consistent with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to the other provisions of Section 5.02) withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal (as defined below), cause the Company to enter into an agreement with respect to a Superior Proposal or terminate this Agreement, but in each case only at a time that is after the third business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company proposes to enter into a binding agreement (other than a confidentiality agreement in accordance with Section 5.02(a)) with respect to any Acquisition Proposal, it shall concurrently with entering into such binding agreement pay, or cause to be paid, to Parent the Termination Fee (as such term is defined in Section 6.06(b)). The Board of Directors of the Company may withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation of this Agreement or the Merger by such Board of Directors during the occurrence and continuation of any change, condition, event or development that would permit the Company not to consummate the Merger as contemplated by Section 7.03(a), provided that at such time as such change, condition, event or development no longer exists or would no longer permit the Company not to consummate the Merger as contemplated by
     Section 7.03(a), the Board of Directors of the

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     Company shall again recommend that holders of Company Common Stock approve and adopt this Agreement and approve the Merger.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly advise Parent orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal.

          (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), failure so to disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 5.02(b), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

          (e) The Company acknowledges and agrees that money damages may not be an adequate remedy in the event of any breach of the provisions of this
     Section 5.02 and that the Parent and Sub may in their sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Section 5.02.

     SECTION 5.03.  Company Other Actions.  Except as contemplated by Section
5.02 or the other provisions of this Agreement, the Company shall not, and shall not permit any of the Subsidiaries to, take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied in all material respects.

     SECTION 5.04. Covenants of Parent. Parent agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement, as set forth in the Disclosure Schedule or to the extent that the Company shall otherwise give prior written consent:

          (a) Advice of Changes; Filings. Parent shall promptly advise the Company of any change or event having, or which, insofar as can reasonably be foreseen, is likely to have, a material adverse effect on Parent. Parent shall promptly provide to the Company (or its counsel) copies of all filings made by Parent with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          (b) No Dissolution, Etc. Parent shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation of Parent or any of its material subsidiaries.

     SECTION 5.05. Parent Other Actions. Except as contemplated by this Agreement, Parent shall not, and shall not permit any of its subsidiaries to, take any action that would reasonably be expected (a) to result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied in all material respects or (b) to materially and adversely affect the Parent's or the Company's ability to consummate the Merger (including, without limitation, the availability of the Financing Commitment).

     SECTION 5.06. Registration Rights. Parent shall take such actions as are necessary to provide the registration rights set forth in Exhibit 5.06 hereto to those persons who constitute Holders

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(as defined in Exhibit 5.06), and Parent shall take such actions to register the
Parent Shares issuable thereunder as provided therein. This Section 5.06 shall survive and be in full force and effect until the Termination Date (as defined in Exhibit 5.06 hereto).

     SECTION 5.07. Board Seats. Parent shall cause two (2) individuals designated by the Company prior to the mailing of the definitive Proxy Statement to be elected to its Board of Directors effective as of the Effective Time, to serve until their respective successors shall be duly elected and qualified or until their earlier resignation, removal or death, which designees shall be two
(2) of the individuals listed on Section 5.07 of the Disclosure Schedule.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01. Registration Statement/Proxy Statement; Quotation on Nasdaq National Market.

          (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials which shall constitute the preliminary Proxy Statement and a preliminary prospectus with respect to the Parent Shares to be issued in connection with the Merger. As promptly as practicable after comments are received from the SEC with respect to the preliminary proxy materials and after the furnishing by the Company and Parent of all information required to be contained therein (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants), the Company and Parent shall file with the SEC the definitive Proxy Statement and Parent shall file with the SEC the Registration Statement, which Proxy Statement and Registration Statement shall each comply in all material respects with the applicable requirements of the Exchange Act and Securities Act, respectively, and the applicable rules and regulations of the SEC thereunder. Parent and the Company shall use their reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

          (b) The Company and Parent shall cause the Proxy Statement to be mailed to their respective stockholders and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies.

          (c) Each of Parent and Sub, on the one hand, and the Company, on the other hand, warrants to the other that the information provided and to be provided by Parent and Sub and the Company, respectively (or incorporated by reference to filings made with the SEC by Parent and the Company, respectively), for use in each of the Registration Statement, on the date the Registration Statement becomes effective, and the Proxy Statement, on the date the Proxy Statement is filed with the SEC and on the date it is first mailed to the Company's stockholders and the date it is first mailed to Parent's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and Sub, on the one hand, and the Company, on the other, shall notify the other parties promptly of the receipt of any comments by the SEC and of any request by the SEC for amendments or supplements to the preliminary Proxy Statement, the Proxy Statement or the Registration Statement or for additional information, and shall supply one another with copies of all correspondence with the SEC with respect to any of the foregoing. If at any time prior to the Special Meeting, any event should occur relating to Parent or Sub (or any of their respective

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     affiliates, directors or officers) which should be described in an amendment or supplement to the Proxy Statement or the Registration Statement, Parent shall promptly inform the Company. If at any time prior to the Parent Stockholders' Meeting, any event should occur relating to the Company, the Subsidiaries or any of their respective affiliates, directors or officers which should be described in an amendment or supplement to the Proxy Statement or the Registration Statement, the Company shall promptly inform Parent. Whenever any event occurs which should be described in an amendment or supplement to the Proxy Statement or the Registration Statement, Parent and the Company shall, upon learning of such event, cooperate with each other promptly to file and clear with the SEC and, if applicable, mail such amendment or supplement to the stockholders of the Company and Parent.

          (d) Parent shall use its best efforts to obtain approval for quotation on the Nasdaq National Market, upon official notice of issuance, of the Parent Shares to be issued pursuant to the Merger.

     SECTION 6.02.  Stockholder Approvals; Recommendations.

          (a) The Company, acting through its Board of Directors, shall (i) call, give notice of, convene and hold a special meeting of the holders of Company Common Stock for the purpose of voting upon this Agreement and the Merger (the "Special Meeting") and (ii) subject to Section 5.02(b), include in the Proxy Statement the recommendation of its Board of Directors that holders of Company Common Stock approve and adopt this Agreement and approve the Merger at the Special Meeting. The Special Meeting will be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Company shall ensure that the Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited, in connection with the Special Meeting are solicited in compliance with all applicable laws, regulations, orders, judgments and decrees. The Company's obligation to call, give notice of, convene and hold the Special Meeting in accordance with this Section 6.02(a) shall not be limited or otherwise affected by the disclosure, announcement, commencement, submission or making of any Superior Proposal or other Acquisition Proposal, or by any withdrawal or modification of the recommendation of the Board of Directors of the Company with respect to the Merger. The Company shall, at the direction of Parent, solicit from holders of Company Shares entitled to vote at the Special Meeting proxies in favor of the Company Stockholder Approval. The Company shall not be permitted to delay, adjourn, postpone or reschedule the Special Meeting, or delay the vote of the Company's stockholders on the Merger, without Parent's prior written consent (which consent will not be unreasonably withheld or delayed if the need for the delay, adjournment, postponement or rescheduling of the Special Meeting or the delay in such vote is attributable solely to factors outside the Company's control).

          (b) Parent, acting through its Board of Directors, shall (i) call, give notice of, convene and hold a special meeting of its stockholders for the purpose of voting upon this Agreement and the issuance of Parent Shares pursuant to the Merger (the "Parent Stockholders' Meeting"), and (ii) include in the Proxy Statement the recommendation of its Board of Directors that its stockholders vote in favor of the issuance of Parent Shares in the Merger at the Parent Stockholders' Meeting. The Parent Stockholders' Meeting will be held as promptly as practicable after (and, to the extent feasible, on the same day as) the Special Meeting. Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Parent Stockholders' Meeting are solicited, in compliance with all applicable laws, regulations, orders, judgments and decrees.

          (c) Notwithstanding anything to the contrary contained in this Section 6.02, the Company's Board of Directors shall be permitted to withdraw or modify its recommendation in favor of the Merger only in accordance with the provisions of Section 5.02(b) and upon payment of the Termination Fee in accordance with the terms of this Agreement.

     SECTION 6.03. Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company or Parent is subject (from which such party shall use reasonable efforts to be released), each of the Company and Parent shall, and the Company shall cause each of the Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel and other representatives or advisors of the other party access, during normal business hours to all their respective properties, books, contracts, commitments and records and, during such period, each of Parent and the Company shall (and the Company shall cause each of the Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements, and (b) all other information concerning its business, properties and personnel as the other party may reasonably request.

     SECTION 6.04. Reasonable Efforts. Each of the Company, Parent and Sub agrees to use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required in connection with approvals of or filings with any Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of the Company, Parent and Sub will, and the Company shall cause each of the Subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of or hold separate any material assets.

     SECTION 6.05.  Confidentiality.

          (a) Prior to the Closing, each of Parent and Sub shall, and shall cause its affiliates (as defined in Section 9.03) and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Parent, Sub, any of their respective affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Parent, Sub, any of their respective affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers from a source not bound by a confidentiality agreement or arrangement (written or oral) with the Company, and (iii) information that is required to be disclosed by Parent, Sub, any of their respective affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Entity; and provided further that Parent promptly shall notify the Company of any disclosure pursuant to clause (iii) of this Section 6.05. Promptly after any termination of this Agreement, Parent, Sub and their representatives shall return to the Company or destroy all copies of documentation with respect to the Company that were supplied by or on behalf of the Company pursuant to this Agreement, without retaining any copy thereof, and destroy any notes or analyses Parent, Sub and/or their representatives may have prepared containing information derived from such materials.

          (b) Prior to the Closing, the Company shall, and shall cause its affiliates (as defined in Section 9.03) and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any information of any kind concerning Parent and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Company, any of its affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the Company any of its affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers from a source not bound by a confidentiality agreement or arrangement (written or oral) with Parent or Sub, and (iii) information that is required to be disclosed by the Company any of its affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Entity; and provided further that the Company promptly shall notify Parent of any disclosure pursuant to clause
     (iii) of this Section 6.05. Promptly after any termination of this Agreement, the Company and its representatives shall return to Parent or destroy all copies of documentation with respect to Parent that were supplied by or on behalf of Parent pursuant to this Agreement, without retaining any copy thereof, and destroy any notes or analyses the Company and/or its representatives may have prepared containing information derived from such materials.

     SECTION 6.06.  Fees and Expenses.

          (a) Except as provided below in this Section 6.06, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, the Company and Parent shall share equally all costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including SEC filing fees) in connection with the Merger and the transactions contemplated hereby.

          (b) If (i) Parent or Sub terminates this Agreement under Section 8.01(d) (except under the circumstances contemplated by the last sentence of Section 5.02(b)) or (ii) the Company terminates this Agreement pursuant to Section 8.01(e), the Company shall pay to Parent, or cause to be paid, within two (2) days of receipt of notice of a termination pursuant to subsection (i) above or immediately following the notice by the Company pursuant to subsection (ii) above, a termination fee in an amount equal to the sum of (x) $8,000,000 plus (y) expenses incurred and paid by Parent and Sub exclusively in connection with the transactions contemplated hereby not to exceed $2.0 million in the aggregate (such sum is referred to herein as the "Termination Fee").

     SECTION 6.07.  Indemnification; Insurance.

          (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current and former directors, officers and employees (the "Indemnified Parties") of the Company and the Subsidiaries as provided in their respective certificates of incorporation or bylaws (or similar organizational documents) or existing indemnification contracts or under applicable law shall survive the Merger and shall continue in full force and effect in accordance with their terms, and, in any event, for not less than six years following the Effective Time, Parent and Sub agree to cause the Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by law.

          (b) In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing D&O Insurance policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premium paid by the Company for such insurance, but in such case shall purchase the maximum amount of coverage available for such amount.

          (c) This Section 6.07 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties and their respective heirs, personal representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     SECTION 6.08 STB Filings. Parent will cause to be made all filings and submissions under the ICC Termination Act of 1995 and any other laws or regulations applicable to the consummation of the transactions contemplated by this Agreement, including a notice of exemption under 49 C.F.R. Section 1180.2(d)(2) to obtain exemption from the prior approval requirements of 49 U.S.C. Section 11323 to control more than one non-contiguous rail carrier. Parent shall be responsible for all filing fees and other expenses in connection with such filings. The Company shall assist and support such filings, and shall have an opportunity to review and comment on all such filings.

     SECTION 6.09  Employee Matters.

          (a) As of the Effective Time, the employees of the Company and the Subsidiaries (excluding the individuals set forth in Section 6.09(a) of the Disclosure Schedule) shall continue their employment with the Surviving Corporation and the Subsidiaries without interruption at the same base annual salary or hourly wage rate, as applicable, and the same position as pertained to such employees immediately prior to the Effective Time. Except as may be specifically required by applicable law or the terms of any employment or collective bargaining agreement, neither the Surviving Corporation nor any Subsidiary shall have any obligation to continue any employment relationship with any employee for any specific period of time after the Effective Time.

          (b) As of the Effective Time, Parent shall cause the Surviving Corporation and the Subsidiaries to: (i) honor and satisfy all obligations and liabilities under the Benefit Plans and all employment and collective bargaining agreements to which the Company or any Subsidiary is a party, and (ii) continue all Benefit Plans that are maintained by the Company or the Subsidiaries as of the Effective Time in accordance with their terms and applicable law. Notwithstanding the foregoing, the Surviving Corporation and the Subsidiaries reserve the right to amend or terminate any of the Benefit Plans following the first anniversary of the Effective Time in accordance with their respective terms and applicable law. To the extent that any such Benefit Plan is terminated or amended at any time after the first anniversary of the Effective Time so as to materially reduce the benefits that are then being provided with respect to participants thereunder, Parent shall arrange for each individual who is then a participant in such terminated or amended arrangement to participate in a benefit arrangement maintained by Parent or its subsidiaries that provides, in the aggregate, benefits that are no less favorable than those offered to similarly situated employees of the Parent and its subsidiaries, provided that

     (i) such participants shall receive full credit for all service with the Company, the Surviving Corporation and the Subsidiaries, including, but not limited to, recognition of service for eligibility, vesting and, to the extent not duplicative of benefits received under any such arrangement, the amount of benefits, (ii) such participants shall participate in such benefit arrangements on terms that are no less favorable than offered to similarly situated employees of Parent and its subsidiaries, (iii) Parent shall waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to the employees of the Company and the Subsidiaries under the Welfare Plans (except for limitations or waiting periods that are already in effect and that have not been satisfied with respect to such employees), and (iv) shall provide credit to the employees of the Company and the Subsidiaries for any co-payments and deductibles paid by such employees under the Welfare Plans.

          (c) Parent acknowledges and agrees that at the earlier of the Effective Time or February 1, 2000, the Company shall pay to each eligible employee designated in Section 6.09(c) of the Disclosure Schedule the amount for each such employee determined in accordance with the Company's 1999 Annual Bonus Plan. The aggregate amount for all eligible employees is currently expected to be approximately $1,350,000, but could be as high as $2,500,000 depending on the Company's performance.

          (d) Parent acknowledges and agrees that prior to the Effective Time the Company shall adopt a retention bonus program substantially in the form attached hereto as Exhibit 6.09(d) (the "Retention Plan") covering employees of the Company and the Subsidiaries. The Retention Plan shall provide, in the aggregate, bonus payments to eligible employees of not more than $1.0 million.

                                  ARTICLE VII

                                   CONDITIONS

     SECTION 7.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act.

          (b) This Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Company Common Stock;

          (c) This Agreement and the issuance of Parent Shares pursuant to the Merger shall have been approved by the affirmative vote of the holders of at least a majority of the Parent Shares voting at the Parent Stockholder Meeting;

          (d) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority or other regulatory body required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have a material adverse effect on the Company, shall have been obtained without the imposition of any condition having a material adverse effect on the Company;

          (e) The fairness opinions referred to in each of Section 3.25 and
     Section 4.24 hereof shall be in effect, and shall not have been withdrawn on or prior to the Effective Time;

          (f) Exemption or approval for the transactions contemplated by this Agreement shall have been obtained from the STB, and shall be in full force and effect; and

          (g) No Governmental Authority or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger or the transactions contemplated by this Agreement.

     SECTION 7.02. Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) On and after the date hereof, there shall not have occurred any change, condition, event or development that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a material adverse effect on the Company;

          (b) The representations and warranties of the Company in this Agreement that are qualified by materiality shall be true and correct in all respects when made or at and as of the Effective Time (other than representations and warranties that speak as of a specific time or date which shall have been true as of the specified date), except in any case (other than the representations in Section 3.03) where such failure to be true and correct would not reasonably be likely to have a material adverse effect on the Company;

          (c) The representations and warranties of the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects when made or at and as of the Effective Time (other than representations and warranties that speak as of a specific time or date which shall have been true as of the specified date), except in any case (other than the representations in Section 3.03) where such failure to be true and correct would not reasonably be likely to have a material adverse effect on the Company;

          (d) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement;

          (e) The Company shall have delivered to Parent and Sub a certificate of an officer of the Company to the effect that each of the conditions specified in Sections 7.02(b), (c) and (d) is satisfied in all respects;

          (f) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of the Company or the Subsidiaries is a party, or by which any of them is bound, as are set forth in Section 7.02(f) of the Disclosure Schedule, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a material adverse effect on the Company, shall have been obtained; and

          (g) There shall not have occurred (i) any general suspension of, or limitation on the prices for, trading in securities on the New York Stock Exchange or the Nasdaq National Market for more than one trading day, (ii) any decline, measured from the date hereof, in the Dow Jones Industrial Average by an amount in excess of 20%, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any direct material limitation by any Governmental Authority on the extension of credit by banks or other lending institutions, (v) a declaration of war, or (vi) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

     SECTION 7.03. Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) On and after the date hereof, there shall not have occurred any change, condition, event or development that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a material adverse effect on Parent;

          (b) The representations and warranties of Parent and Sub in this Agreement that are qualified by materiality shall be true and correct in all respects when made or at and as of the Effective Time (other than representations and warranties that speak as of a specific time or date which shall have been true as of the specified date), except in any case where such failure to be true and correct would not reasonably be likely to have a material adverse effect on the Parent;

          (c) The representations and warranties of the Parent and Sub in this Agreement that are not qualified by materiality shall be true and correct in all material respects when made or at and as of the Effective Time (other than representations and warranties that speak as of a specific time or date which shall have been true as of the specified date), except in any case where such failure to be true and correct would not reasonably be likely to have a material adverse effect on the Parent;

          (d) Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement;

          (e) Parent and Sub shall have delivered to the Company a certificate of an officer of each of Parent and Sub, respectively, to the effect that each of the conditions specified in Sections 7.03(b), (c) and (d) is satisfied in all respects;

          (f) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of Parent or its subsidiaries is a party, or by which any of them is bound, as are set forth in Section 7.03(f) of the Disclosure Schedule, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a material adverse effect on the Parent, shall have been obtained;

          (g) The Parent Shares to be issued pursuant to the Merger shall have been approved for quotation on the Nasdaq National Market; and

          (h) The Company shall have received an opinion, dated the Effective Time, of Greenberg Traurig, P.A., counsel to Parent and Sub, as to the due authorization, issuance and non-assessability of the Parent Shares to be issued pursuant to the Merger, in form and substance reasonably satisfactory to the Company.

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

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the stockholders of the Company:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any party that has failed to perform its obligations under
     Section 6.04;

          (c) by Parent or Sub, if

             (i) there has been a breach of any representation or warranty on the part of the Company, which breach (x) causes the conditions set forth in Section 7.02(b) or (c) not to be satisfied, and (y) in the case of breaches of the representations and warranties contained in Sections 3.01, 3.02, 3.04, 3.05, 3.07, 3.09, 3.10, 3.11, 3.13, 3.14, 3.15, 3.16,
        3.19, 3.20, 3.21, 3.22 and 3.24, shall not have been cured within 30 days following written notice from Parent of such breach;

             (ii) the Company shall have failed to comply in any material respect with any of its material obligations or covenants contained herein; or

             (iii) the holders of more than 10% of the Company Common Stock shall have given written objections to the Merger or written demands exercising their dissenter's rights under Section 2.03 hereof and Articles 5.12 and 5.13 of the Texas Corporation Act prior to the Special Meeting which holders have not withdrawn such objections or demands or otherwise lost their right to dissent;

          (d) by Parent or Sub, if

             (i) the Board of Directors of the Company shall have failed to approve and recommend or shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Merger or this Agreement, or approved or recommended any Acquisition Proposal;

             (ii) the Company shall have entered into any binding agreement (other than a confidentiality agreement in accordance with Section 5.02(a)) with respect to any Superior Proposal in accordance with
        Section 5.02(b); or

             (iii) the Board of Directors of the Company shall have resolved to take any of the foregoing actions;

          (e) by the Company in connection with entering into a definitive agreement in accordance with Section 5.02(b), provided it has complied with all provisions thereof, including the notice provisions therein and the payment of the Termination Fee, and provided that the Company shall not have breached in any material respect the provisions of Section 5.02(a);

          (f) by the Company, if

             (i) there has been a breach of any representation or warranty on the part of Parent or Sub, which breach (a) causes the conditions set forth in Section 7.03(b) or (c) not to be satisfied, and (b) in the case of breaches of the representations and warranties contained in Sections 4.01, 4.02, 4.04, 4.05, 4.07, 4.09, 4.10, 4.12, 4.13, 4.14, 4.15, 4.16,
        4.19, 4.20, 4.21 and 4.23, shall not have been cured within 30 days following written notice by the Company of such breach; or

             (ii) Parent or Sub fails to comply in any material respect with any of its material obligations or covenants contained herein; or

          (g) by either Parent or the Company, if the Effective Time shall not have occurred by April 15, 2000 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time).

     SECTION 8.02. Effect of Termination. In the event of a termination of this Agreement by either the Company, Sub or Parent as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers, directors, stockholders or affiliates, except with respect to Section 3.15, Section 4.15, Section 6.05, Section 6.06, this Section 8.02 and Article IX; provided, however, that nothing herein shall relieve any party for liability for any breach of this Agreement, notwithstanding that the Company shall have no such liability if the Agreement is terminated in accordance with Section 8.01(d) or (e) and the Termination Fee has been paid in full in accordance with the terms hereof.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Company Stockholder Approval, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders (or which reduces the amount or changes the Merger Consideration to be delivered to such stockholders) without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, Shares by Sub pursuant to this Agreement.

     SECTION 9.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent or Sub, to:
                                  RailAmerica, Inc.
                                  5300 Broken Sound Boulevard N.W.
                                  Boca Raton, Florida 33487
                                  Attention: Gary O. Marino
                                  Telecopy No.: (561) 994-3929
                                  Confirm No.: (561) 994-6015

            with a copy to:       Greenberg Traurig, P.A.
                                  1221 Brickell Avenue
                                  Miami, Florida 33131
                                  Attention: Fern Watts, Esq.
                                  Telecopy No.: (305) 579-0717
                                  Confirm No.: (305) 579-0500
                                            and

        (b) if to the Company, to:RailTex Inc.
                                  4040 Broadway, Suite 200
                                  San Antonio, Texas 78209
                                  Attention: Ron Rittenmeyer
                                  Telecopy No.: (210) 841-8278
                                  Confirm No.: (210) 841-7610

            with a copy to:      Willkie Farr & Gallagher
                                 787 Seventh Avenue
                                 New York, New York 10019
                                 Attention: Serge Benchetrit, Esq.
                                 Telecopy No.: (212) 728-8111
                                 Confirm No.: (212) 728-8000

     SECTION 9.03. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person, and the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. As used in this Agreement, "material adverse change" or "material adverse effect" means any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity and its subsidiaries taken as a whole. As used in this Agreement, "Knowledge of the Company" means to the actual knowledge, after reasonable due inquiry, of those individuals listed in Section 9.03(a) of the Disclosure Schedule. As used in this Agreement, "Knowledge of Parent" means to the actual knowledge, after reasonable due inquiry, of those individuals listed in Section 9.03(b) of the Disclosure Schedule.

     SECTION 9.04. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when said counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 9.05. Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.07 and the exhibits hereto, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 9.06. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

     SECTION 9.07. Publicity. Except as otherwise required by law, or as expressly contemplated by this Agreement for so long as this Agreement is in effect, neither the Company, Sub nor Parent shall, nor shall the Company permit any of the Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     SECTION 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 9.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In addition, each of the parties hereto (i) consents to submit such party to the exclusive personal jurisdiction of any Federal court located in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby,
(ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of New York. The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party's reasonable attorneys' fees and disbursements, and court costs.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          RailAmerica, Inc.

                                          By:/s/ Gary O. Marino
                                            ------------------------------------
                                             Name: Gary O. Marino
                                             Title:  Chairman of the Board,
                                                     President
                                                     and Chief Executive Officer

                                          Cotton Acquisition Corp.

                                          By:/s/ Gary O. Marino
                                            ------------------------------------
                                             Name: Gary O. Marino
                                             Title:  President

                                          RailTex, Inc.

                                          By:/s/ Ronald A. Rittenmeyer
                                            ------------------------------------
                                             Name: Ronald A. Rittenmeyer
                                             Title:  Chairman of the Board of
                                                     Directors,
                                                     President and Chief
                                                     Executive Officer

                                                                    EXHIBIT 5.06

                     RIGHTS AND OBLIGATIONS WITH RESPECT TO
                             REGISTRABLE SECURITIES

     Each person listed on Schedule A hereto shall have the following rights and obligations with respect to the Parent Shares issued to such person pursuant to the Agreement and Plan of Merger, dated as of October 14, 1999 (the "Merger Agreement"), by and among RailAmerica, Inc., Cotton Acquisition Corp. and RailTex, Inc.:

     1. Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth in the Merger Agreement. As used in this
Exhibit 5.06, unless the context otherwise requires, the following terms have the following respective meanings:

     "Affiliate" means any person (as defined in the Merger Agreement), directly or indirectly, controlling, controlled by or under common control with such person.

     "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Exchange Act shall include a reference to the comparable section, if any, of any such successor federal statute.

     "NASD" means the National Association of Securities Dealers, Inc.

     "Majority Holders" means stockholders owning a majority of the Registrable Securities outstanding at the time of determination.

     "Parent Shares" means the shares of common stock, par value $0.001 per share, of Parent to be received by the Holders in the Transactions.

     "Registrable Securities" means (i) Parent Shares received in the Merger by the holders of Company Shares at the Effective Time by virtue of the Merger who may be considered, in the reasonable judgment of the Company, an Affiliate of Parent (such holders and their transferees, the "Holders", and each such holder and any transferee, a "Holder"), (ii) Parent Shares received by the Holders in exchange for any Options, Stock Units or Restricted Stock pursuant to Section
2.01 of the Merger Agreement, and (iii) any Related Registrable Securities. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (b) they shall have been otherwise transferred, and new certificates for them not bearing a legend restricting further transfer shall have been delivered by Parent and subsequent public distribution of them shall not, in the opinion of counsel to the holders, require registration of them under the Securities Act, or (c) they shall have ceased to be outstanding.

     "Registration Expenses" means all costs, fees and expenses incident to Parent's performance of or compliance with Section 2, including, without limitation, all registration, filing and NASD fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses and the fees and disbursements of counsel for Parent and of its independent public accountants and of one counsel for the Holders, but excluding any underwriting fees, expenses, discounts or other costs payable to any underwriter, broker or dealer.

                                    A-5.06-1

     "Registration Statement" has the meaning set forth in Section 2.1.

     "Related Registrable Securities" means any securities of Parent issued or issuable with respect to the Parent Shares received by the Holders in connection with the Transactions by way of a dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

     "Representative" has the meaning set forth in Section 2.3.

     "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. References to a particular section of the Securities Act shall include a reference to the comparable section, if any, of any such successor federal statute.

     "Seller Indemnified Parties" has the meaning set forth in Section 2.4(a).

     "Target Date" means the Closing Date.

     "Termination Date" means the first date on which all of the Registrable Securities may be distributed to the public by each Holder pursuant to Rule 144(k) (or any similar successor provision) under the Securities Act.

     "Transactions" means the transactions described in clauses (i) and (ii) of the definition of "Registrable Securities".

     2. Registration Under Securities Act, etc.

          2.1 Filing of Registration Statement.

             (a) As soon as practicable, but in any event no later than the date on which the Company and Parent file with the Commission the definitive Proxy Statement, Parent shall file a "shelf" registration statement pursuant to Rule 415 under the Securities Act (the "Registration Statement") with respect to the Registrable Securities to be issued to the Holders pursuant to the Merger Agreement. Parent shall use its reasonable best efforts to (i) have the Registration Statement declared effective on or before the Target Date, and (ii) keep the Registration Statement continuously effective from the date such Registration Statement is declared effective until the Termination Date.

             (b) Subject to Section 9 hereof, Parent shall promptly supplement or amend, if necessary, the Registration Statement as required by the registration form utilized by Parent or by the instructions applicable to such registration form or by the Securities Act and, in each case, Parent shall furnish to the holders of the Registrable Securities to which the Registration Statement relates and the managing underwriters, if any, copies of any such supplement or amendment prior to its being used and/or filed with the Commission. Parent shall pay all Registration Expenses incurred in connection with the Registration Statement and any supplements or amendments thereto, whether or not it becomes effective, and whether all, none or some of the Registrable Securities are sold pursuant to the Registration Statement.

                                    A-5.06-2

          2.2 Registration Procedures.

             (a) In connection with any registration statement filed pursuant to
        Section 2.1, Parent will, as expeditiously as possible:

                (i) subject to Section 9 hereof, prepare and file with the Commission such registration statement and such amendments and supplements to such registration statement and the prospectus used in connection therewith continuously as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement or as may be reasonably requested by the Majority Holders, until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition (including methods described in any amendment or supplement referred to in (ii) below) by the seller or sellers thereof set forth in such registration statement (without limiting the generality of the foregoing, Parent will prepare and file such amendments and supplements as may be required to permit the distributees of any Registrable Securities held by a partnership or other entity or the donees of any Registrable Securities held by any stockholder to sell such shares pursuant to the registration statement);

                (ii) if requested by the managing underwriter or underwriters or the Majority Holders of the Registrable Securities being sold in connection with an underwritten offering, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriters or such holders request should be included therein relating to the plan of distribution with respect to such Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after receiving notification of the matters to be incorporated in such prospectus supplement or post-effective amendment;

                (iii) furnish to each seller of Registrable Securities covered by such registration statement and the managing underwriters, if any, without charge, one original and as many conformed copies of such registration statement and of each such amendment thereto as reasonably requested by such seller or underwriter (including, in the case of the original copy, all exhibits) and such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller or underwriter may reasonably request;

                (iv) use its best efforts (x) to register or qualify all Registrable Securities and other securities covered by such registration statement and the managing underwriters, if any, under such other securities or blue sky laws of such States of the United States of America where an exemption is not available and as the sellers of Registrable Securities covered by such registration statement and the managing underwriter, if any, shall reasonably request, (y) to keep such registrations and qualifications, in effect for so long as such registration statement remains in effect, and (z) to take any other action which may be necessary or advisable to enable such sellers or managing underwriters to consummate the disposition in such jurisdictions of the securities to be sold by such sellers or managing underwriters, provided that in connection therewith

                                    A-5.06-3

           Parent shall not be required to qualify as a foreign corporation or as a dealer in securities or to file a general consent to service of process or to subject itself to taxation in any jurisdiction;

                (v) use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other federal or state governmental agencies or authorities or self regulatory organizations as may be necessary or desirable, in the opinion of counsel to Parent, the seller or sellers of the Registrable Securities or the managing underwriters, to enable the seller or sellers thereof or the managing underwriters, if any, to consummate the disposition of such Registrable Securities;

                (vi) promptly notify each seller of Registrable Securities covered by such registration statement and the managing underwriters, if any, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made, and, subject to Section 9 hereof, at the request of any such seller, and the managing underwriters, if any, promptly prepare and furnish to each prospective seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

                (vii) in connection with any underwritten offering of Registrable Securities pursuant to the Registration Statement, enter into an underwriting agreement, in form, scope and substance as is customary in underwritten offerings, and take all such other actions as are reasonably requested by the managing underwriters in order to expedite or facilitate the disposition of such Registrable Securities, and in connection therewith (a) make such representations and warranties to the underwriters in form, substance and scope as are customarily made by issuers to underwriters in primary underwritten offerings with respect to the business of Parent and the Registration Statement; (b) obtain opinions of counsel to Parent and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, shall be addressed to the underwriters and shall cover the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by underwriters); (c) obtain "cold comfort" letters and updates thereof from Parent's independent certified public accountants addressed to the underwriters, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters by underwriters in connection with primary underwritten offerings; (d) if any underwriting agreement is entered into, the same shall set forth in full the indemnification provisions and procedures of
           Section 2.4 hereof with respect to all parties to be indemnified pursuant to said Section; and (e) Parent shall deliver such documents and certificates as may be requested by the managing underwriters to evidence compliance with clause (iv) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by Parent. The above shall be done at each closing

                                    A-5.06-4
           under such underwriting or similar agreement as and to the extent required thereunder, and if at any time the representations and warranties of Parent contemplated in clause (vii)(a) above cease to be true and correct, Parent shall so advise the underwriter(s), if any, and each seller promptly and, if requested by such seller, shall confirm such advice in writing;

                (viii) to maintain on file with the Nasdaq National Market and each other exchange on which Parent Shares are listed a copy of the most recent prospectus and otherwise use its best efforts to allow the sellers to satisfy the prospectus delivery requirements of the Securities Act in a manner not requiring physical delivery of a prospectus.

             (b) Parent may require each holder of Registrable Securities as to which any registration is being effected to (i) furnish Parent such information regarding such holder and the distribution of such securities as Parent may from time to time reasonably request in writing and (ii) otherwise agree to comply with the Securities Act and the Exchange Act in connection with the registration and distribution of the Registrable Securities.

             (c) As a condition to including shares in any registration statement, Parent may require any holder of Registrable Securities to agree that, upon receipt of any notice from Parent of the happening of any event of the kind described in (i) subdivision (vi) of Section 2.2(a) or (ii) Section 9, such holder will forthwith discontinue such holder's disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until (x) in the case of a notice under clause (i) above, such holder's receipt of the copies of the supplemented or amended prospectus contemplated by subdivision (vi) of Section 2.2(a), or until it is advised in writing by Parent that the use of the applicable prospectus may be resumed, and, if so directed by Parent, such holder will promptly deliver to Parent (at Parent's expense) all copies, other than permanent file copies, then in such holder's possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice or (y) in the case of a notice under clause (ii) above, until expiration of the 30th day following the date of such notice or of any subsequent notice given in accordance with Section 8 hereof.

             (d) If Parent suspends a registration statement or requires stockholders to cease sales of Registrable Securities pursuant to this section, Parent shall, as promptly as practicable following the termination of the circumstances which entitled Parent to do so, take such actions as may be necessary to reinstate the effectiveness of such registration statement and/or give written notice to all sellers of Registrable Securities authorizing them to resume sales pursuant to such registration statement.

             (e) As a condition to including any Registrable Securities in any registration statement, each prospective seller shall agree to be bound by such lock-up agreements (not to exceed a period of 180 days) as the managing underwriter of any offering by the Company of its securities shall reasonably specify.

          2.3 Preparation; Reasonable Investigation. In connection with the preparation and filing of the Registration Statement, Parent (i) shall give a representative holder designated in writing to Parent by the Majority Holders (the "Representative"), any underwriter participating in any disposition of Registrable Securities, and counsel and accountants designated by the Representative and such underwriters the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, (ii) shall give each of them such reasonable access to its books

                                    A-5.06-5
     and records and such opportunities to discuss the business of Parent with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Representative and any underwriter participating in any disposition of Registrable Securities, and such counsel or accountants, to conduct a reasonable investigation within the meaning of the Securities Act, subject to each such person agreeing to treat confidentially any non-public information disclosed to them as a result of such investigation and (iii) shall promptly notify the Representative and any underwriter participating in any disposition of Registrable Securities, and their counsel of any stop order issued or threatened by the Commission and promptly take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

          2.4 Indemnification.

             (a) Indemnification by Parent. Parent shall indemnify and hold harmless, in the case of any registration statement filed pursuant to
        Section 2.1, each seller of any Registrable Securities covered by such registration statement, each other person, if any, who controls such seller within the meaning of the Securities Act, each broker, dealer or underwriter acting on behalf of such seller and their respective directors, officers, partners, shareholders, employees and affiliates ("Seller Indemnified Parties") against any losses, claims, expenses, damages or liabilities (or actions or proceedings, whether commenced or threatened, or inquiries or investigations, in respect thereof), joint or several, to which such Seller Indemnified Parties may become subject under the Securities Act or otherwise, including, without limitation, the reasonable fees and expenses of legal counsel, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, or inquiries or investigations, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by Parent of the Securities Act, and Parent will reimburse each such Seller Indemnified Parties for any reasonable legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, expense, damage, liability, action or proceeding, inquiry or investigation; provided, that Parent shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action, proceeding, inquiry or investigation in respect thereof) or expense arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to Parent through an instrument duly executed by or on behalf of such seller specifically stating that it is for use in the preparation thereof or (ii) the sale of Registrable Securities pursuant to the registration statement to any person, if such seller (x) failed to send or give a copy of the prospectus, as the same may be then supplemented or amended, to such person within the time required by the Securities Act and the untrue statement or alleged untrue statement or omission or alleged omission of a material fact contained in such prospectus was corrected in the prospectus, as amended or (y) engaged in such sale in breach of its agreements pursuant to Section 2.2(c). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Seller Indemnified Parties and shall survive the transfer of such securities by such seller.

                                    A-5.06-6

             (b) Indemnification by the Sellers. As a condition to including any Registrable Securities in any registration statement, each prospective seller shall agree to indemnify and hold harmless severally and not jointly (in the same manner and to the same extent as set forth in Section 2.4(a)) Parent, and each director, officer, employee and shareholder of Parent and each other person, if any, who participates or may be considered as an underwriter in the offering or sale of such securities and each other person who controls Parent within the meaning of the Securities Act ("Parent Indemnified Parties") with respect to (i) any untrue statement or alleged untrue statement of a material fact contained in or any omission or alleged omission to state therein a material fact in any such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Parent through an instrument duly executed by or on behalf of such seller specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement (provided that the liability of such indemnifying party under this clause (i) shall be limited to the amount of net proceeds received by such indemnifying party in the offering giving rise to such liability), or (ii) any sale of any Registrable Securities by such seller under the circumstances described in clause (ii) of the proviso to Section 2.4(a). Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of Parent Indemnified Parties and shall survive the transfer of such securities by such seller.

             (c) Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action, proceeding, investigation or inquiry involving a claim referred to in the preceding subparagraphs of this Section 2.4, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of such commencement; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subparagraphs of this Section 2.4, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action, proceeding, claim, liability, investigation or inquiry is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if the indemnified party reasonably believes it is advisable for it to be represented by separate counsel because there exists a conflict of interest between its interests and those of the indemnifying party with respect to such claim, or there exist defenses available to such indemnified party which may not be available to the indemnifying party, or if the indemnifying party shall fail to assume responsibility for such defense, the indemnified party may retain counsel satisfactory to it and the indemnifying party shall pay all fees and expenses of one such counsel, provided that in no event shall Parent be required to pay the expenses of more than one such counsel. No indemnifying party shall be liable for any settlement of any action or proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified

                                    A-5.06-7
        party of a release from all liability in respect to such claim, proceeding, inquiry, investigation or litigation or which requires action other than the payment of money by the indemnifying party. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably requested in connection with the defense of such claim and litigation resulting therefrom.

             (d) Contribution.  If the indemnification provided for in this
        Section 2.4 shall for any reason be held by a court of competent jurisdiction to be unavailable to an indemnified party under subparagraph (a) or (b) hereof in respect of any loss, claim, damage, liability, inquiry or investigation or any action or proceeding in respect thereof, then, in lieu of the amount paid or payable under subparagraph (a) or (b) hereof, the indemnified party and the indemnifying party under subparagraph (a) or (b) hereof shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (i) in such proportion as is appropriate to reflect the relative fault of Parent and the sellers of Registrable Securities covered by the registration statement in connection with the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations (the relative fault of Parent and such sellers to be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Parent or such sellers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission) or (ii) if the allocation provided by clause
        (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by Parent and such sellers from the offering of the securities covered by such registration statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Such sellers' obligations to contribute as provided in this subparagraph (d) are several in proportion to the relative value of their respective Registrable Securities covered by such registration statement and not joint and no seller shall be liable under this subparagraph (d) for any amount in excess of the proceeds received by the seller in the offering giving rise to the liability hereunder. In addition, no person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such person's consent, which consent shall not be unreasonably withheld or delayed.

             (e) Other Indemnification. Indemnification and contribution similar to that specified in the preceding subparagraphs of this Section
        2.4 (with appropriate modifications) shall be given by Parent and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any federal or state law, rule or regulation of any governmental authority other than the Securities Act.

             (f) Indemnification Payments. The indemnification and contribution required by this Section 2.4 shall be made by prompt periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

     3. Rule 144 and Rule 145. Parent shall take all actions reasonably necessary to enable holders of Registrable Securities to sell such securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, (b) Rule 145 under the Securities Act, as such Rule may be

                                    A-5.06-8
amended from time to time, and (c) any similar rules or regulations hereafter adopted by the Commission, including, without limiting the generality of the foregoing, filing on a timely basis all reports required to be filed by the Exchange Act. Upon the request of any holder of Registrable Securities or holder of rights to acquire Registrable Securities, Parent will deliver to such holder a written statement as to whether it has complied with such requirements.

     4. Participation in Underwritten Registrations.

          (a) If any of the Registrable Securities covered by the Registration Statement are to be sold in an underwritten offering, the investment bank or investment bankers and manager or managers that will administer the offering will be selected by the Majority Holders and shall be reasonably satisfactory to the Majority Holders of the Registrable Securities included in such offering and the Company.

          (b) In the event any holder proposes to sell Registrable Securities covered by the Registration Statement in an underwritten offering, it will so notify Parent and provide Parent with the information to be included in the notice to be given by Parent hereinafter set forth. Promptly (and in any event within ten (10) Business Days) after receipt of such notice, Parent will give written notice to each other holder of Registrable Securities of (i) the name of the proposing holder, (ii) the number of Registrable Securities proposed to be sold by such proposing holder, and
     (iii) the right of each other holder to elect to have all or a portion of the Registrable Securities owned by such holder included in such underwritten offering by notifying Parent and the proposing holder of such election (and specifying the number of Registrable Securities to be so included) within ten (10) Business Days after receipt of such notice from Parent. A holder making such an election on a timely basis shall be entitled to have the number of Registrable Securities specified in such election included in the underwritten offering; provided, however, that, if the managing underwriter advises the participating holders in writing that marketing factors require a limitation of the number of Registrable Securities to be underwritten, the amount of Registrable Securities that may be included in the underwriting shall be so limited and shall be allocated among the participating holders pro rata in accordance with the number of Registrable Securities proposed to be included in the underwritten offering by the participating holders.

          (c) No holder may participate in any underwritten registration hereunder unless such holder (x) agrees to sell such holder's securities on the basis provided in any underwriting arrangements approved by the holders entitled hereunder to approve such arrangements and (y) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements. Nothing in this Section 4 shall be construed to create any additional rights regarding the registration of Registrable Securities in any holder otherwise than as set forth herein.

     5. Amendments. This Exhibit 5.06 may be amended only upon the prior written consent of Parent and the Majority Holders. Each holder of any Registrable Securities at the time or thereafter outstanding shall be bound by any consent authorized by this Section 5, whether or not such Registrable Securities shall have been marked to indicate such consent.

     6. Nominees for Beneficial Owners. In the event that any Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election in writing delivered to Parent, be treated as the holder of such Registrable Securities for purposes of any request, consent, waiver or other action by any holder or holders of Registrable Securities pursuant to this Exhibit 5.06 or any determination of any number or percentage of shares of Registrable Securities held by any holder or holders of Registrable Securities contemplated by this Exhibit 5.06.

                                    A-5.06-9

If the beneficial owner of any Registrable Securities so elects, Parent may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Registrable Securities.

     7. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in the manner provided in the Merger Agreement, and, in the case of the Holders, shall be addressed in the manner set forth in the stock record books of Parent.

     8. Assignment. This Exhibit 5.06 shall be binding upon and inure to the benefit of and shall be enforceable by the Holders, by virtue of the approval of the Merger and such stockholder's receipt of Parent Shares pursuant to the Merger Agreement, and by Parent and its respective successors and assigns and, with respect to any Company Stockholder, any Original Holder of any Registrable Securities and their transferees and assigns, provided that, with respect to a transferee or assignee of shares of Registrable Securities, (i) such transfer is effected in accordance with applicable securities law, (ii) Parent is given written notice of such assignment contemporaneous with such assignment or promptly thereafter, and (iii) the transferee or assignee by written agreement acknowledges that he is bound by the terms of this Exhibit 5.06.

     9. Holdback Agreements. Notwithstanding anything in this Exhibit 5.06 to the contrary, if (a)(i) Parent is in possession of material non-public information, (ii) the Board of Directors of Parent determines that disclosure of such material non-public information would not be in the best interests of Parent and its stockholders and (iii) the Board of Directors or Chief Executive Officer of Parent determines that suspension of the rights of the Holders to make sales pursuant to the Registration Statement is necessary in order to avoid a requirement to disclose such material, non-public information, (b) the Parent has made a public announcement relating to an acquisition or business combination including Parent or a subsidiary of Parent, or (c) the Board of Directors of Parent determines in good faith that it is in the best interests of Parent and its stockholders not to disclose the existence of facts surrounding any proposed or pending corporate transaction involving Parent, then Parent may notify the Holders that it elects to suspend the rights of the Holders to make sales pursuant to the Registration Statement for a period of time not to exceed ninety (90) days from the date of such notice, provided that, Parent may exercise its rights under this Section 9 no more than one time during any period of 180 consecutive days.

     10. No Inconsistent Agreements. Parent will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the holders of Registrable Securities in this Exhibit 5.06.

     11. Remedies. Each holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights hereunder. Parent agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Exhibit 5.06 and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

                                    A-5.06-10

(Credit Suisse Letterhead)

                                                                         ANNEX B

October 14, 1999

Board of Directors
RailAmerica, Inc.
5300 Broken Sound Boulevard, N.W.
Boca Raton, Florida 33487

Members of the Board:

You have asked us to advise you with respect to the fairness to RailAmerica, Inc. ("RailAmerica") from a financial point of view of the consideration to be paid by RailAmerica pursuant to the terms of the Agreement and Plan of Merger, dated as of October 14, 1999 (the "Acquisition Agreement"), among RailTex, Inc. (the "Company"), RailAmerica and Acquisition Corp. (the "Sub"). The Acquisition Agreement provides for the merger (the "Merger") of the Sub with and into the Company pursuant to which the Company will become a wholly owned subsidiary of RailAmerica and each outstanding share of Common Stock, par value $0.10 per share, of the Company, other than those shares owned directly or indirectly by RailAmerica and the Company, will be converted into the right to receive $13.50 in cash and 0.66666667 of a share of Common Stock, par value $0.001 per share ("RailAmerica Common Stock"), of RailAmerica, which amounts may be reallocated if the Company does not consummate certain asset sales prior to the effective time of the Merger (the "Consideration").

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and RailAmerica, as well as the Acquisition Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and RailAmerica, and have met with the Company's and RailAmerica's managements to discuss the business and prospects of the Company and RailAmerica. We have also relied upon the views of RailAmerica's management concerning the business, operational and strategic benefits and implications of the Merger, including financial forecasts provided to us by RailAmerica relating to the synergistic values and operating costs savings expected to be achieved through the combination of the operations of the Company and RailAmerica.

We have also considered certain financial and stock market data of the Company and RailAmerica, and we have compared that data with similar data for other publicly held companies in businesses similar to those of the Company and RailAmerica and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and RailAmerica's managements as to the future financial performance of the Company and RailAmerica and as to the cost savings and other potential synergies (including the amount, timing and achievability

Credit Suisse Letterhead

Board of Directors
RailAmerica, Inc.
October 14, 1999
Page 2

thereof) anticipated to result from the Merger. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or RailAmerica, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. In particular, we have assumed that financing required to complete the Merger will be obtained at current market rates. We are not expressing any opinion as to the actual value of the RailAmerica Common Stock when issued to the Company's stockholders pursuant to the Merger or the prices at which such RailAmerica Common Stock will trade subsequent to the Merger.

We have acted as financial advisor to RailAmerica in connection with the Merger and will receive a fee for our services, all of which is contingent upon the consummation of the Merger. We may also provide additional services to RailAmerica in connection with the Merger, including financing, for which we would receive additional fees.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and RailAmerica for our own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of RailAmerica in connection with its consideration of the Merger, does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by RailAmerica in the Merger is fair to RailAmerica from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                  (Chase logo)

                                                                         ANNEX C

Chase Securities Inc.
707 Travis Street
7-CBBN-388
Houston, TX 77002

                                October 14, 1999

Board of Directors
RailTex, Inc.
4040 Broadway, Suite 2000
San Antonio, Texas 78209

Members of the Board:

     You have informed us that RailAmerica, Inc. ("RAIL"), Acquisition Corp. ("Merger Sub") and RailTex, Inc. ("RTEX") propose to enter into an Agreement and Plan of Merger, dated as of October 14, 1999 (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into RTEX (the "Merger"), as a result of which, RTEX will become a wholly-owned subsidiary of RAIL. As set forth more fully in the Merger Agreement, as a result of the Merger, each share of common stock, par value of $.10 per share, of RTEX (the "RTEX Common Stock") will be converted into the right to receive (i) $13.50 in cash (the "Cash Consideration") and (ii) 0.66666667 shares (the "Stock Consideration," and together with the Cash Consideration, the "Merger Consideration") of common stock, par value $.001 per share, of RAIL (the "RAIL Common Stock").

     You have requested that we render our opinion as to the fairness, from a financial point of view, to the holders of shares of RTEX Common Stock of the Merger Consideration.

     In arriving at the opinion set forth below, we have, among other things:

          (a) reviewed a draft of the Merger Agreement in the form provided to us and have assumed that the final form of such agreement will not vary in any regard that is material to our analysis;

          (b) reviewed certain publicly available business and financial information that we deemed relevant relating to RAIL and RTEX and the respective industries in which they operate;

          (c) reviewed certain internal non-public financial and operating data provided to us by the managements of RAIL and RTEX relating to such businesses (before and after giving effect to the Merger), including certain forecast and projection information as to future financial results of such businesses and information concerning the expected business, operational and strategic benefits of the Merger, including the level and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies");

          (d) discussed with members of RAIL's and RTEX's senior managements, RAIL's and RTEX's operations, historical financial statements and future prospects, before and after giving effect to the Merger, as well as their views of the business, operational and strategic benefits and other implications of the Merger, including the Expected Synergies, and such other matters as we deemed necessary or appropriate;

RailTex, Inc.
October 14, 1999
Page 2

          (e) compared the financial and operating performance of RAIL and RTEX with publicly available information concerning certain other companies we deemed comparable and reviewed the relevant historical stock prices and trading volumes of RAIL Common Stock, RTEX Common Stock and certain publicly traded securities of such other companies;

          (f) reviewed the financial terms of certain recent business combinations and acquisition transactions we deemed reasonably comparable to the Merger and otherwise relevant to our inquiry;

          (g) visited certain facilities of RAIL and RTEX that the management of RAIL or RTEX, respectively, indicated were representative of such company's overall facilities; and

          (h) made such other analyses and examinations as we have deemed necessary or appropriate.

     We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available, for purposes of this opinion, and have further relied upon the assurances of managements of RAIL and RTEX that they are not aware of any facts that will make such information inaccurate or misleading. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of RAIL or RTEX, nor have we conducted a physical inspection of all the properties and facilities of RAIL or RTEX. We have assumed that the financial forecast and projection information provided to or discussed with us by or on behalf of RAIL and RTEX, as well as the expected business, operational and strategic benefits of the Merger and the Expected Synergies, have been reasonably determined on bases reflecting the best currently available estimates and judgments of the managements of RAIL and RTEX as to the future financial performance of RAIL or RTEX, respectively, and the Expected Synergies. We have further assumed that, in all material respects, such forecasts, projections and Expected Synergies will be realized in the amounts and times indicated thereby. We express no view as to such Expected Synergies, forecast or projection information or the assumptions upon which they were based.

     For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct (giving effect to the materiality standards set forth in such representations and warranties), that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof.

     Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, to the holders of shares of RTEX Common Stock of the Merger Consideration to be received by such holders in the Merger and we express no opinion as to the merits of the underlying decision by RTEX to engage in the Merger. This opinion does not constitute a recommendation to any holder of shares of RTEX Common Stock as to how such holder should vote with respect to the Merger or any matter related thereto. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon

RailTex, Inc.
October 14, 1999
Page 3

circumstances or events occurring after the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range for RTEX Common Stock or RAIL Common Stock following the announcement or consummation of the Merger.

     Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to RTEX in connection with the Merger and will receive a fee for our services, including for rendering this opinion. In addition, RTEX has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, The Chase Manhattan Corporation and its affiliates, including Chase Securities Inc., in the ordinary course of business, have, from time to time, provided, and in the future may continue to provide, commercial and investment banking services to RTEX and/or RAIL and their respective affiliates, including serving as the agent bank and the lead bank under RTEX's senior credit facility. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of RAIL and RTEX and their respective affiliates for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Merger Consideration to be received by the holders of shares of RTEX Common Stock in the Merger is fair, from a financial point of view, to such holders.

     This opinion is for the use and benefit of the Board of Directors of RTEX in its evaluation of the Merger and shall not be used for any other purpose without the prior written consent of Chase Securities Inc. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or information statement filed by RTEX with the Securities and Exchange Commission in connection with the Merger.

                                          Very truly yours,

                                          CHASE SECURITIES INC.

                                                                         ANNEX D

5.11 RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN
     CORPORATE ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation (1)if special authorization of the shareholders (2)is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

          (1) The shares held by the shareholder are part of a class or series, shares of which are (3)on the record date fixed to determine the shareholders entitled to vote on the plan of merger or (4)plan of exchange:

             (a) listed on a national securities exchange;

             (b) listed on the NASDAQ Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

             (c) held of record by not less than 2,000 holders;(5)

          (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for (6)the shareholder's shares any consideration other than:

             (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series(7), shares of which are:

                (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange(8);

                (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                (iii) held of record by not less than 2,000 holders(5);

             (b) cash in lieu of fractional shares otherwise entitled to be received; or

             (c) any combination of the securities and cash distributed in Subdivisions (a) and (b) of this subsection. (Last amended by Ch. 375,
        L. '97, eff. 9-1-97.)
---------------

Ch. 375, L. '97, eff. 9-1-97, added matter in italic and deleted (1) "requiring the"; (2) "as provided by this Act"; (3) listed on a national securities exchange, or are held of record by not less than 2,000 holders,"; (4) "the",
(5) ", and"; (6) "his"; (7) "of"; and (8) ", or".

5.12 PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTION

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten
     (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the
     (1)action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty
     (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
     (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts.

The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs, shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action. (Last amended by Ch. 215,
L. '93, eff. 9-1-93.)
---------------

Ch. 215, L. '93, added matter in italic and deleted (1) "proposed".
(1) WHERE STOCKHOLDER MAY SUE FOREIGN CORPORATION. Stockholders may sue foreign corporations in his county of residence when corporation has no agent or representative in state; all stockholders later joining suit are bound by his choice. Morris v Sealing, 347 SW2d 377 (Civ App 1961).
(2) TIME OF FILING; EFFECT ON DISSENT. Dissenting shareholder to merger cannot get appraisal, when he does not file petition timely; that is so even though he mails petition to clerk of proper court on last day allowed under statute. Hochberg v Schick Investment Co, 469 SW2d 474 (Civ App 1971).

5.13 PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of (1)those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under (2)Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by (3)those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim. (Last amended by Ch. 215, L. '93, eff. 9-1-93.)
---------------

     Ch. 215, L. '93, eff. 9-1-93, added matter in italic and deleted (1)"said
Article 5.12"; (2)"Article"; and (3)"Article 5.12".

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     RailAmerica has authority under Section 145 of the Delaware General Corporation Law to indemnify its directors and officers to the extent provided for in the statute. RailAmerica's Amended and Restated Certificate of Incorporation provides for indemnification of its officers and directors to the extent permitted under the Delaware General Corporation Law.

     RailAmerica's Amended and Restated Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability
(i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. RailAmerica's Amended and Restated Certificate of Incorporation provides that RailAmerica shall indemnify its directors and officers to the fullest extent permitted by Delaware law, except against actions by RailAmerica approved by its Board of Directors, and requires the Registrant to advance expenses to such directors and officers to defend any action for which rights of indemnification are provided in the Certificate of Incorporation, and also permits the Board of Directors to grant such rights to its employees and agents.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, RailAmerica has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of RailAmerica in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, RailAmerica will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits are included as a part of this Registration
Statement:


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   2.1    Agreement and Plan of Merger, dated as of October 14, 1999, among RailAmerica, Inc., Cotton Acquisition Corp. and
          RailTex, Inc. (1)
   3.1    Amended and Restated Certificate of Incorporation of
          Registrant. (2)
   3.2    By-laws of Registrant. (2)
   4.1    1992 Stock Option Plan. (3)
   4.2    Certificate of Designation of Series A Convertible
          Redeemable Preferred Stock.(4)
   5.1    Opinion of Greenberg, Traurig, P.A.
  10.1    Noncompete Agreement, dated December 17, 1999, by and
          between Ronald A. Rittenmeyer and the Company.
  21.1    Subsidiaries of the Registrant.
  23.1    Consent of Greenberg, Traurig, P.A. (contained in exhibit
          5.1)
  23.2    Consent of PricewaterhouseCoopers, LLP (for RailAmerica).
  23.3    Consent of Arthur Andersen-Langton Clarke (for RailAmerica)
  23.4    Consent of PricewaterhouseCoopers, LLP (for RailAmerica)
  23.5    Consent of PricewaterhouseCoopers, LLP (for RailAmerica)
  23.6    Consent of Ernst and Young, LLP (for RailAmerica)
  23.7    Consent of Arthur Andersen, LLP (for RailTex).
  23.8    Consent of Credit Suisse First Boston Corporation.
  23.9    Consent of Chase Securities, Inc.
 *24.1    Power of Attorney.
  99.1    Form of Proxy Card for Special Meeting of RailAmerica
          Stockholders.
  99.2    Form of Proxy Card for Special Meeting of RailTex
          Stockholders.


---------------


*  Previously filed.


(1) Incorporated by reference to the same exhibit number filed as part of the Registrant's Form 8-K, filed with the Securities and Exchange Commission on October 14, 1999.
(2) Incorporated by reference to the same exhibit number filed as part of the Registrant's Form 10-QSB for the quarter ended September 30, 1995, filed with the Securities and Exchange Commission on November 12, 1995.
(3) Incorporated by reference to the same exhibit number filed as part of the Registrant's Registration Statement on Form S-1 (commission file number 33-49026).
(4) Incorporated by reference to the same exhibit number filed as part of the Registrant's Form 10-K for the fiscal year ended December 31, 1998, filed with the Securities and Exchange Commission on March 31, 1999.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shal be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida, as of December 29, 1999.


                                          RAILAMERICA, INC.

                                          By: /s/ GARY O. MARINO
                                            ------------------------------------
                                              Gary O. Marino
                                              Chairman, Chief Executive Officer,
                                              President
                                              and Treasurer (Duly Authorized
                                              Representative)


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on December 29, 1999.


                                          /s/ GARY O. MARINO
                                          --------------------------------------
                                          Gary O. Marino, Chairman, Chief
                                          Executive Officer, President and
                                          Treasurer

                                          *
                                          --------------------------------------
                                          Donald D. Redfearn, Executive Vice
                                          President,
                                          Secretary and Director

                                          *
                                          --------------------------------------
                                          Larry Bush, Vice President and
                                          Controller
                                          Principal Accounting Officer

                                          *
                                          --------------------------------------
                                          Richard Rampell, Director

                                          *
                                          --------------------------------------
                                          John M. Sullivan, Director

                                          *
                                          --------------------------------------
                                          Charles Swinburn, Director

                                          *
                                          --------------------------------------
                                          Douglas R. Nichols, Director


* Signed by Gary O. Marino as attorney-in-fact.